Exhibit 10.1
EXECUTION VERSION

______________________________________________________________________

ASSET-BASED REVOLVING CREDIT AGREEMENT
by and among

RXO, INC. and
CERTAIN SUBSIDIARIES OF RXO, INC.
NAMED HEREIN
as Borrowers,

THE OTHER CREDIT PARTIES SIGNATORY HERETO,
as Credit Parties,

THE LENDERS SIGNATORY HERETO
FROM TIME TO TIME,
as Lenders,
BANK OF AMERICA, N.A.,
as the Agent,
BANK OF AMERICA, N.A. and
CITIBANK N.A.,
as Joint Lead Arrangers and Joint Bookrunners

BARCLAYS BANK PLC,
WELLS FARGO BANK N.A.,
GOLDMAN SACHS BANK USA and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Senior Managing Agents
dated as of February 5, 2026

TABLE OF CONTENTS
______________________________________

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	2.19	Refinancing Facilities	103
	2.20	Protective Advances.	104
3.	Conditions Precedent		105
	3.1	Conditions to Closing Date and the Initial Loans	105
	3.2	Further Conditions to Each Loan, Each Letter of Credit Obligation	109
4.	Representations and Warranties		109
	4.1	Corporate Existence; Compliance with Law	109
	4.2	Chief Executive Offices; Collateral Locations; FEIN	110
	4.3	Corporate Power; Authorization; Enforceable Obligations; No Conflict	110
	4.4	Financial Statements	111
	4.5	Material Adverse Effect	111
	4.6	Ownership of Property; Liens	111
	4.7	Labor Matters	111
	4.8	Subsidiaries and Joint Ventures	112
	4.9	Investment Company Act	112
	4.10	Margin Regulations	112
	4.11	Taxes/Other	112
	4.12	ERISA and Canadian Pension Plans	112
	4.13	No Litigation	114
	4.14	Brokers	114
	4.15	Intellectual Property	114
	4.16	Full Disclosure	115
	4.17	Environmental Matters	115
	4.18	Insurance	116
	4.19	Deposit and Disbursement Accounts	116
	4.20	No Default	116
	4.21	Creation and Perfection	116
	4.22	Solvency	116
	4.23	Economic Sanctions and Anti-Money Laundering	116
	4.24	Economic Sanctions, FCPA, Patriot Act: Use of Proceeds	117
	4.25	[Reserved]	117
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	4.26	Status as Senior Debt	117
	4.27	FCPA, CFPOA and Related	117
	4.28	Borrowing Base Certificates	118
	4.29	Carriers; Carrier Agreements	118
	4.30	Outbound Investments	119
5.	Financial Statements and Information		119
	5.1	Financial Reports and Notices	119
	5.2	Collateral Reporting	122
6.	Affirmative Covenants		124
	6.1	Maintenance of Existence and Conduct of Business	124
	6.2	Payment of Charges and Taxes	124
	6.3	Books and Records	125
	6.4	Insurance; Damage to or Destruction of Collateral	125
	6.5	Compliance with Laws	125
	6.6	Patriot Act	125
	6.7	Intellectual Property	125
	6.8	Environmental Matters	126
	6.9	[Reserved]	126
	6.10	Further Assurances	126
	6.11	ERISA Matters	127
	6.12	New Subsidiaries	127
	6.13	[Reserved]	128
	6.14	Post-Closing Matters	128
	6.15	Use of Proceeds	128
7.	Negative Covenants		129
	7.1	Indebtedness	129
	7.2	Limitation on Restricted Payments	135
	7.3	Limitation of Restrictions Affecting Subsidiaries	139
	7.4	Sale of Capital Stock and Assets	141
	7.5	Affiliate Transactions	144
	7.6	Amendment of Certain Documents; Line of Business	147
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	7.7	Liens	147
	7.8	Mergers, Fundamental Changes, Etc	148
	7.9	OFAC and Patriot Act Use of Proceeds	149
	7.10	Change of Jurisdiction of Incorporation; Change of Fiscal Year	149
	7.11	ERISA, Canadian Pension Plans, Etc.	149
	7.12	Financial Covenants	149
	7.13	Hazardous Materials	149
	7.14	Carriers; Carrier Agreements	149
	7.15	Outbound Investments	150
8.	Term		150
	8.1	Termination	150
	8.2	Survival of Obligations Upon Termination of Financing Arrangements	150
9.	Events of Default; Rights and Remedies		151
	9.1	Events of Default	151
	9.2	Remedies	153
	9.3	Waivers by Credit Parties	154
10.	Appointment of Agent		154
	10.1	Appointment of the Agent	154
	10.2	Agents’ Reliance, Etc.	155
	10.3	Bank of America and Affiliates	156
	10.4	Lender Credit Decision	156
	10.5	Indemnification	157
	10.6	Successor Agents	157
	10.7	Setoff and Sharing of Payments	158
	10.8	Advances; Payments; Availability of Lender’s Pro Rata Share; Non-Funding Lenders; Dissemination of Information; Actions in Concert	158
	10.9	Actions in Concert	161
	10.10	Procedures	161
	10.11	Collateral Matters	162
	10.12	Additional Agents	162
	10.13	Distribution of Materials to Lenders and L/C Issuers	163
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	10.14	The Agent	164
	10.15	Intercreditor Agreement	164
	10.16	Certain ERISA Matters	165
	10.17	Erroneous Payments	166
	10.18	Appointment as Hypothecary Representative	166
11.	Assignment and Participations; Successors and Assigns		166
	11.1	Assignment and Participations	166
	11.2	Successors and Assigns	171
	11.3	Certain Prohibitions	171
12.	Miscellaneous		171
	12.1	Complete Agreement; Modification of Agreement	171
	12.2	Amendments and Waivers	171
	12.3	Fees and Expenses	175
	12.4	No Waiver	176
	12.5	Remedies	177
	12.6	Severability	177
	12.7	Conflict of Terms	177
	12.8	Confidentiality	177
	12.9	GOVERNING LAW	178
	12.10	Notices	179
	12.11	Section Titles	181
	12.12	Counterparts	181
	12.13	WAIVER OF JURY TRIAL	181
	12.14	Press Releases and Related Matters	182
	12.15	Reinstatement	182
	12.16	Advice of Counsel	182
	12.17	No Strict Construction	182
	12.18	Patriot Act Notice	182
	12.19	Currency Equivalency Generally; Change of Currency	182
	12.20	Judgment Currency	183
	12.21	Electronic Transmissions	184
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	12.22	Independence of Provisions	185
	12.23	No Third Parties Benefited	185
	12.24	Relationships between Lenders and Credit Parties	185
13.	Guaranty		186
	13.1	Guaranty	186
	13.2	Waivers by Credit Parties	187
	13.3	Benefit of Guaranty; Stay of Acceleration	187
	13.4	Subordination of Subrogation, Etc.	187
	13.5	Election of Remedies	188
	13.6	Limitation	188
	13.7	Contribution with Respect to Guaranty Obligations	189
	13.8	Liability Cumulative	189
	13.9	[Reserved].	190
	13.10	[Reserved].	190
	13.11	Release of the Borrowers and Guarantors	190
	13.12	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	190
	13.13	Acknowledgement Regarding Any Supported QFCs	191
	13.14	Secured Hedge Agreements and Bank Products	192
	13.15	Additional Borrowers	194

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INDEX OF APPENDICES

Annex A	-	Cash Management System
Annex B	-	Agent’s Wire Transfer Information
Annex C	-	Commitments
Annex D	-	L/C Issuer Fronting Sublimit Amounts
Exhibit 1.1(a)	-	Form of Supplemental Guaranty
Exhibit 1.1(b)		Form of Perfection Certificate
Exhibit 2.1(a)(i)	-	Form of Notice of Revolving Credit Advance
Exhibit 2.1(a)(ii)	-	Form of Revolving Note
Exhibit 2.1(b)(ii)	-	Form of Swing Line Note
Exhibit 2.5(e)	-	Form of Notice of Conversion/Continuation
Exhibit 3.1		Form of Solvency Certificate
Exhibit 5.2	-	Form of Borrowing Base Certificate
Exhibit 11.1(a)	-	Form of Assignment Agreement
Exhibit 13.14 (a)	-	Form of Secured Hedging Obligation Designation
Exhibit 13.14(c)	-	Form of Bank Products Obligation Designation
Schedule A-1	-	Subsidiary Guarantors
Schedule 2.1	-	Agent’s Representatives
Schedule 2.2	-	Existing Letters of Credit
Schedule 4.2	-	Chief Executive Office, Jurisdiction of Organization; Principal Place of Business; Collateral Locations; FEIN
Schedule 4.6	-	Real Property Leases
Schedule 4.7	-	Labor Matters
Schedule 4.8	-	Subsidiaries and Joint Ventures
Schedule 4.13	-	Litigation
Schedule 4.14	-	Brokers
Schedule 4.15	-	Intellectual Property
Schedule 4.17	-	Hazardous Materials
Schedule 4.19	-	Deposit Accounts
Schedule 6.14	-	Post-Closing Matters
Schedule 7.1	-	Indebtedness
Schedule 7.2	-	Investments
Schedule 7.3	-	Liens
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ASSET-BASED REVOLVING CREDIT AGREEMENT
This ASSET-BASED REVOLVING CREDIT AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, this “Agreement”), dated as of February 5, 2026, by and among RXO, INC., a Delaware corporation (the “U.S. Borrower”), RXO Capacity Solutions Inc., an Ontario corporation (“RXO Capacity Solutions”), RXO Last Mile Canada Inc., a corporation organized under the federal laws of Canada (“RXO Last Mile Canada” and, together with the U.S. Borrower and RXO Capacity Solutions, the “Borrowers” and each, a “Borrower”), the other Credit Parties (with such term and each other capitalized term used but not defined in this preamble having the meaning assigned thereto in Article 1), from time to time signatory hereto, BANK OF AMERICA, N.A. (“Bank of America”), as administrative agent for the Lenders and as collateral agent for the Secured Parties (together with any permitted successors in such capacities, the “Agent”) and the Lenders and L/C Issuers signatory hereto from time to time.
RECITALS
WHEREAS, in connection with the consummation of the Transactions, the Borrowers have requested the Lenders to extend credit as set forth herein;
WHEREAS, the Borrowers, certain financial institutions and Goldman Sachs Bank USA, as administrative agent, are party to that certain Credit Agreement, dated as of October 18, 2022, and as amended on November 2, 2023, April 11, 2024 and July 31, 2024 (as amended, restated, amended and restated, extended, supplemented, or otherwise modified prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, the Borrowers have requested that the Agent, Lenders and L/C Issuers refinance the Existing Credit Agreement with this Agreement on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Borrowers and the Guarantors have agreed to secure all of their Obligations under the Loan Documents by granting to the Agent, for the benefit of the Secured Parties, a security interest in the Collateral;
WHEREAS, the Lenders are willing to make certain loans and other extensions of credit to the U.S. Borrowers of up to such amounts upon the terms and conditions set forth herein; and
WHEREAS, all annexes, schedules, exhibits and other attachments (collectively, “Appendices”) to this Agreement are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.    DEFINITIONS, ACCOUNTING PRINCIPLES AND OTHER INTERPRETIVE MATTERS.
1.1    Definitions. For purposes of this Agreement:
“2025 Senior Notes” means the U.S. Borrower’s 7.500% senior Notes due 2027 issued on October 25, 2022 in an aggregate principal amount of $355,000,000.
“2025 Senior Notes Reserve” means a Reserve, initially established on the date ninety-one (91) days immediately prior to the date of the maturity of the 2025 Senior Notes outstanding on such date in an amount equal to the aggregate principal amount of 2025 Senior notes outstanding on such date, together with accrued and unpaid interest, fees and other amounts thereon, and continuing until the 2025 Senior Notes are redeemed in full or refinanced and/or replaced with Refinancing Indebtedness having a final maturity date later than the Latest Maturity Date.
“30 Day Excess Availability” means the quotient obtained by dividing (a) the sum of each day’s Excess Availability during the 30-consecutive day period immediately preceding a proposed transaction by (b) 30.
“ABL Fixed Charges” means, for any period, the sum of (a) any scheduled amortization payments paid or payable during such period on all Indebtedness of the U.S. Borrower and its Subsidiaries (including the principal component of all obligations in respect of all Capitalized Lease Obligations), plus (b) consolidated cash Interest Expense of the U.S. Borrower and its Subsidiaries for such period, plus (c) all dividends paid in cash on any series of Disqualified Capital Stock or Preferred Stock of the U.S. Borrower and its Restricted Subsidiaries, other than dividends payable solely in Qualified Capital Stock of the U.S. Borrower or to the U.S. Borrower or a Restricted Subsidiary of the U.S. Borrower, in each case, on a consolidated basis in accordance with GAAP plus (d) the portion of taxes based on income actually paid in cash and provisions for cash income taxes plus (e) solely to the extent testing compliance with the Restricted Conditions, all dividends paid in cash on any series of Capital Stock of the U.S. Borrower.
“ABL Priority Collateral” means all present and future right, title and interest of the Credit Parties in and to the following types of Collateral, whether now owned or hereafter acquired, existing or arising, and wherever located:
(a)    (i) Accounts (including credit card receivables) and (ii) all other rights to payment arising from services rendered or from the sale, lease, use or other disposition of inventory, whether such rights to payment constitute payment intangibles, letter-of-credit rights or any other classification of property, or are evidenced in whole or in part by instruments, chattel paper or documents;
(b)    Inventory and Documents relating to inventory;
(c)    all rights of an unpaid vendor with respect to inventory;
(d)    deposit accounts, commodity accounts, securities accounts and lockboxes, including all money and certificated securities, uncertificated securities (other than Capital Stock of Subsidiaries of the Credit Parties), securities entitlements and investment property credited thereto or deposited therein (including all cash, money, marketable securities and other funds held in or on deposit in any deposit account, commodity account or securities account) and all cash and cash equivalents, including cash and cash equivalents securing reimbursement obligations in respect of letters of credit or other Obligations;
(e)    [reserved];
(f)    proceeds of business interruption insurance and tax refunds;
(g)    instruments, guarantees, letters of credit and other credit enhancements, chattel paper and general intangibles pertaining to the other items of property included within clauses (a), (b), (c), (d), (f), (h) and (i) of this definition (other than any Capital Stock of Subsidiaries of the Credit Parties and Intellectual Property);
(h)    books and records, supporting obligations, documents, contracts and related letters of credit, letter-of-credit rights, commercial tort claims or other claims and causes of action, in each case, to the extent arising out of, related to or given in exchange or settlement of any of the foregoing;
(i)    all intercompany Accounts and claims; and
(j)    all substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income payments, claims, damages and proceeds of suit) of all or any of the foregoing.
“Account” means, with respect to a Person, any of such Person’s now owned or hereafter acquired or arising accounts receivable, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance, including any “Account” (as defined in the Code or the PPSA, as applicable).
“Account Debtor” means any Person who may become obligated to any Person on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).
“Acquired Indebtedness” means, with respect to any specified Person: (1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness will be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of such assets.
“Acquisition” means, with respect to any Person, (a) the acquisition by such Person of the Capital Stock of any other Person resulting in such other Person becoming a Subsidiary of such Person, (b) the acquisition by such Person of all or substantially all of the assets of any other Person or of a division or business line of such Person, or (c) any merger, amalgamation or consolidation of such Person or a Subsidiary of such Person with any other Person so long as the surviving or continuing entity of such merger, amalgamation or consolidation is such Person or a Subsidiary of such Person.
“Activation Event” and “Activation Notice” have the meanings specified in Annex A.
“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any Refinancing Commitment in accordance with Section 2.19 pursuant to a Refinancing Amendment in accordance with Section 2.19; provided that each Additional Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Agent (such approval not to be unreasonably withheld or delayed), each L/C Issuer and the Swing Line Lender, in each case to the extent any such consent would be required from such Person under Section 11.1(a)(iv) for an assignment of Commitments to such Additional Lender.
“Additional Refinancing Amount” means, in connection with the Incurrence of any Refinancing Indebtedness, the aggregate principal amount of additional Indebtedness, Disqualified Capital Stock or Preferred Stock Incurred to pay accrued and unpaid interest, premiums (including tender premiums), expenses, defeasance costs and fees in respect thereof.
“Advance” means any Revolving Credit Advance or Swing Line Advance, as the context may require.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected L/C Issuer” has the meaning specified in Section 2.2.
“Affected Lender” has the meaning specified in Section 2.14(d).
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For greater certainty, any reference to an Affiliate of the Agent, a Lender or any other Secured Party shall include a domestic or foreign branch of such Person. Notwithstanding the foregoing, with reference to a Credit Party, the term “Affiliate” shall specifically exclude the Agent, each Lender, each L/C Issuer, each Lead Arranger and each Senior Managing Agent.
“Affiliate Transaction” has the meaning specified in Section 7.5(a).
“Agent” has the meaning specified in the preamble to this Agreement.
“Aggregate Revolving Credit Exposure” means, at any time, the aggregate amount of Loans (including Overadvances and Protective Advances) and Letter of Credit Obligations at such time.
“Agreement” has the meaning specified in the preamble to this Agreement.

“Allocable Amount” has the meaning specified in Section 13.7(b).
“Alternative Currency” means each currency (other than Dollars) that is approved by the applicable L/C Issuer in accordance with Section 1.4.
“Appendices” has the meaning specified in the recitals to this Agreement.
“Applicable Commitment Fee Percentage” means, for any day, 0.25% per annum.
“Applicable Intercreditor Agreement” means a customary intercreditor agreement in form and substance reasonably acceptable to the U.S. Borrower and the Agent between the Agent and one or more holders of Indebtedness other than the Obligations (and acknowledged by the Credit Parties), which (x) if such other Indebtedness is secured by Term Priority Collateral, may provide that any Liens on Term Priority Collateral securing such other Indebtedness rank senior, pari passu or junior to the Liens on Term Priority Collateral securing the Obligations and (y) if such other Indebtedness is secured by ABL Priority Collateral, shall provide that any Liens on the ABL Priority Collateral securing such other Indebtedness rank junior to the Liens on the ABL Priority Collateral securing the Obligations.
“Applicable Margin” means for any day with respect to any Term SOFR Loan or any Base Rate Loan, the applicable margin per annum set forth below under the caption “Term Rate Margin” or “Base Rate Margin,” as the case may be, based upon the Quarterly Average Excess Availability Percentage as of the last day of the most recently ended Fiscal Quarter:

Quarterly Average Excess Availability Percentage	Term Rate Margin (for Term SOFR Loans)	Base Rate Margin (for Base Rate Loans and Canadian Prime Rate Loans)
Category 1 > 66%	1.25%	0.25%
Category 2 > 33%	1.375%	0.375%
Category 3 < 33%	1.50%	0.50%

(i) the Applicable Margin shall be calculated and established once each Fiscal Quarter, as of the last day of each such Fiscal Quarter and shall remain in effect until adjusted thereafter after the end of each such Fiscal Quarter, (ii) the Applicable Margin from the Closing Date through and including the last day of the first full Fiscal Quarter to end following the Closing Date shall be the applicable percentage set forth in Category 1 above and shall be adjusted in accordance with the provisions hereof, (iii) thereafter, each adjustment of the Applicable Margin shall be effective as of the first day of a Fiscal Quarter based on the Quarterly Average Excess Availability Percentage for the immediately preceding Fiscal Quarter, (iv) in the event that the U.S. Borrower fails to provide any Borrowing Base Certificate required hereunder with respect thereto for any period on the date required hereunder, effective as of the date on which such Borrowing Base Certificate was otherwise required, the Applicable Margin shall be deemed to be Category 3 above for all purpose until the date on which such required Borrowing Base Certificate is provided and (v) at any time after the occurrence and during the continuance of an Event of Default, upon notice from the Agent to the U.S. Borrower, the Applicable Margin shall be deemed to be Category 3 above.
Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Borrowing Base Certificate delivered is inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any applicable period than the Applicable Margin applied for such applicable period, then (i) the U.S. Borrower shall as promptly as possible deliver to the Agent a corrected Borrowing Base Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined based on the corrected Borrowing Base Certificate for such Applicable Period, and (iii) the U.S. Borrower shall as promptly as possible pay to the Agent (for the account of the Lenders during the applicable period or their successors and assigns) the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This paragraph shall not limit the rights of the Agent or the Lenders with respect to Article 9 hereof and shall survive the termination of this Agreement.
“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in revolving commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than a natural Person) or any Affiliate of any Person (other than a natural Person) that administers or manages such Lender.
“Assignment Agreement” has the meaning specified in Section 11.1(a)(i).
“Average Excess Availability Percentage” means, as of any date of determination with respect to any period, an amount equal to the sum of the actual amount of Excess Availability on each day during such period expressed as a percentage of the Line Cap for such day, divided by the number of days in such period.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” has the meaning specified in the preamble to this Agreement.
“Bank Product Document” means any agreement or instrument providing for Bank Products.
“Bank Products” means any one or more of the following types of services or facilities extended to the Credit Parties by a Person who at the time such services or facilities were extended was a Lender or the Agent (or any Affiliate or branch of a Lender or the Agent): (a) any treasury or other cash management services, including (i) deposit account, (ii) automated clearing house (ACH) origination and other funds transfer, (iii) depository (including cash vault and check deposit), (iv) zero balance accounts and sweep, and other ACH Transactions, (v) return items processing, (vi) controlled disbursement, (vii) positive pay, (viii) lockbox, (ix) account reconciliation and information reporting, (x) payables outsourcing, (xi) payroll processing, and (xii) daylight overdraft facilities and (b) card services, including (i) credit card (including purchasing card and commercial card), (ii) prepaid card, including payroll, stored value and gift cards, (iii) merchant services processing, and (iv) debit card services.
“Bank Products Obligations” means any debts, liabilities and obligations as existing from time to time of any Credit Party arising from or in connection with any Bank Products under any Bank Product Document. Subject to Section 2.9, the Mexican Bilateral Facility Bank Product Obligations shall be treated as “Bank Products Obligations” hereunder.
“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.15, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Loan or portion thereof bearing interest by reference to the Base Rate.
“Base Rate Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Base Rate, applicable to the Revolving Credit Advances, as determined in accordance with to the definition of Applicable Margin.
“Beneficial Ownership Regulation” means 31 C.F.R § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the IRC or

(c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the IRC) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” has the meaning specified in Section 13.13(b).
“Billed A/R Availability” means the sum of Eligible Accounts included in clauses (a) and (b) of the Borrowing Base.
“Blocked Accounts” has the meaning specified in Annex A.
“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person or any direct or indirect parent of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Borrower Materials” has the meaning specified in Section 10.13(a).
“Borrower Workspace” has the meaning specified in Section 10.13(a).
“Borrowers” means the U.S. Borrower and each Canadian Borrower; it being understood that any Person shall cease to be a Borrower if released in accordance with Section 13.11 hereof and any Person shall become a Borrower if joined as such in accordance with Section 13.15 hereof.
“Borrowing Base” means, as of any date of determination, from time to time, an amount equal to the sum at such time of:
(a)    the product of (i) 90% multiplied by (ii) the Credit Parties’ Eligible Investment Grade Accounts (other than Eligible Unbilled Accounts); plus
(b)    the product of (i) 85% multiplied by (ii) the Credit Parties’ Eligible Accounts (other than Eligible Investment Grade Accounts, Eligible Unbilled Accounts); plus
(c)    the product of (i) 80% multiplied by (ii) the Credit Parties’ Eligible Unbilled Accounts (other than Eligible Investment Grade Accounts); plus
(d)    100% of Qualified Cash of the Credit Parties; minus
(e)    the Dilution Reserve, the Canadian Priority Payable Reserves, the Discretionary FILO Dilution Reserve, if applicable, the 2025 Senior Notes Reserve, if applicable, the Specified Debt Reserve, if applicable and such other Reserves established by the Agent in its Permitted Discretion in conformity with Section 2.18;
provided that (i) a maximum of 20% of the Borrowing Base shall be attributable to the Credit Parties’ Eligible Unbilled Accounts and (ii) a maximum of 10% of the Line Cap shall be attributable to the Credit Parties’ Qualified Cash; provided, further, that, in the event that the

Borrowing Base exceeds the aggregate Commitments, the portion of the Borrowing Base attributable to the Credit Parties’ Qualified Cash shall not exceed an amount equal to 10% of the aggregate Commitments as of such determination date.
The Borrowing Base shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 5.2. Notwithstanding anything to the contrary contained herein, determinations as to Reserves, adjustments and similar matters related to the Borrowing Base shall be made by the Agent in its Permitted Discretion in accordance with Section 2.18.
“Borrowing Base Certificate” means a certificate to be executed and delivered from time to time by the U.S. Borrower substantially in the form attached to this Agreement as Exhibit 5.2, as such form, subject to the terms hereof, may from time to time be modified as agreed by the U.S. Borrower and the Agent.
“Borrowing Base Collateral” has the meaning specified in Section 2.18.
“Brokered Customer Contract” means any contract pursuant to which any Person arranges for transportation, shipment or the physical movement of property of any customer of such Person.
“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or Toronto, Ontario.
“Business Plan” means the U.S. Borrower’s and its Subsidiaries’ forecasted consolidated: (a) balance sheets; (b) income statements; and (c) cash flow statements, in a format consistent with the historical Financial Statements of the U.S. Borrower and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.
“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” means, collectively, the Criminal Code, R.S.C. 1985, c. C-46, the Proceeds of Crime Act and the United Nations Act, R.S.C. 1985, c. U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al Qaida and Taliban Regulations promulgated under the United Nations Act.
“Canadian Blocked Person” means a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any Canadian Economic Sanctions and Export Control Laws.
“Canadian Borrowers” means RXO Capacity Solutions and RXO Last Mile Canada.
“Canadian Credit Parties” means each Canadian Borrower and each Canadian Guarantor.
“Canadian Defined Benefit Plan” means a Canadian Pension Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Tax Act.
“Canadian Dollars” or “C$” refers to the lawful money of Canada.
“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the CFPOA, the Special Economic Measures Act (Canada), the United

Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.
“Canadian Guarantor” means each Guarantor that is incorporated or otherwise organized under the laws of Canada or any province or territory thereof.
“Canadian Pension Event” means (a) the whole or partial withdrawal of a Credit Party from a Canadian Pension Plan during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan; (d) any statutory deemed trust or Lien, other than a Permitted Lien, arises in connection with a Canadian Pension Plan; or (e) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of a trustee to administer, any Canadian Pension Plan.
“Canadian Pension Plan” means a pension plan that is covered by the applicable pension standards laws of any jurisdiction in Canada including the Pension Benefits Act (Ontario) and the Tax Act and that is maintained or sponsored by a Credit Party for employees or former employees in Canada.
“Canadian Person” means any Person that is incorporated, organized or formed under the laws of Canada or any province or territory thereof.
“Canadian Prime Rate” means, on any day, the annual rate of interest equal to the greater of (i) the annual rate of interest announced by the Agent (acting through its Canada branch) in effect as its prime rate on such day for determining interest rates on Canadian Dollar denominated commercial loans in Canada and commonly known as “prime rate” (which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate) and (ii) the annual rate of interest equal to the sum of (A) Term CORRA for a one-month term and (B) 1.00%, with any such rate to be adjusted automatically, without notice, as of the opening of business on the effective date of any change in such rate; provided that in no event shall the Canadian Prime Rate be less than zero.
“Canadian Priority Payable Reserves” means reserves that the Agent deems necessary or appropriate in its Permitted Discretion for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Agent’s Liens and/or for amounts which may represent costs relating to the enforcement of the Agent’s Liens including, without limitation, (a) any amounts deemed to be held in trust, or held in trust, pursuant to applicable law, (b) any amounts due or which may become due and not paid for wages, salaries, commission or compensation, including vacation pay (including, amounts protected by section 81.3 of the Bankruptcy and Insolvency Act (Canada) and amounts provided for under the Wage Earners Protection Program Act (Canada)), (c) amounts due and not paid under any legislation relating to workers’ compensation, employment insurance, employee source deductions, employee income tax, sales tax, goods and services tax, value added tax, harmonized sales tax or similar taxes and all contributions under the Canada Pension Plan or the Quebec Pension Plan, all amounts deducted or withheld and not paid and remitted when due under the Tax Act, amounts currently or past due and not paid for realty, municipal or similar taxes, (d) the aggregate amount of any liabilities of any Credit Party (i) in respect of unpaid or unremitted pension plan contributions, normal cost contributions or special payments under any Canadian Pension Plans (except for contribution amounts not yet due), and (ii) representing any unfunded liability, solvency deficiency or wind-up deficiency (hypothetical or otherwise) with respect to a Canadian Defined Benefit Plan, and (e) similar statutory or other claims, that in each case referred to in clauses (a) through (e) above are secured by Liens, choate or inchoate, ranking or capable of ranking in priority senior to or pari passu with the Agent’s Liens.
“Canadian Security Agreement” means that certain Canadian Security Agreement, dated as of the Closing Date, made by the Credit Parties party thereto in favor of the Agent, on behalf of the Agent and the Lenders, as amended, restated, supplemented or otherwise modified from time to time.
“Canadian Subsidiary” means a Restricted Subsidiary that is organized under the laws of Canada or any territory or province thereof.
“Canadian Swing Line Lender” means Bank of America, N.A. – Canada Branch.
“Capital Expenditures” means, for any period, the additions to property, plant and equipment, capitalized investment and development costs, and other capital expenditures (including capitalized software) of the U.S. Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the U.S. Borrower for such period prepared in accordance with GAAP.
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP, as in effect on December 31, 2018; provided that, for the avoidance of doubt, obligations of the U.S. Borrower or the Restricted Subsidiaries, or of a special purpose or other entity not consolidated with the U.S. Borrower and the Restricted Subsidiaries that (a) initially were not included on the consolidated balance sheet of the U.S. Borrower as capital lease obligations and were subsequently characterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the U.S. Borrower and the Restricted Subsidiaries were required to be characterized as capital lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on December 31, 2018 had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock or shares;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Carrier” means any Person that provides (or is contemplating providing), pursuant to a contract, agreement or other instrument or arrangement (each, a “Carrier Agreement”), transportation, shipping and/or any related service to any other Person in respect of any Brokered Customer Contract.
“Carrier Agreement” has the meaning specified in the definition of “Carrier”.
“Cash Collateral” has the meaning specified in Section 2.2(c)(i).
“Cash Collateral Account” has the meaning specified in Section 2.2(c)(i).
“Cash Dominion Period” means the date from and after a Cash Dominion Triggering Event and continuing at all times thereafter for a period of 30 consecutive days during which no Cash Dominion Triggering Event exists.
“Cash Dominion Triggering Event” means (a) an Event of Default has occurred and is continuing or (b) Specified Availability is less than the greater of (x) 10.0% of the Line Cap and (y) $45,000,000 for 5 consecutive Business Days.
“Cash Equivalents” means:
(1)    Dollars, Pounds Sterling, Euros, Canadian Dollars, Singapore Dollars, the national currency of any member state in the European Union or such other local currencies held by the U.S. Borrower or a Restricted Subsidiary from time to time in the ordinary course of business;
(2)    securities issued or directly and fully guaranteed or insured by the U.S. government, Canada, Switzerland or any country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;
(3)    certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250.0 million and whose long-term debt is rated at least “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);
(4)    repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)    commercial paper issued by a corporation (other than an Affiliate of the U.S. Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;
(6)    readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having at least a rating of Aa3 from Moody’s or a rating of AA- from S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;
(7)    Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;
(8)    investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and
(9)    instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.
“Cash Management Systems” has the meaning specified in Section 2.6.
“CERCLA” has the meaning specified in the definition of “Environmental Laws”.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the IRC excluding, in all cases, any Canadian Subsidiary.
“CFPOA” means the Corruption of Foreign Public Officials Act (Canada).
“Change of Control” means (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50%, or more, of the Capital Stock of the U.S. Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of the U.S. Borrower, (b) the U.S. Borrower ceases to own, directly or indirectly, 100% of the Capital Stock of each of the Canadian Borrowers or (c) a majority of the members of the Board of Directors of the U.S. Borrower do not constitute Continuing Directors.
“Charges” means all federal, state, provincial, territorial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, claims or encumbrances owed by any Credit Party and upon or relating to (a) the Obligations, (b) the Collateral, (c) the employees, payroll, income, capital or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.
“Chattel Paper” means any “chattel paper,” as such term is defined in the Code or the PPSA, as applicable, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.
“Closing Date” means February 5, 2026.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, the Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in another State other than the State of New York, the term “Code” means the Uniform Commercial Code in such other State.
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by the a Borrower or any Guarantor in or upon which a Lien is granted by such Person in favor of the Agent under any of the Collateral Documents other than Excluded Property.
“Collateral Access Agreement” means an agreement in writing, in form and substance reasonably satisfactory to the Agent, from any lessor of premises to any Credit Party or any Person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located.
“Collateral Documents” means the Security Agreement, the Canadian Security Agreement, the Intellectual Property Security Agreements, any Control Agreement and all similar agreements entered into guarantying payment of, or granting a Lien upon property as security for payment of, the Obligations under this Agreement and the Secured Hedge Agreements.
“Collection Account” means that certain account of the Agent specified on Annex B hereto, or such other account as may be specified in writing by the Agent as the “Collection Account.”
“Commitment” means with respect to each Lender, its Commitment, and, with respect to all Lenders, the aggregate amount of their Commitments, in each case, as such Dollar amounts are set forth on Annex C or in the most recent Assignment Agreement executed by such Lender as the same may be increased from time to time pursuant to Section 2.16. The aggregate Commitment on the Closing Date is $450,000,000.
“Commitment Fee” has the meaning specified in Section 2.7(b).
“Commitment Termination Date” means the Stated Termination Date.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” has the meaning specified in Section 5.1(b).
“Concentration Account” and “Concentration Accounts” have the meanings specified in Annex A.
“Concentration Account Bank” and “Concentration Accounts Banks” have the meanings specified in Annex A.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of intangible assets and deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated EBITDA” means, as of any date of determination, the EBITDA of the U.S. Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available, on a consolidated basis, calculated on a pro forma basis consistent with the calculations made under the definition of Consolidated Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio or Pro Forma Compliance, as applicable.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:
(1)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Hedging Obligations, amortization of deferred financing fees and original issue discount, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives (in each case permitted hereunder) under GAAP); plus
(2)    consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus
(3)    commissions, discounts, yield and other fees and charges Incurred in connection with any permitted securitization or receivables financing which are payable to Persons other than the U.S. Borrower and the Restricted Subsidiaries; minus
(4)    interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the U.S. Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:
(1)    any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges shall be excluded;
(2)    any severance expenses, relocation expenses, restructuring expenses, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses, commissions or charges related to any issuance, redemption, repurchase, retirement or acquisition of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses or charges related to the Transactions, shall be excluded;
(3)    effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries and including, without limitation, the effects of adjustments to (A) Capitalized Lease Obligations or (B) any other deferrals of income) in amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;
(4)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;
(5)    any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations or fixed assets and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded; provided that notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, such Person shall not exclude any such net after-tax income or loss or any such net after-tax gains or losses attributable thereto until such sale, transfer or other disposition has been consummated;
(6)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the U.S. Borrower) shall be excluded;
(7)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;
(8)    (a) the Net Income for such period of any Person that is not a Subsidiary of such Person or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period and (b) the Net Income for such period shall include any dividend, distribution or other payment in cash (or to the extent converted into cash) received by the referent Person or a Subsidiary thereof from any Person in excess of, but without duplication of, the amounts included in subclause (a);
(9)    [reserved];
(10)    an amount equal to the amount of Tax Distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with Section 7.2(b)(xi) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;
(11)    any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP shall be excluded;
(12)    any non-cash expense realized or resulting from management equity plans, stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;
(13)    any (a) non-cash compensation charges, (b) costs and expenses related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of such Person or any Restricted Subsidiary, shall be excluded;
(14)    accruals and reserves that are established or adjusted within 12 months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded;
(15)    non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded;
(16)    any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded;

(17)    (a) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (b) amounts in respect of which such Person has determined that there exists reasonable evidence that such amounts will in fact be reimbursed by insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount, to the extent included in Net Income in a future period); and
(18)    non-cash charges for deferred tax asset valuation allowances shall be excluded.
“Consolidated Non-Cash Charges” means, with respect to any Person for any period, the non-cash expenses (other than Consolidated Depreciation and Amortization Expense) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.
“Consolidated Secured Net Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred.
“Consolidated Taxes” means, with respect to any Person for any period, the provision for taxes based on income, profits or capital, including, without limitation, federal, state, provincial, territorial, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) and any Tax Distributions taken into account in calculating Consolidated Net Income.
“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate principal amount of all outstanding Indebtedness of the U.S. Borrower and the Restricted Subsidiaries (excluding any undrawn letters of credit but including Capitalized Lease Obligations) consisting of bankers’ acceptances and

Indebtedness for borrowed money, plus (2) the aggregate amount of all outstanding Disqualified Capital Stock of the U.S. Borrower and the Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries, with the amount of such Disqualified Capital Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, in each case determined on a consolidated basis in accordance with GAAP.
“Consolidated Total Net Leverage Ratio” means, with respect to any Person, at any date, the ratio of (i) Consolidated Total Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) less the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of such Person and its Restricted Subsidiaries and held by such Person and its Restricted Subsidiaries as of such date of determination to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:
(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(2)    to advance or supply funds:
(a)    for the purchase or payment of any such primary obligation; or
(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Continuing Director” means (a) any member of the Board of Directors who was a director of the U.S. Borrower on the Closing Date and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors.
“Contractual Obligations” means, with respect to any Person, any security issued by such Person or any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.
“Controlled Affiliates” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, has Majority Control of or is Majority Controlled by or is under common Majority Control with the Person specified.
“Control Agreement” has the meaning specified in Annex A.
“Copyrights” has the meaning specified in the Security Agreement or the Canadian Security Agreement, as applicable.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada.
“Covenant Trigger Period” means the period (a) commencing on the date that (i) an Event of Default occurs or (ii) Specified Availability is less than the greater of (x) 10% of the Line Cap and (y) $45,000,000 and (b) continuing until there has been a period of 30 consecutive days thereafter during which at all times (i) no Event of Default exists and (ii) Specified Availability shall have been not less than the greater of (x) 10% of the Line Cap and (y) $45,000,000.
“Covered Entity” has the meaning specified in Section 13.13(b).
“Covered Party” has the meaning specified in Section 13.13(a).
“Credit Parties” means, collectively, each Borrower and each Guarantor.
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.
“Default Rate” has the meaning specified in Section 2.5(d).
“Default Right” has the meaning specified in Section 13.13(b).
“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Credit Party.
“Designated Non-cash Consideration” means the Fair Market Value (as determined in good faith by the U.S. Borrower) of non-cash consideration received by the U.S. Borrower or a Restricted Subsidiary in connection with a Disposition that is so designated as Designated Non-cash Consideration, setting forth such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
“Designated Preferred Stock” means Preferred Stock of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower (other than Disqualified Capital Stock), that is issued for cash (other than to the U.S. Borrower or any of its Subsidiaries or an employee stock ownership plan or trust established by the U.S. Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.
“Dilution” means, without duplication, with respect to any period, a percentage based upon the experience of the immediately prior twelve (12) month period that is the result of dividing the aggregate dollar amount of (a) all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce the Credit Parties’ Accounts in a manner consistent with current and historical accounting practices of the Credit Parties, by (b) the Credit Parties’ total gross sales during such period.
“Dilution Reserve” means, as of any date of determination, with respect to the Initial Revolving Facility Loans and/or Incremental Facility Revolving Loans, a reserve established by the Agent in an amount equal to the result of (a) in the case of Eligible Accounts (other than Eligible Investment Grade Accounts), (i) the percentage by which Dilution is greater than 5%, times (ii) the amount of Eligible Accounts as set forth on the most recent Borrowing Base Certificate received by the Agent or (b) in the case of Eligible Investment Grade Accounts, (i) the percentage by which Dilution is greater than 2.5%, times (ii) the amount of Eligible Investment Grade Accounts as set forth on the most recent Borrowing Base Certificate received by the Agent. If the Dilution does not exceed 5% (or, in the case of Eligible Investment Grade Accounts, 2.5%), the Dilution Reserve shall be zero dollars ($0).
“Disbursement Account” and “Disbursement Accounts” have the meanings specified in Annex A.
“Discretionary FILO Dilution Reserve” means, as of any date of determination, with respect to Permitted Incremental FILO Loans, a reserve which may be established in the discretion of the Agent in an amount equal to the result of (a) in the case of Eligible Accounts (other than Eligible Investment Grade Accounts), (i) the percentage by which Dilution is greater than 2.5%, times (ii) the amount of Eligible Accounts as set forth on the most recent Borrowing Base Certificate received by the Agent or (b) in the case of Eligible Investment Grade Accounts, (i) the percentage by which Dilution is greater than 0%, times (ii) the amount of Eligible Investment Grade Accounts as set forth on the most recent Borrowing Base Certificate received by the Agent. In the case of Eligible Accounts (other than Eligible Investment Grade Accounts), if the Dilution does not exceed 2.5%, the Discretionary FILO Dilution Reserve shall be zero dollars ($0).
“Disposition” means with respect to any property, any sale, lease, license, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (including by means of a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law). The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:
(1)    matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),
(2)    is convertible or exchangeable for Indebtedness or Disqualified Capital Stock of such Person or any of its Restricted Subsidiaries, or
(3)    is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale), in each case prior to 91 days after the Latest Maturity Date; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Capital

Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the U.S. Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Capital Stock shall not be deemed to be Disqualified Capital Stock.
“Disqualified Institution” means (i) any Person identified by name in writing to the Agent as a Disqualified Institution on or prior to the Closing Date and (ii) a competitor of the U.S. Borrower or its Subsidiaries identified by name in writing to the Agent as Disqualified Institutions prior to the Closing Date and any other Person identified by name in writing to the Agent after the Closing Date to the extent such Person becomes a direct competitor of the U.S. Borrower or its Subsidiaries, which designations shall be promptly provided by the Agent to the Lenders and shall become effective two days after delivery of each such written supplement to the Agent, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans; provided that a “competitor” shall not include any bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial revolving loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with such competitor, and for which no personnel involved with the investment of such competitor thereof, as applicable, (i) makes any investment decisions or (ii) has access to any information (other than information publicly available) relating to the Credit Parties or any entity that forms a part of the Credit Parties’ business (including their Subsidiaries).
“Documents” means all “documents,” as such term is defined in the Code, and all “documents of title,” as such term is defined in the PPSA, in each case now owned or hereafter acquired by any Credit Party, wherever located.
“Dodd-Frank Act” has the meaning specified in Section 2.14(e).
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in Canadian Dollars or any Alternative Currency, the equivalent in Dollars of such amount as determined by the Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Canadian Dollars or such Alternative Currency, as applicable. In making any determination of the Dollar Equivalent, the Agent shall use the relevant Spot Rate in effect on the date on which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement. As appropriate, amounts specified herein as amounts in Dollars shall be or include any relevant Dollar Equivalent amount. The Agent shall provide written notice to the U.S. Borrower of the Spot Rate on each Revaluation Date (it being understood that the Agent may provide such written notice to the U.S. Borrower by email).
“Dollars” or “$” means the lawful currency of the United States.
“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.
“Early Termination Date” has the meaning specified in the definition of “Commitment Termination Date.”

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:
(1)    Consolidated Taxes; plus
(2)    Fixed Charges and costs of surety bonds in connection with financing activities; plus
(3)    Consolidated Depreciation and Amortization Expense; plus
(4)    Consolidated Non-Cash Charges; plus
(5)    any expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Transactions (ii) any amendment or other modification of any Indebtedness and (iii) commissions, discounts, yield and other fees and charges (including any interest expense) related to any permitted securitization or receivables financing; plus
(6)    business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of facility closures, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); provided, that the aggregate amount added to EBITDA pursuant to this clause (6) shall not exceed 15% of EBITDA for such period (determined after giving effect to such adjustments); and
less, without duplication, to the extent the same increased Consolidated Net Income,
(7)    non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“E-Fax” means any system used to receive or transmit faxes electronically.
“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service acceptable to the Agent.
“Eligible Accounts” means Accounts created by any Credit Party other than any Account:
(a)    with respect to which the applicable Credit Party does not have good and valid title to such Account;
(b)    that is not a valid, legally enforceable obligation of an Account Debtor payable (i) in Dollars or (ii) in Canadian Dollars, in each case, in the ordinary course of business of such Credit Party;
(c)    which is not subject to a first priority perfected security interest in favor of the Agent;
(d)    which is subject to any Lien other than (i) a Lien in favor of the Agent and (ii) a Permitted Lien which does not have priority over the Lien in favor of the Agent;
(e)    for which the Account Debtor has failed to pay within 90 days after the date of the original invoice therefor; provided that notwithstanding the foregoing, in an amount of up to 5.0% of Billed A/R Availability, Accounts with customers having extended terms shall not be deemed ineligible pursuant to this clause (e) so long as such accounts are not unpaid more than 150 days after the date of the original invoice therefor or more than 60 days past due;
(f)    with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor; provided that Accounts which satisfy all of the other criteria described in this definition and would be deemed ineligible solely because of the failure to comply with this clause (f) shall nevertheless be eligible if (i) the Account Debtor has not been billed but the goods giving rise to such Account have been shipped and/or the services have been completed, and (ii) the Accounts have been unbilled from the date of shipment or performance, as applicable, for not more than thirty (30) days;
(g)    which is unpaid more than sixty (60) days after the original due date therefor;
(h)    which is owing by an Account Debtor for which fifty percent (50%) or more of the dollar amount of all accounts owing from such Account Debtor and its Controlled Affiliates are ineligible pursuant to clauses (e) or (g) above;
(i)    which is owing by an Account Debtor but only to the extent of the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Credit Parties in excess of fifteen percent (15%) of the aggregate amount of Eligible Accounts;
(j)    with respect to which any applicable covenant, representation or warranty contained in this Agreement or in any other Loan Document (including documentation with respect to applicable foreign jurisdictions) has been breached or is not true, in each case, in any material respect;

(k)    which (i) does not arise from the sale of goods in the ordinary course of the Credit Parties’ business or from the performance of services in the ordinary course of the Credit Parties’ business, (ii) is not (subject to clause (f)(ii) above) evidenced by an invoice issued by a Credit Party which has been sent to the Account Debtor, (iii) represents progress billing or a billing that is contingent upon any Credit Party’s completion of any further performance, (iv) represents a sale on a bill-and-hold, guarantied sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis, (v) relates to payments of interest, (vi) relates to restricted proceeds of Inventory which are subject to a title retention arrangement, (vii) relates to tooling or other similar activities or (viii) represents credit card sales;
(l)    was invoiced more than once (including chargebacks, debit memos, credits and rebills) other than payment reminders and multiple invoices with respect to Accounts in which partial or multiple shipments are made on such Account, in each case, sent in the ordinary course of business;
(m)    with respect to which any check or other instrument of payment has been returned uncollected for any reason (other than bank error);
(n)    which is owed by an Account Debtor which, to the actual knowledge of a Credit Party, has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, receiver and manager, custodian, trustee, monitor, liquidator or similar person of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, interim receiver, receiver and manager, custodian, monitor, liquidator or similar person of its assets, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, insolvent, winding up, or voluntary or involuntary case under any Insolvency Laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under any Insolvency Laws and reasonably acceptable to the Agent), (iv) has admitted in writing its inability, or is generally unable, to pay its debts as they become due, (v) become insolvent, or (vi) ceased operation (or has announced plans to cease operation) of its business;
(o)    which is owed by any Account Debtor which, to the actual knowledge of a Credit Party, has sold all or substantially all of its assets, other than the discontinuance or sale of a line of business or brand by such Account Debtor;
(p)    which is owed by an Account Debtor which, (x) does not maintain a material place of business in the United States or Canada (y) is not organized under applicable law of (i) the United States or any state of the United States or (ii) Canada or any province or territory thereof;
(q)    which constitutes an MT Account;
(r)    which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States or Canada unless such Account is backed by a Letter of Credit reasonably acceptable to the

Agent which is in the possession of the Agent, (ii) the government of the United States, or any department, agency, public corporation or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Agent in such Account have been complied with to the Agent’s reasonable satisfaction or (iii) Canada or any province or territory of Canada or any department, agency or instrumentality thereof (exclusive, however, of Accounts with respect to which the applicable Canadian Credit Party has complied, to the reasonable satisfaction of the Agent, with Part VII of the Financial Administration Act (Canada) or other similar applicable law in Canada restricting the assignment thereof or the granting of a Lien thereon);
(s)    which is owed by any Controlled Affiliate, employee, officer, director or agent of any Credit Party;
(t)    which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Credit Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof, in each case, unless a no-set-off letter in form and substance reasonably acceptable to the Agent has been provided by the Account Debtor with respect to any claims, rights, setoff or dispute;
(u)    which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute (it being understood and agreed that this clause (u) shall apply to Accounts subject to deduction by Account Debtors on account of payables owing from the U.S. Borrower or any of its Subsidiaries to a third-party logistics provider or other service provider);
(v)    which is evidenced by any promissory note, chattel paper, or instrument;
(w)    with respect to which such Credit Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Credit Party created a new receivable for the unpaid portion of such Account with a later due date than the original receivable;
(x)    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state, provincial, territorial, foreign, municipal or local, including, without limitation, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Federal Reserve Board;
(y)    which was created on cash on delivery terms; or
(z)    which is owed by an Account Debtor who is subject to any of the sanctions referred to in Sections 4.23 and 4.24.
There shall be excluded from each Account any portion of such Account representing sales tax, excise tax, goods and services tax, harmonized tax or any other Taxes or collections on behalf of any Governmental Authority which such Credit Party is obligated to distribute or remit to such Governmental Authority.
Subject to Section 12.2(b), the Agent shall establish a Dilution Reserve and the Agent shall have the right to establish, modify or eliminate (i) such other Reserves against Eligible Accounts and (ii) with respect to Permitted Incremental FILO Loans, a Discretionary FILO Dilution Reserve, in each case, from time to time in its Permitted Discretion in conformity with Section 2.18. Any Accounts which are not Eligible Accounts shall nevertheless be part of the ABL Priority Collateral.
In the event that an Account, which was previously an Eligible Account, ceases to be an Eligible Account hereunder, the U.S. Borrower shall exclude such Account from Eligible Accounts on, and at the time of submission to the Agent of, the next Borrowing Base Certificate. In determining the amount of the Eligible Account, the face amount of an Account shall be reduced by, without duplication and to the extent such reduction is not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including, any amount that any Credit Party is obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)), and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by any Credit Party to reduce the amount of such Account.
“Eligible Assignee” means (a) a Lender, (b) a commercial bank, insurance company, finance company, financial institution, any fund that invests in revolving loans, (c) any Affiliate of a Lender, or (d) an Approved Fund of a Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), (ii) any Disqualified Institution (provided, that upon the occurrence and during the continuance of an Event of Default, no Person shall be excluded from the definition of “Eligible Assignee” solely by virtue of being a Disqualified Institution) or (iii) the U.S. Borrower, any Subsidiary or any Affiliate thereof.
“Eligible Billed Accounts” means Eligible Accounts other than Eligible Unbilled Accounts.
“Eligible Investment Grade Accounts” means an Account that satisfies each of the criteria described in the definition of Eligible Account; provided, that the applicable Account Debtor with respect to such Account maintains an Investment Grade Rating.
“Eligible Unbilled Accounts” means Accounts of the type set forth in the proviso to clause (f) of the definition of Eligible Accounts.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Laws” means all applicable federal, state, provincial, territorial, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, including any applicable judicial or administrative order, consent decree, order or judgment, in each case having the force or effect of law, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, soil, vapor, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), and any and all regulations promulgated thereunder, and all analogous federal, state, provincial, territorial, municipal, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes related to the protection of human health, safety or the environment.
“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.
“Environmental Permits” means, with respect to any Person, all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws for conducting the operations of such Person.
“Equipment” means all “equipment,” as such term is defined in the Code or the PPSA, as applicable, now owned or hereafter acquired by any Credit Party, wherever located.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.
“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan (other than an event for which the thirty (30) day notice period is waived); (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the termination of a Title IV Plan or Multiemployer Plan by the PBGC pursuant to Section 4042 of ERISA; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA or a determination that a Multiemployer Plan is in “endangered” or “critical” status under the meaning of Section 432 of the IRC or Section 304 of ERISA; (h) the loss of a Qualified Plan’s qualification or tax exempt status; (i) the termination of a Plan described in Section 4064 of ERISA; (j) any Foreign Benefit Event; (k) the filing pursuant to Section 412(c) of the IRC or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Title IV Plan; (l) a determination that any Title IV Plan is in “at risk” status (within the meaning of Section 430 of the IRC or Section 303 of ERISA; (m) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA (other than non-delinquent premiums payable to the PBGC under Sections 4006 and 4007 of ERISA); (n) the imposition of liability on any Credit Party or any ERISA Affiliate due to the cessation of operations at a facility under the circumstances described in Section 4062(e) of ERISA; or (o) the occurrence of a non-exempt “prohibited transaction” with respect to which any Credit Party or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the IRC) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which any Credit Party or any such Subsidiary could otherwise be liable.
“ERISA Lien” has the meaning specified in Section 6.11.
“E-Signature” means the process of attaching to, or logically associating with, an Electronic Transmission, an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.
“E-System” means any electronic system approved by the Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” and “€” means the lawful single currency of the Participating Member States.
“Event of Default” has the meaning specified in Section 9.1.
“Excess Availability” means, as of any date of determination, the amount (if any) by which (a) the Line Cap as of such date, exceeds (b) the sum of the aggregate Dollar Equivalent of (i) Revolving Credit Advances plus (ii) Letter of Credit Obligations (other than Letter of Credit Obligations cash collateralized in accordance with the terms of the Loan Documents) plus (iii) Swing Line Loans, in each case outstanding as of such date.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” has the meaning specified in Annex A.
“Excluded Contributions” means, at any time the cash and Cash Equivalents received by the U.S. Borrower after the Closing Date from:
(1)    contributions to its common equity capital, and
(2)    the sale (other than to a Subsidiary of the U.S. Borrower or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Capital Stock and Designated Preferred Stock) of the U.S. Borrower,
in each case designated as Excluded Contributions pursuant to an Officer’s Certificate within 180 days of receipt thereof (but excluding any amounts distributed pursuant to Section 7.2(b)(ii)).
“Excluded Property” has the meaning assigned to such term in the Security Agreement or the Canadian Security Agreement, as applicable.
“Excluded Subsidiary” means:
(a) each Domestic Subsidiary that is prohibited from guaranteeing the Obligations hereunder by any requirement of law or that would require consent, approval, license or authorization of a Governmental Authority to guarantee the Obligations hereunder (unless such consent, approval, license or authorization has been received),
(b) each Domestic Subsidiary that is prohibited by any applicable contractual requirement from guaranteeing the Obligations hereunder on the Closing Date or at the time such Subsidiary becomes a Subsidiary (to the extent not incurred in connection with becoming a Subsidiary and in each case for so long as such restriction or any replacement or renewal thereof is in effect),
(c) any Domestic Subsidiary (i) that owns no material assets (directly or through its Subsidiaries) other than Equity Interests or Indebtedness of one or more Foreign Subsidiaries that are CFCs or (ii) that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC,
(d) any Foreign Subsidiary (other than any Canadian Subsidiary),
(e) any special purpose vehicle,
(f) any CFC,
(g) any non-Wholly Owned Subsidiary,
(h) any Subsidiary that is a captive insurance company,
(i) any not-for profit Subsidiary, and

(j) any Immaterial Subsidiary;
provided, that no Borrower shall constitute an Excluded Subsidiary.
“Excluded Swap Obligation” means, with respect to any Credit Party, any Hedging Obligation if, and to the extent that, all or a portion of the Obligations of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Hedging Obligation (or any Obligations thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient, or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender pursuant to any law in effect on the date such Lender becomes a party to this Agreement (other than as an assignee pursuant to a request by the US Borrower under Section 2.14(d)) or designates a new lending office (unless such designation is at the request of the US Borrower under Section 2.14(g)) (and, in each case, except to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changes its lending office), (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13(d), (d) in the case of a Lender, any Canadian federal withholding Tax under Part XIII of the Tax Act that is imposed on amounts payable to such Recipient solely as a result of (i) such Recipient not dealing at arm’s length (within the meaning of the Tax Act) with a Canadian Borrower at the time of such payment, (ii) such Recipient being a “specified non-resident shareholder” (as defined in subsection 18(5) of the Tax Act) of a Canadian Borrower or a non-resident person not dealing at arm’s length with a “specified shareholder” of a Canadian Borrower (in each case within the meaning of the Tax Act), or (iii) a Canadian Borrower being a “specified entity” (as defined in subsection 18.4(1) of the Tax Act) in respect of the Recipient, other than (in the case of (i) through (iii)), where the Recipient’s non-arm’s length relationship, the Recipient being a “specified non-resident shareholder” of a Canadian Borrower or not dealing at arm’s length with a “specified shareholder” of a Canadian Borrower or a Canadian Borrower being a “specified entity” in respect of the Recipient, as applicable, arises in connection with or as a result of the Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Lien under, engaged in any other transaction pursuant to or enforced any Loan Document, or having sold or assigned an interest in any Loan or Commitment or any Loan Document, and (e) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.
“Extended Revolving Commitment” has the meaning specified in Section 2.16(c).

“Extending Lender” has the meaning specified in Section 2.16(c).
“Extension” has the meaning specified in Section 2.16(c).
“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §§ 201 et seq.
“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.
“FATCA” means Sections 1471 through 1474 of the IRC as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaty or convention among Governmental Authorities and implementing such Sections of the IRC.
“FCPA” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended, and the rules and regulations thereunder.
“Federal Funds Rate” means, for any day, a floating rate equal to (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by the Agent in its reasonable discretion, which determination shall be final, binding and conclusive (absent manifest error).
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“Fee Letter” means that certain Fee Letter, dated as of December 17, 2025, between BofA Securities, Inc., the Agent and the U.S. Borrower with respect to certain Fees to be paid from time to time by the U.S. Borrower.
“Fees” means any and all fees and other amounts payable to the Agent, any Lender or any of their Affiliates pursuant to this Agreement or any of the other Loan Documents.
“Financial Officer” means, with respect to any of the U.S. Borrower or its Subsidiaries, the chief executive officer, the chief financial officer, the principal accounting officer, the treasurer, the assistant treasurer and the controller thereof.
“Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of the U.S. Borrower delivered in accordance with Section 4.4 and Section 5.1.
“Fiscal Month” means any of the monthly accounting periods of the U.S. Borrower.

“Fiscal Quarter” means any of the quarterly accounting periods of the U.S. Borrower, ending on March 31, June 30, September 30, and December 31 of each year.
“Fiscal Year” means any of the annual accounting periods of the U.S. Borrower ending on December 31 of each year.
“Fixed Charge Coverage Ratio” means for any period, the ratio of (a) Consolidated EBITDA for such period minus Unfinanced Capital Expenditures to (b) ABL Fixed Charges for such period.
“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of: (1) Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs) of such Person for such period, and (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Capital Stock of such Person and its Restricted Subsidiaries.
“Flood Insurance Laws” means the National Flood Insurance Reform Act of 1994 and related or successor legislation (including the regulations of the Board of Governors of the Federal Reserve System of the United States).
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Term SOFR.
“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the termination of any such Foreign Pension Plan or appointment of a trustee or similar official to administer any such Foreign Pension Plan, in each case, by a Governmental Authority, (d) the incurrence of any liability in excess of $90,000,000 by any Credit Party or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that would reasonably be expected to result in the incurrence of any liability by any Credit Party or any of the Subsidiaries, or the imposition on any Credit Party or any of the Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $90,000,000.
“Foreign Lender” has the meaning specified in Section 2.13(d).
“Foreign Pension Plan” means any defined benefit pension plan that under applicable law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.
“Foreign Subsidiary” means a Restricted Subsidiary that is not organized or established under the laws of the United States of America, any state thereof or the District of Columbia. For the avoidance of doubt, any Subsidiary incorporated or organized under the laws of a territory of the United States (including the Commonwealth of Puerto Rico) shall constitute a “Foreign Subsidiary” hereunder.
“FX Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions and (i) if such day relates to any fundings, disbursements, settlements and payments in Euros, means a TARGET Day, and (ii) if such day relates to any fundings, disbursements, settlements and payments in an Alternative Currency approved pursuant to Section 1.4, any such day treated as a business day based on the customs and practices of the handling of such Alternative Currency.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Closing Date (unless otherwise specified herein).
“General Intangibles” has the meaning specified in the Security Agreement and includes all “Intangibles” (as such term is defined in the Canadian Security Agreement).
“Governmental Authority” any federal, state, provincial, territorial, or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 11.1(g).
“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business or standard contractual indemnities in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations. The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.
“Guarantee” means the guarantee of the Obligations by the Credit Parties in Article 13 hereunder or in a supplemental guarantee in accordance with Section 6.12 of this Agreement.
“Guarantied Obligations” means as to any Person, any obligation of such Person guarantying or otherwise having the economic effect of guarantying any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business), or (e) indemnify the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantied Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or standard contractual indemnities. The amount of any Guarantied Obligations at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guarantied Obligations is incurred, and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantied Obligations, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.
“Guaranty” means the guarantee of the Obligations of each Credit Party hereunder by the Credit Parties in Article 13 hereunder or in a supplemental guarantee in accordance with Section 6.12 of this Agreement and any other guaranty executed by any Guarantor in favor of the Agent, for the benefit of the Secured Parties, in respect of the Obligations.
“Guarantor Payments” has the meaning specified in Section 13.7.
“Guarantors” means each Subsidiary Guarantor and each other Person, if any, that executes a guaranty or other similar agreement in favor of the Agent, for itself and the ratable benefit of the Secured Parties, in connection with the transactions contemplated by this Agreement and the other Loan Documents; provided, that upon the release or discharge of such Person from its Guaranty in accordance with this Agreement, such Person shall cease to be a Guarantor.
“Hazardous Material” means any substance, material or waste that is regulated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or words of similar import under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) (42 U.S.C. § 9601 et seq. (1980)), any petroleum or any fraction thereof, asbestos, polychlorinated biphenyls, infectious waste and radioactive substances or any other substance that is regulated under Environmental Law due to its toxic, ignitable, reactive, corrosive, caustic or dangerous properties.
“Hedge Bank” means any Person counterparty to a Swap Contract who is a Lender, the Agent or an Affiliate of any thereof.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:
(1)    currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.
“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the U.S. Borrower (other than the U.S. Borrower) (a) whose total assets at the last day of the of the most recent fiscal period for which financial statements are required to be delivered pursuant to Section 5.1(b) or (c) were equal to or less than 5% of the consolidated total assets of the U.S. Borrower and its Restricted Subsidiaries at such date; provided that total assets of all Immaterial Subsidiaries on any date shall not exceed 7.5% of total assets of the U.S. Borrower and its Restricted Subsidiaries at such date and (b) that does not contribute EBITDA in excess of 5% of the EBITDA of the U.S. Borrower and its Restricted Subsidiaries, in each case, for the most recently ended for the twelve month period ending on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.1(b) or (c); provided that, EBITDA (as so determined) of all Immaterial Subsidiaries on any date shall not exceed 7.5% of EBITDA of the U.S. Borrower and its Restricted Subsidiaries for the relevant period.
“Impacted Lender” means any Lender that fails to promptly provide the U.S. Borrower or the Agent, upon such Person’s reasonable request, reasonably satisfactory evidence that such Lender will not become a Non-Funding Lender.
“Increased Amount” has the meaning specified in Section 7.7.
“Incremental Cap” means, at the time of the establishment of the commitments in respect of the Indebtedness to be incurred utilizing this definition, the sum of:
(i)    the greater of (x) $200,000,000 and (y) Suppressed Availability, plus
(ii)    the aggregate amount of any permanent reductions in the Commitments (including commitments in respect of any Incremental Revolving Loan) after the Closing Date and prior to such time, except to the extent funded with proceeds of long-term Indebtedness, minus
(iii)    the sum of the aggregate outstanding principal amount of all commitments in respect of Incremental Revolving Loans established after the Closing Date pursuant to Section 2.16 utilizing clause (i)(x) or clause (ii) above.
“Incremental Facility Revolving Loans” has the meaning specified in Section 2.16(a).
“Incremental Lender” has the meaning specified in Section 2.16(a).
“Incremental Revolving Loan Amendment” has the meaning specified in Section 2.16(a).
“Incremental Revolving Loans” has the meaning specified in Section 2.16(a).
“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. “Incurred” and “Incurrence” shall have like meanings.

“Initial Revolving Facility Loans” has the meaning specified in Section 2.16(a).
“Indebtedness” means, with respect to any Person:
(1)    the principal of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that constitutes (i) a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(2)    the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Capital Stock of such Person or with respect to any Preferred Stock of any Subsidiary of such Person;
(3)    to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and
(4)    to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value (as determined in good faith by the U.S. Borrower) of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;
provided, however, that, notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; and (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.
Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Agreement.

“Indemnified Liabilities” has the meaning specified in Section 2.11.
“Indemnified Person” has the meaning specified in Section 2.11.
“Indemnified Tax” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the U.S. Borrower, qualified to perform the task for which it has been engaged.
“Information” has the meaning specified in Section 12.8.
“Insolvency Laws” means any of the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada), the Canada Business Corporations Act (or any other Canadian corporate statute where such statute is used by a Person to propose an arrangement), in each case, as now and hereafter in effect, any successors to any such statute and any other applicable insolvency or other similar law of any jurisdiction including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.
“Intellectual Property” means any and all Patents, Copyrights and Trademarks.
“Intellectual Property Security Agreements” means, collectively, any and all Copyright Security Agreements, Patent Security Agreements and Trademark Security Agreements, made in favor of the Agent, on behalf of itself and the other Secured Parties, by each Credit Party signatory thereto, as amended from time to time.
“Interest Expense” means, with respect to any Person for any fiscal period, (i) interest expense of such Person determined in accordance with GAAP for the relevant period ended on such date minus (ii) cash interest income of such Person determined in accordance with GAAP for the relevant period ended on such date.
“Interest Payment Date” means (a) as to any Base Rate Loan, quarterly in arrears on the first day of each January, April, July and October, and (b) as to any Term SOFR Loan, the last day of the applicable Interest Period; provided, that in the case of any Interest Period greater than three months in duration, interest shall be payable at three-month intervals and on the last day of such Interest Period; and provided further that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an Interest Payment Date with respect to any interest that has then accrued under this Agreement.
“Interest Period” means, as to each Term SOFR Loan, the period commencing on the Business Day such Loan is disbursed, converted to or continued, as selected by the U.S. Borrower pursuant to this Agreement, as a Term SOFR Loan and ending on but excluding the date one, three or six months thereafter as selected by the U.S. Borrower’s irrevocable notice to the Agent as set forth in Section 2.5(e); provided, that the foregoing relating to Interest Periods is subject to the following:
(a)    if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day;
(b)    any Interest Period that would otherwise extend beyond the Commitment Termination Date shall end on such date; and
(c)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;
The U.S. Borrower shall select Interest Periods so that, in the aggregate, there shall be no more than six (6) separate Term SOFR Loans in existence at any one time.
“Inventory” means all “inventory,” as such term is defined in the Code or the PPSA, as applicable, now owned or hereafter acquired by any Credit Party, wherever located.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other rating agency.
“Investment Grade Securities” means:
(1)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),
(2)    securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the U.S. Borrower and its Subsidiaries,
(3)    investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold material amounts of cash pending investment and/or distribution, and
(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.
“IRC” means the Internal Revenue Code of 1986, as amended.
“IRS” means the Internal Revenue Service.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 2 to the Security Agreement and the Canadian Security Agreement, as applicable.
“Joint Venture” means any Person a portion (but not all) of the Capital Stock of which is owned directly or indirectly by the U.S. Borrower or a Subsidiary thereof but which is not a Wholly Owned Subsidiary and which is engaged in a business that is similar to or complementary with the business of the U.S. Borrower and its Subsidiaries as permitted under this Agreement.
“Judgment Conversion Date” has the meaning specified in Section 12.20.
“Judgment Currency” has the meaning specified in Section 12.20.
“Junior Obligation” means (a) any Indebtedness of any Credit Party that is subordinated in right of payment to the Obligations pursuant to a written agreement to that effect, (b) any Indebtedness of any Credit Party that is secured by liens on the ABL Priority Collateral on a junior lien basis to the Liens on such ABL Priority Collateral securing the Obligations pursuant to a written agreement to that effect or (c) any unsecured Indebtedness of any Credit Party; provided that "Junior Obligation" shall not include, for purposes of clause (b) above, any Indebtedness permitted to be Incurred under Section 7.1 that is secured by Liens on all or any portion of the Term Loan Priority Collateral on a senior lien basis to the Liens on such Term Loan Priority Collateral securing the Obligations pursuant to an Acceptable Intercreditor Agreement.
“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Revolving Loan, Refinancing Loan or any Extended Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.
“L/C Issuer” means each of Bank of America, N.A., Citibank, N.A. and U.S. Bank National Association or any of their respective Affiliates or branches, each in its capacity as issuer of any Letter of Credit, or such other bank or authorized Person as the U.S. Borrower may select (subject to the Agent’s consent, not to be unreasonably withheld, delayed or conditioned, and the consent of such bank or authorized Person) as an L/C Issuer under this Agreement.
“L/C Issuer Fronting Sublimit Amount” means (a) as to each L/C Issuer party hereto as of the Closing Date, the fronting sublimit amount set forth opposite its name on Annex D and (b) as to each L/C Issuer that becomes an L/C Issuer hereunder after the date hereof, the fronting sublimit amount of such L/C Issuer set forth in the instrument under which such L/C Issuer becomes an L/C Issuer. The L/C Issuer Fronting Sublimit Amount of any L/C Issuer may be changed by written agreement between the U.S. Borrower and such L/C Issuer, without the consent of any other party hereto (but with notice to the Agent), it being understood that no such change shall impact the L/C Sublimit.

“L/C Sublimit” has the meaning specified in Section 2.2(a).
“Lead Arrangers” means each of Bank of America, N.A. and Citibank N.A., in each case in its capacities as Joint Lead Arrangers and Joint Bookrunners.
“Lenders” means the Lenders named on the signature pages of this Agreement and all financial institutions and funds that make Incremental Revolving Loans hereunder; and, if any such Lender shall decide to assign (in accordance with Section 11.1) all or any portion of the Obligations, such term shall include any permitted assignee of such Lender.
“Lender Recipient Party” means collectively, the Lenders, the Swing Line Lender and the L/C Issuers.
“Letter of Credit Fee” has the meaning specified in Section 2.2(d).
“Letter of Credit Obligations” means all outstanding obligations incurred by the Agent, L/C Issuers and Lenders at the request of the U.S. Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of, or payments made in respect of, Letters of Credit by the L/C Issuers or the purchase of a participation as set forth in Section 2.2 with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the Dollar Equivalent of the maximum amount that may be payable (or that has been paid by the L/C Issuers and not reimbursed) at such time or at any time thereafter by L/C Issuers, the Agent or Lenders thereupon or pursuant thereto.
“Letters of Credit” means standby or documentary letters of credit, foreign guaranties, documentary bankers acceptances, indemnities, reimbursement agreements or similar instruments issued for the account of the U.S. Borrower by any L/C Issuer pursuant hereto (including as provided in Section 2.2 (j)), in form and substance satisfactory to such L/C Issuer; provided, that no L/C Issuer shall be required to issue any Letters of Credit other than standby letters of credit.
“Leverage Calculation Date” has the meaning specified in Section 1.6(a).
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, hypothec or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.
“Line Cap” means, as of any date of determination, the lesser of (a) the Commitment of all Lenders and (b) the Borrowing Base then in effect.
“Litigation” has the meaning specified in Section 4.13.
“Loan Account” has the meaning specified in Section 2.10.

“Loan Documents” means this Agreement, the Notes, the Guaranties, the Collateral Documents, the Fee Letter, any Applicable Intercreditor Agreement and all other agreements, instruments, and documents executed and delivered to, or in favor of, the Agent or any Lenders pertaining to any Obligation and including all other pledges, powers of attorney, consents and assignments. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loans” means the Revolving Loans and the Swing Line Loans.
“Lock Boxes” has the meaning specified in Annex A.
“Majority Control” means with respect to any Person (the “parent”) at any date, (i) the ownership, control, or holding by parent of securities or other ownership interests representing 50% or more of the ordinary voting power or, in the case of a partnership, 50% or more of the general partnership interest of any other corporation, limited liability company, partnership, association or other entity (the “subject person”), (ii) occupation of 50% or more of the seats (other than vacant seats) on the board of directors of the subject person by Persons who were nominees, designees or Related Persons of parent, or (iii) any circumstances that could require the accounts of the subject Person to be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Terms such as “Majority Controlled” and “Majority Controlling” shall have corresponding meanings.
“Material Adverse Effect” means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, operations or financial condition, of the U.S. Borrower and its Restricted Subsidiaries taken as a whole, (ii) the ability of the Credit Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (iii) the rights of, or remedies or benefits available to, the Agent, the Issuing Banks or the Lenders (taken as a whole).
“Maximum Lawful Rate” has the meaning specified in Section 2.5(f).
“Mexican Bilateral Facility Bank Product Obligations” means all obligations of (i) the U.S. Borrower and any of its Subsidiaries in respect of that certain Uncommitted Revolving Short Term Credit Facility, to be dated on around the Closing Date, among RXO Managed Transport Mexico S de RL de CV, Coyote de Mexico, RXO Freight Forwarding Mexico S de RL de CV, RXO Capacity Solutions Mexico S de RL de CV and Bank of America México, S.A., Institución de Banca Múltiple and (ii) that Revolving Credit Agreement dated December 18, 2023, by and between RXO Managed Transport Mexico S de RL de CV, as borrower, and Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grup Financiero Scotiabank Inverlat, as lender.
“MNPI” means information that is (a) not publicly available with respect to the U.S. Borrower (or any Subsidiary of the U.S. Borrower, as the case may be) and (b)

material with respect to the U.S. Borrower (or their Subsidiaries) or their securities for purpose of United States federal and state securities laws.
“Monthly Reporting Period” means any period (A) beginning on the date on which the Monthly Reporting Triggering Event has occurred and (B) ending on the date on which (x) the aggregate outstanding amount of Revolving Loans and Swing Line Loans is less than $60,000,000 and (y) Excess Availability shall have been equal to or greater than 80% of the Line Cap, in the case of clauses (x) and (y), for twenty (20) consecutive calendar days.
“Monthly Reporting Triggering Event” shall occur when (x) the aggregate outstanding amount of Revolving Loans and Swing Line Loans at any time exceeds $60,000,000 or (y) Excess Availability at any time is less than 80% of the Line Cap.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.
“MT Accounts” means any Account owing by any customer of the Company’s managed transportation vertical.
“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“Non-Consenting Lender” has the meaning specified in Section 12.2(d).
“Non-Funding Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the U.S. Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the U.S. Borrower and the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the U.S. Borrower, to confirm in writing to the Agent and the U.S. Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Non-Funding Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the U.S. Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any

Insolvency Law, (ii) had appointed for it a receiver, interim receiver, custodian, conservator, trustee, monitor, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or foreign regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Non-Funding Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Non-Funding Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Non-Funding Lender as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the U.S. Borrower and each other Lender promptly following such determination.
“Notes” means, collectively, the Revolving Notes and the Swing Line Notes.
“Notice of Conversion/Continuation” has the meaning specified in Section 2.5(e).
“Notice of Revolving Credit Advance” has the meaning specified in Section 2.1(a)(i).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligation Currency” has the meaning specified in Section 12.20(a).
“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to any Secured Party under any Loan Document, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under this Agreement, any of the other Loan Documents, any Bank Product Documents or any Secured Hedge Agreement (other than with respect to any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party). This term includes all principal, Letter of Credit Obligations, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Secured Hedging Obligations (other than with respect to any Credit Party’s Secured Hedging Obligations that constitute Excluded Swap Obligations solely with respect to such Credit Party), expenses, attorneys’ fees and any other sum chargeable to any Credit Party under this Agreement, any of the other Loan Documents, any Bank Product Documents or any Secured Hedge Agreements.
“OFAC” has the meaning specified in Section 4.23.

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person.
“Officer’s Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by two Officers of such Person, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, which meets the requirements set forth in this Agreement.
“Other Connection Taxes” means, with respect to a Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14(d)).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U>S. Executive Order 14105 of August 9, 2023, or any similar law or regulation as of the date of this Agreement and as codified at 31 C.F.R. § 850.101 et seq.
“Overadvance” has the meaning specified in Section 2.1(a)(iii).
“Participant Register” has the meaning specified in Section 11.1(c).
“Participating Member States” means each state so described in any EMU Legislation.
“Patents” has the meaning specified in the Security Agreement or the Canadian Security Agreement, as applicable.
“Patriot Act” has the meaning specified in Section 4.24.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means a Plan described in Section 3(2) of ERISA.
“Perfection Certificate” means a certificate substantially in the form of Exhibit 1.1(b).
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Discretion” means a reasonable determination made by the Agent in good faith and in the exercise of reasonable commercial judgment (from the perspective of a secured asset-based lender) and as it relates to the establishment of Reserves or the adjustment or imposition of exclusionary criteria shall require that, (x) such establishment, adjustment or imposition after the Closing Date be based on (1) the analysis of facts or events relating to the Accounts or other components of the Borrowing Base or the enforceability or value of the components of the Borrowing Base or the priority of the Agent’s Lien on the Collateral, in each case, first occurring or first discovered by the Agent after the Closing Date or that are developments or different from facts or events occurring or known to the Agent on the Closing Date or (2) changes in applicable law after the Closing Date which result in additional priority claims and liabilities in connection with the realization by the Agent upon the Borrowing Base Collateral and (y) the amount of any such Reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the potential dilution of the Borrowing Base attributable to such contributing factors.
“Permitted FILO Tranche Conditions” has the meaning specified in Section 2.16(a).
“Permitted Incremental FILO Loans” has the meaning specified in Section 2.16(a).
“Permitted Investments” means:
(1)    any Investment in the U.S. Borrower or any Restricted Subsidiary; provided that the aggregate amount of Investments by Credit Parties in Restricted Subsidiaries that are not Credit Parties in reliance on this Clause (1) shall not exceed (when combined with Investments made by Credit Parties in Subsidiaries that are not (or do not become in connection with such transaction) Credit Parties in reliance on Clauses (3), (21) and (22) of the definition of Permitted Investment) the greater of (x) $27,000,000 and (y) 20% of Consolidated EBITDA as of the date of such Investment;
(2)    any Investment in Cash Equivalents or Investment Grade Securities;
(3)    any Investment by the U.S. Borrower or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the U.S. Borrower or a Restricted Subsidiary; provided that the aggregate amount of Investments by Credit Parties in Restricted Subsidiaries that are not Credit Parties (or do not merge into a Credit Party in connection with such transaction) in reliance on this Clause (3) shall not exceed (when combined with Investments made by Credit Parties in Subsidiaries that are not (or do not become in connection with such transaction) Credit Parties in reliance on Clauses (1), (21) and (22) of the definition of Permitted Investment) the greater of (x) $27,000,000 and (y) 20% of Consolidated EBITDA as of the date of such Investment;
(4)    any Investment in securities or other assets not constituting Cash Equivalents and received in connection with any disposition of assets permitted by Section 7.4;

(5)    any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date and, in the case of such Investments in excess of $50,000,000, listed on Schedule 7.2 or an Investment consisting of any extension, modification or renewal of any Investment existing on the Closing Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Closing Date or (y) as otherwise permitted under this Agreement;
(6)    loans and advances to officers, directors, employees or consultants of the U.S. Borrower or any of its Subsidiaries (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $25 million at the time of Incurrence, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such Person’s purchase of Equity Interests of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower solely to the extent that the amount of such loans and advances shall be contributed to the U.S. Borrower in cash as common equity;
(7)    any Investment acquired by the U.S. Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the U.S. Borrower or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the U.S. Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, or as a result of a Bail-In Action with respect to any contractual counterparty of the U.S. Borrower or any Restricted Subsidiary;
(8)    Hedging Obligations permitted under Section 7.1(b)(x);
(9)    [reserved];
(10)    additional Investments by the U.S. Borrower or any Restricted Subsidiary having an aggregate Fair Market Value (as determined in good faith by the U.S. Borrower), taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of $54,000,000 and 40% of Consolidated EBITDA as of the date of such Investment; provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Credit Party at the date of the making of such Investment and such Person becomes a Credit Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Credit Party;
(11)    loans and advances to officers, directors or employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower;
(12)    Investments the payment for which consists of Equity Interests of the U.S. Borrower (other than Disqualified Capital Stock) or any direct or indirect parent of the U.S. Borrower, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under 7.2(b)(viii);
(13)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.5(b) (except transactions described in clauses (ii), (iv), (vi), (viii)(B) and (xv) of Section 7.5(b));
(14)    guarantees issued in accordance with Section 7.1 and Section 6.12 including, without limitation, any guarantee or other obligation issued or incurred under this Agreement (or any credit facility or facilities which amend, restate, refinance, replace, increase or otherwise modify this Agreement) in connection with any letter of credit issued for the account of the U.S. Borrower or any of its Subsidiaries (including with respect to the issuance of, or payments in respect of drawings under, such letters of credit);
(15)    Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;
(16)    [reserved];
(17)    [reserved];
(18)    Investments of a Restricted Subsidiary acquired after the Closing Date or of an entity merged into, amalgamated with, or consolidated with the U.S. Borrower or a Restricted Subsidiary in a transaction that is not prohibited by Section 7.8 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(19)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;
(20)    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the U.S. Borrower or the Restricted Subsidiaries;
(21)    Investments in joint ventures having an aggregate Fair Market Value (as determined in good faith by the U.S. Borrower), taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the sum of (x) the greater of (A) $13,500,000 and (B) 10% of Consolidated EBITDA in the aggregate as of the date of such Investment, plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that the aggregate amount of Investments made in reliance on this Clause (21) shall not exceed (when combined with Investments made by Credit Parties in Subsidiaries that are not (or do not become in connection with such transaction) Credit Parties in reliance on Clauses (1), (3) and (22) of the definition of Permitted Investment) the greater of (x) $27,000,000 and (y) 20% of Consolidated EBITDA as of the date of such Investment; provided, however, that if any Investment pursuant to this clause (21) is made in any Person that is not a Credit Party at the date of the making of such Investment and such Person becomes a Credit Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (21) for so long as such Person continues to be a Credit Party; provided, further that (i) Investments made pursuant this clause (21) may not be rebuilt (including as a result of returns on Investments made pursuant to such basket) and (ii) amounts incurred in reliance on this clause (21) may not be reallocated or reclassified;
(22)    any Investment in any Subsidiary of the U.S. Borrower or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business; provided that the aggregate amount of Investments made by Credit Parties in Subsidiaries or joint ventures that are not Credit Parties in reliance on this Clause (22) shall not exceed (when combined with Investments made by Credit Parties in Subsidiaries that are not (or do not become in connection with such transaction) Credit Parties in reliance on Clauses (1), (3) and (21) of the definition of Permitted Investment) the greater of (x) $27,000,000 and (y) 20% of Consolidated EBITDA as of the date of such Investment; provided, however, that if any Investment pursuant to this clause (22) is made in any Person that is not a Credit Party at the date of the making of such Investment and such Person becomes a Credit Party after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (22) for so long as such Person continues to be a Credit Party;
(23)    Guarantied Obligations of any Credit Party or any Restricted Subsidiary of leases or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and
(24)    subject to Pro Forma Compliance with the Restricted Conditions, any other Investments.
“Permitted Liens” means, with respect to any Person:
(1)    pledges, bonds or deposits and other Liens granted by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds, performance and return of money bonds, or deposits as security for contested Taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)    Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, so long as any such judgment or award does not constitute an Event of Default under Section 9.1(g);
(3)    Liens for Taxes, assessments or other governmental charges not yet overdue by more than 30 days, or that are being contested in good faith by appropriate proceedings;
(4)    Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit, bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(5)    minor survey exceptions, minor encumbrances, trackage rights, special assessments, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(6)    (A) Liens on assets of a Subsidiary that is not a Credit Party securing Indebtedness solely of a Subsidiary that is not a Credit Party permitted to be Incurred pursuant to Section 7.1;
(B)    Liens securing any Indebtedness permitted to be Incurred by this Agreement if, as of the date such Indebtedness was Incurred, and after giving pro forma effect thereto and the application of the net proceeds therefrom (but without netting the proceeds thereof), the Consolidated Secured Net Leverage Ratio of the U.S. Borrower does not exceed 2.50 to 1.00; provided that
(I) (x) any Lien on the ABL Priority Collateral in reliance on this clause (6)(B) shall be junior to the Liens on the ABL Priority Collateral securing the Obligations pursuant to an Applicable Intercreditor Agreement and (y) any Lien on the Term Priority Collateral in reliance on this clause 6(B) may be senior to, pari passu with or junior to the Liens on the Term Priority Collateral securing the Obligations pursuant to an Applicable Intercreditor Agreement;
(II) the Indebtedness secured by such Liens shall not be secured by any property or assets of the U.S. Borrower or any Restricted Subsidiary other than Collateral or Real Property, and

(III) none of the obligors or guarantors with respect to such Indebtedness shall be a Person that is not a Credit Party;
(C)    Liens securing obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (iv) or (xiv) (to the extent such guarantees are issued in respect of any Indebtedness) of Section 7.1(b); provided that, in the case of clause (xiv), any Lien on the ABL Priority Collateral in reliance on this clause (6)(C) shall be junior to the Liens on the ABL Priority Collateral securing the Obligations pursuant to an Applicable Intercreditor Agreement;
(D)    Liens securing obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (i) of Section 7.1(b); and
(E)    Liens created pursuant to the Collateral Documents or otherwise securing the Obligations;
(7)    Liens existing on the Closing Date and, in the case of such Liens securing Indebtedness or other obligations in excess of $10,000,000, listed on Schedule 7.3; provided, that any Lien in reliance on this clause (7) shall not be on the ABL Priority Collateral;
(8)    Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the U.S. Borrower or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);
(9)    Liens on assets or property at the time the U.S. Borrower or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the U.S. Borrower or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that (i) the Liens may not extend to any other property owned by the U.S. Borrower or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition) and (ii) any Lien on the ABL Priority Collateral in reliance on this clause (9) shall be junior to the Liens on the ABL Priority Collateral securing the Obligations and, in the sole discretion of the Agent, be subject to an Applicable Intercreditor Agreement;
(10)    [Reserved];
(11)    Liens securing Hedging Obligations (and, for the avoidance of doubt, Swap Obligations) not incurred in violation of this Agreement;

(12)    Liens on inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, bank guarantees or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(13)    leases, subleases, licenses and sublicenses of real property which do not materially interfere with the ordinary conduct of the business of the U.S. Borrower or any of the Restricted Subsidiaries;
(14)    Liens arising from Uniform Commercial Code financing statement filings or PPSA financing statement filings (or equivalent filings) regarding operating leases or other obligations not constituting Indebtedness;
(15)    Liens in favor of the U.S. Borrower or any Credit Party; provided, that any Lien on the ABL Priority Collateral in reliance on this clause (15) shall be junior to the Liens on the ABL Priority Collateral securing the Obligations;
(16)    [reserved];
(17)    pledges and deposits and other Liens made in the ordinary course of business to secure liability to insurance carriers;
(18)    [reserved];
(19)    leases or subleases, and licenses or sublicenses (including with respect to intellectual property) granted to others in the ordinary course of business, and Liens on real property which is not owned but is leased or subleased by the U.S. Borrower or any Restricted Subsidiary;
(20)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (11), (15) and (25) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to the after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness described under clauses (6), (7), (8), (9), (11), (15) and (25) at the time the original Lien became a Permitted Lien under this Agreement, (B) unpaid accrued interest and premiums (including tender premiums), and (C) an amount necessary to pay any underwriting discounts, defeasance costs, commissions, fees and expenses related to such refinancing, refunding, extension, renewal or replacement; provided, further, however, that (X) in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), (6)(C) or (25), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B), (6)(C) or (25) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B) or (6)(C) or (25) and (Y) in the case of Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B), (8), (9), (15) or (25), such new Lien shall have priority equal to or more junior than the Lien securing such refinanced, refunded, extended or renewed Indebtedness;
(21)    except to the extent the applicable equipment constitutes Borrowing Base Collateral, Liens on equipment of the U.S. Borrower or any Restricted Subsidiary granted in the ordinary course of business to the U.S. Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;
(22)    judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(23)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;
(24)    Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;
(25)    other Liens securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens incurred under this clause (25) that are at that time outstanding, exceed the greater of $40,500,000 and 30% of Consolidated EBITDA at the time of incurrence, provided that (x) any Lien on the Term Priority Collateral in reliance on this clause (25) may be pari passu with or junior to the Liens on the Term Priority Collateral securing the Obligations pursuant to an Applicable Intercreditor Agreement as it relates to the Term Priority Collateral, except to the extent such Liens secure any Capitalized Lease Obligation or any purchase money Indebtedness, in which case such Liens may be senior to the Liens securing the Obligations, but only as to the applicable assets securing the Capitalized Lease Obligation or purchase money Indebtedness and (y) any Lien on the ABL Priority Collateral in reliance on this clause (25) shall be junior to the Liens on the ABL Priority Collateral securing the Obligations pursuant to an Applicable Intercreditor Agreement
(26)    any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement securing obligations of such joint venture or pursuant to any joint venture or similar agreement;
(27)    any amounts held by a trustee in the funds and accounts under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions;

(28)    Liens (i) arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(29)    Liens (i) in favor of credit card companies pursuant to agreements therewith and (ii) in favor of customers;
(30)    Liens disclosed by the title commitments or title insurance policies delivered pursuant to this Agreement and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted under this Agreement;
(31)    Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the U.S. Borrower or any Restricted Subsidiary in the ordinary course of business;
(32)    in the case of real property that constitutes a leasehold or subleasehold interest, (x) any Lien to which the fee simple interest (or any superior leasehold interest) is subject or may become subject and any subordination of such leasehold or subleasehold interest to any such Lien in accordance with the terms and provisions of the applicable leasehold or subleasehold documents, and (y) any right of first refusal, right of first negotiation or right of first offer which is granted to the lessor or sublessor;
(33)    agreements to subordinate any interest of the U.S. Borrower or any Restricted Subsidiary in any accounts receivable or other prices arising from inventory consigned by the U.S. Borrower or any such Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;
(34)    Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;
(35)    [reserved]; and
(36)    Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums.
“Permitted Receivables Facility” means a receivables, factoring and/or securitization facility or arrangement pursuant to which any Foreign Subsidiary (other than any Canadian Subsidiary) either (a) sells, contributes, transfers or grants a security interest in its Accounts to either (i) a Person that is not a Restricted Subsidiary or (ii) a Receivables Subsidiary that in turn pledges, sells or otherwise transfers its Accounts to a Person that is not a Restricted Subsidiary or (b) incurs a loss or discount on Accounts in connection with the realization thereof. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (i) neither the U.S. Borrower nor any Restricted Subsidiary shall be permitted to transfer any Accounts to any Foreign Subsidiary in contemplation of any Permitted Receivables Facility, (ii) the U.S. Borrower shall deliver prior written notice to the Agent of any Permitted Receivables Facility, including a description of the Accounts subject thereto and (iii) no Accounts constituting Collateral shall be subject to any Permitted Receivables Facility.
“Person” means any individual, corporation, partnership, limited liability company, unlimited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Plan” means, at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), that any Credit Party maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past six (6) years on behalf of participants who are or were employed by any Credit Party.
“Pounds Sterling” and “£” means the lawful currency of the United Kingdom.
“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Civil Code of Quebec) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.
“Prime Rate” has the meaning specified in the definition of “Base Rate.”
“Pro Forma Compliance” means, with respect to any determination for any period and any transaction, that such determination shall be made by giving pro forma effect to each such transaction, as if each such transaction had been consummated on the first day of such period, based on, in the case of determinations made in reliance on pro-forma financial statement calculations only, historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant compliance certificate, financial statement or other document provided to the Agent or any Lender in connection herewith (which shall be prepared by the U.S. Borrower in good faith (subject to the approval of the Agent, not to be unreasonably withheld)) and for such purposes historical financial statements shall be recalculated as if such transaction had been consummated at the beginning of the applicable period, and any Indebtedness or other liabilities to be incurred, assumed or repaid had been incurred, assumed or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to such Indebtedness incurred during such period) and, to the extent pro forma financial statements are required to be prepared by the U.S. Borrower under Regulation S-X of the Securities Act of 1933 (“Reg. S-X”) reflecting such transaction for any period, all pro forma calculations made hereunder with respect to such transaction and for such period shall be in conformity with Reg. S-X at all times after such pro-forma financial statements reflecting such transactions are required to be filed by the U.S. Borrower under Reg. S-X.
“Pro Rata Extension Offers” has the meaning specified in Section 2.16(c).
“Pro Rata Share” means with respect to all matters relating to any Lender, (i) with respect to the Revolving Loans, the percentage obtained by dividing (A) the Commitment of that Lender by (B) the aggregate Commitments of all Lenders, as any such percentages may be adjusted by increases or decreases in Commitments pursuant to the terms and conditions hereof or by assignments permitted pursuant to Section 11.1, (ii) with respect to all Loans, the percentage obtained by dividing (A) the aggregate Commitments of that Lender by (B) the aggregate Commitments of all Lenders, and (iii) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (A) the aggregate outstanding principal balance of the Loans held by that Lender, by (B) the outstanding principal balance of the Loans held by all Lenders.
“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.
“Protective Advance” has the meaning specified in Section 2.20(a).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 10.13(a).
“QFC” has the meaning specified in Section 13.13(b).
“QFC Credit Support” has the meaning specified in Section 13.13.
“Qualified Capital Stock” means any Capital Stock other than Disqualified Capital Stock.
“Qualified Cash” means cash at the time of determination that is subject to a perfected first priority security interest in favor of the Agent and that is on deposit in the U.S. either (a) with the Agent and subject to a deposit account control agreement in favor of the Agent or (b) with any other depositary bank reasonably acceptable to the Agent and subject to a deposit account control agreement in favor of the agent and, upon the request of the Agent at any time and from time to time, subject to daily reporting by the relevant depositary bank to the Agent.
“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Quarterly Average Excess Availability Percentage” means, at any time, the Average Excess Availability Percentage for the three (3) most recently ended months or the most recently ended Fiscal Quarter, for which a Borrowing Base Certificate was delivered.
“Ratio Liens Indebtedness” means any Indebtedness secured by a Lien in reliance on clause 6(B) of the definition of “Permitted Liens”.
“Receivables Subsidiary” means any Subsidiary of the U.S. Borrower formed for the purpose of, or that solely engages in, one or more permitted securitizations, receivables financings, receivables financings, or Permitted Receivables Facilities.
“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Credit Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Recipient” means (a) the Agent and (b) any Lender, as applicable.
“Refinanced Commitments” has the meaning specified in Section 2.19(a).
“Refinancing Commitments” has the meaning specified in Section 2.19(a).
“Refinancing Amendment” has the meaning specified in Section 2.19(e).
“Refinancing Indebtedness” has the meaning specified in Section 7.1(b)(xv).
“Refinancing Lender” has the meaning specified in Section 2.19(d).
“Refunded Swing Line Loan” has the meaning specified in Section 2.1(b)(iii).
“Refunding Capital Stock” has the meaning specified in Section 7.2.
“Register” has the meaning specified in Section 11.1(a)(i).
“Regulation U” has the meaning specified in Section 4.10.
“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.
“Relationship Bank” has the meaning specified in Annex A.
“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the environment, including the migration of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.
“Replacement Lender” has the meaning specified in Section 2.14(d).
“Requisite Lenders” means Lenders having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans, in each case, excluding Non-Funding Lenders.
“Reserves” means reserves against the Borrowing Base as the Agent may establish from time to time in its Permitted Discretion (except as provided below), including, without limitation, the Dilution Reserve, the Canadian Priority Payable Reserves, the Discretionary FILO Dilution Reserve, if applicable, the 2025 Senior Notes Reserve (which shall in all events be implemented if required by the terms of the definition of “2025 Senior Notes Reserve” and shall not be subject to the Agent’s Permitted Discretion), if applicable, reserves to reflect Secured Hedging Obligations and obligations under Bank Product Documents with Secured Parties; reserves to reflect rebates to the extent Agent in its Permitted Discretion determines dilution reserve is inadequate and to the extent not otherwise covered, and such additional other reserves as the Agent may establish from time to time in its Permitted Discretion as provided in Section 2.18 hereof.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Cash” means cash and Cash Equivalents held by the U.S. Borrower and the Restricted Subsidiaries that would appear as “restricted” on a consolidated balance sheet of the U.S. Borrower or any of the Restricted Subsidiaries.
“Restricted Conditions” means each of the following conditions:
(a) there is no Event of Default existing immediately before or after such transaction;
(b) either (i) the 30 Day Excess Availability immediately preceding the proposed transaction and Specified Availability on the date of the proposed transaction (in each case, calculated on a pro forma basis for such transaction and/or any Advance) is equal to or greater than (x) in the case of any Restricted Payment made pursuant to Section 7.2(b)(xix), the greater of $78,750,000 and (y) 17.5% of the Line Cap and (y) in any other case, the greater of $67,500,000 and 15.0% of the Line Cap or (ii)(x) the 30 Day Excess Availability immediately preceding the proposed transaction and Specified Availability on the date of the proposed transaction (in each case, calculated on a pro forma basis for such transaction and/or any Advance) is equal to or greater than (A) in the case of any Restricted Payment made pursuant to Section 7.2(b)(xix), the greater of $67,500,000 and 15.0% of the Line Cap or (B) in any other case, the greater of $56,250,000 and 12.5% of the Line Cap and (y) the Fixed Charge Coverage Ratio is at least 1.00 to 1.00 determined as of the end of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.1(b) or (c) after giving effect to such transaction and/or Advance; and
(c) the U.S. Borrower shall have delivered a customary Officer’s Certificate to the Agent certifying as to compliance with the requirements of clauses (a) and (b).

“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Payments” has the meaning specified in Section 7.2.
“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person. Unless the context otherwise requires, the term “Restricted Subsidiary” shall mean a Restricted Subsidiary (including, for the avoidance of doubt, each Canadian Borrower) of the U.S. Borrower. Each Credit Party shall constitute a Restricted Subsidiary.
“Retired Capital Stock” has the meaning specified in Section 7.2(b)(ii).
“Retiree Welfare Plan” means, at any time, a welfare plan (within the meaning of Section 3(1) of ERISA) that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC or other similar state law and at the sole expense of the participant or the beneficiary of the participant.
“Revaluation Date” means, with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit for or on behalf of the U.S. Borrower if such Letter of Credit is denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof and (iii) the latest to occur of (1) each date of any payment by any L/C Issuer under any Letter of Credit denominated in Canadian Dollars or an Alternative Currency, (2) each date of reimbursement payment made by a Borrower to any L/C Issuer under any Letter of Credit denominated in Canadian Dollars or an Alternative Currency, or (3) payment over to any L/C Issuer under any Letter of Credit denominated in Canadian Dollars or an Alternative Currency by a Lender of its Pro Rata Share of a participation interest or a Revolving Loan advanced as reimbursement.
“Revolving Credit Advance” has the meaning specified in Section 2.1(a)(i).
“Revolving Loan” means, at any time, the sum of (a) the aggregate amount of Revolving Credit Advances outstanding to the U.S. Borrower plus (b) the aggregate Letter of Credit Obligations incurred on behalf of the U.S. Borrower. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.
“Revolving Note” and “Revolving Notes” have the meaning specified in Section 2.1(a)(ii).
“RXO Capacity Solutions” has the meaning specified in the preamble to this Agreement.
“RXO Last Mile Canada” has the meaning specified in the preamble to this Agreement.
“S&P” means Standard & Poor’s Ratings Group, Inc. or any successor to the rating agency business thereof.
“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the U.S. Borrower or a Restricted Subsidiary whereby the U.S. Borrower or such Restricted Subsidiary transfers such property to a Person and the

U.S. Borrower or such Restricted Subsidiary leases it from such Person, other than leases between any of the U.S. Borrower and a Restricted Subsidiary or between Restricted Subsidiaries.
“Scheduled Unavailability Date” has the meaning specified in Section 2.15(b)(ii).
“Schedules” means the Schedules prepared by the U.S. Borrower and attached to this Agreement.
“SEC” means the United States Securities and Exchange Commission.
“Secured Hedge Agreement” means any Swap Contract by and between any Credit Party and any Hedge Bank.
“Secured Hedging Obligations” means the obligations of any Credit Party arising under any Secured Hedge Agreement.
“Secured Indebtedness” means any Consolidated Total Indebtedness secured by a Lien.
“Secured Parties” means, collectively, with respect to the Obligations, the Agent, the Lenders, the L/C Issuers, the Swing Line Lender, any Lender or the Agent (or any Affiliate of a Lender or the Agent) that is a party to the Bank Product Documents and any Lender, the Agent or any Hedge Bank that is a party to a Secured Hedge Agreement.
“Security Agreement” means that certain Security Agreement, dated as of the Closing Date, made by the Credit Parties party thereto in favor of the Agent, on behalf of the Agent and the Lenders, as amended, restated, supplemented or otherwise modified from time to time.
“Senior Managing Agents” means each of Barclays Bank Plc, Wells Fargo Securities, LLC, Goldman Sachs Bank USA and Morgan Stanley Bank, N.A.
“Senior Representative” means, with respect to any Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Settlement Date” has the meaning specified in Section 10.8(a)(ii).
“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provisions).
“Similar Business” has the meaning specified in Section 7.6.
“SOFR” means, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solvent” means, with respect to any Person organized under the laws of the United States or any state thereof, on a particular date, that on such date (a) the fair value of the assets of such Person, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person; (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) such Person will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) such Person will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are conducted on such date and are proposed to be conducted after such date.
“SPC” has the meaning specified in Section 11.1(g).
“Specified Availability” means, at any time, the sum of (x) Excess Availability plus (y), solely to the extent Excess Availability exceeds 5.0% of the Line Cap at such time, Suppressed Availability.
“Specified Debt Reserve” means a Reserve established by the Agent in its Permitted Discretion in the event that, and only for so long as and to the extent that Indebtedness Incurred pursuant to any of Sections 7.1(b)(ii), 7.1(b)(xvi), 7.1(b)(xxv) or 7.1(b)(xxviii) is maturing within 91 days of such determination date.
“Specified MT Carrier Agreements” means any Carrier Agreement executed in connection with any Brokered Customer Contract arising under the Company’s managed transportation vertical that renders payment to the Carrier under such Carrier Agreement contingent or subject to any Credit Party or any Subsidiary thereof, as applicable, receiving payment under such Brokered Customer Contract.
“Spot Rate” means, on any day, the rate quoted or published by the Agent (or a designated Affiliate of the Agent) at which Canadian Dollars or any Alternative Currency may be exchanged into Dollars. The applicable L/C Issuer may use such Spot Rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“Stated Termination Date” means February 5, 2031.
“Subordinated Indebtedness” means (a) with respect to any Borrower, any Indebtedness of such Borrower which is by its terms subordinated in right of payment to the Loans on which it is obligated, and (b) with respect to any Credit Party, any

Indebtedness of such Credit Party which is by its terms subordinated in right of payment to its guarantee of Indebtedness under this Agreement.
“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or unlimited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless the context otherwise requires, the term “Subsidiary” shall mean a Subsidiary of the U.S. Borrower.
“Subsidiary Guarantors” means each Subsidiary of the U.S. Borrower, other than Excluded Subsidiaries. As of the Closing Date, the Subsidiary Guarantors are listed on Schedule (A-1).
“Supermajority Lenders” means Lenders having (a) 66.67% or more of the Commitments of all Lenders, or (b) if the Commitments have been terminated, 66.67% or more of the aggregate outstanding amount of the Revolving Credit Advances.
“Supported QFC” has the meaning specified in Section 13.13.
“Suppressed Availability” means, at any time, the amount, if positive, by which the Borrowing Base in effect at such time exceeds the aggregate Commitments of all Lenders at such time; provided, that Suppressed Availability shall not exceed 5.0% of the aggregate amount of the Commitments of all Lenders at such time.
“Swap Contract” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, cross-currency hedges, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the U.S. Borrower or any of their respective Subsidiaries shall be a “Swap Agreement” and (b) any agreement with respect to any transactions (together with any related confirmations) which are subject to the terms and conditions of, or are governed by, any master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other similar master agreement.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.
“Swing Line Advance” has the meaning specified in Section 2.1(b)(i).
“Swing Line Availability” has the meaning specified in Section 2.1(b)(i).
“Swing Line Commitment” means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex C, which commitment constitutes a subfacility of the Commitment of the Swing Line Lender. The aggregate Swing Line Commitment on the Closing Date is (x) with respect to the U.S. Borrower, $45,000,000 and (y) with respect to the Canadian Borrowers, $10,000,000, in each case which commitment constitutes a subfacility of the aggregate Commitments.
“Swing Line Lender” means Bank of America.
“Swing Line Loan” means, as the context may require, at any time, the aggregate amount of Swing Line Advances outstanding to the U.S. Borrower or to any Canadian Borrower, as applicable.
“Swing Line Note” and “Swing Line Notes” have the meanings specified in Section 2.1(b)(ii).
“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Tax Act” means the Income Tax Act (Canada), as amended.
“Tax Compliance Certificate” has the meaning specified in Section 2.13(d).
“Tax Distributions” means any distributions described in Section 7.2(b)(xi).
“Tax Group” has the meaning specified in Section 7.2.
“Tax Structure” has the meaning specified in Section 12.8.
“Taxes” means present and future taxes (including, but not limited to, income, corporate, capital, excise, property, ad valorem, sales, use, payroll, value added and franchise taxes, deductions, withholdings and custom duties), charges, fees, imposts, levies, deductions or withholdings (including backup withholding) and all liabilities (including interest, additions to tax and penalties) with respect thereto, imposed by any Governmental Authority.
“Term Collateral Account” has the meaning specified in Annex A.

“Term CORRA” means, for the purpose of determining the Canadian Prime Rate pursuant to clause (ii) of the definition thereof, the rate per annum equal to the forward-looking term rate based on CORRA for a one month term, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the applicable determination date; provided, that if Term CORRA determined as provided above shall ever be less than 0.0%, then Term CORRA shall be deemed to be 0.0%.
“Term Priority Collateral” means all present and future right, title and interest of the Credit Parties, whether now owned or hereafter acquired, existing or arising, and wherever located, in all of the assets and property of any Credit Party, whether real, personal or mixed (other than ABL Priority Collateral), including, without limitation, but only as and to the extent constituting Collateral, all: (a) Capital Stock of the U.S. Borrower and each Subsidiary; (b) Intellectual Property; (c) all general intangibles and investment property that do not constitute ABL Priority Collateral; (d) Real Property; (e) books and records, supporting obligations and related letters of credit, commercial tort claims or other claims and causes of action, in each case, to the extent related primarily to the foregoing; and (f) substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing.
“Term Rate Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the (a) Term SOFR, with respect to Term SOFR Loans and Letters of Credit denominated in Dollars and (b) Term SOFR, with respect to Letters of Credit denominated in an Alternative Currency, in each case applicable to the Revolving Credit Advances, as determined in accordance with the definition of Applicable Margin.
“Term SOFR” means,
(a)    for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than 0.0%, then Term SOFR shall be deemed to be 0.0%.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Loan” means an Advance or Loan which bears interest based on Term SOFR. Term SOFR Loans shall be denominated in Dollars.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by the Term SOFR Administrator and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).
“Termination Date” means the date on which (a) the Loans have been repaid in full in cash, (b) all other Obligations under this Agreement and the other Loan Documents have been completely discharged or paid (other than contingent indemnification obligations for which no claim has been asserted, Bank Products Obligations and Secured Hedging Obligations), (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with Section 2.2, and (d) the Borrowers shall not have any further right to borrow any monies under this Agreement.
“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or Section 412 of the IRC, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.
“Trademarks” has the meaning specified in the Security Agreement or the Canadian Security Agreement, as applicable.
“Transactions” means (a) the entry by the U.S. Borrower into this Agreement and the borrowing of loans hereunder, (b) the refinancing of the Existing Credit Agreement and (c) the payment of fees and expenses in connection the foregoing.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unfinanced Capital Expenditures” means for any period, Capital Expenditures of the U.S. Borrower and its Restricted Subsidiaries made in cash during such period, except to the extent financed with the proceeds of Capitalized Lease Obligations or other Indebtedness (other than Loans incurred hereunder), common Capital Stock or Qualified Capital Stock, casualty proceeds, condemnation proceeds or other proceeds that would not be included in EBITDA, less cash received from the sale of any fixed assets of the

U.S. Borrower and its Restricted Subsidiaries (including, without limitation, assets of the type that may constitute Equipment hereunder) during such period; provided that the aggregate amount of Unfinanced Capital Expenditures during such period may not be less than zero.
“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan, allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan.
“United States” and “U.S.” mean the United States of America.
“U.S. Borrower” has the meaning specified in the preamble to this Agreement.
“U.S. Guarantor” means each Guarantor that is a Domestic Subsidiary.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Lender” has the meaning specified in Section 2.13(d).
“U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the Untied States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.
“U.S. Special Resolution Regimes” has the meaning specified in Section 13.13.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Capital Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Capital Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.
“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.
“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.
“Withholding Agent” means any Credit Party and the Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution

Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2    Rules of Construction. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition in Article or Division 9 shall control. Unless otherwise specified, references in this Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words “herein”, “hereof” and “hereunder”, and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule.
1.3    Interpretive Matters. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to agreements and instruments, statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. In addition, for purposes hereof, (a) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (b) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness; (c) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of a Person dated such date prepared in accordance with GAAP; (d) the principal amount of any Preferred Stock shall be (i) the maximum liquidation value of such Preferred Stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater; and (e) unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided, that, if the U.S. Borrower notifies the Agent that the U.S. Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the U.S. Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
1.4    Additional Alternative Currencies.
(a)    The U.S. Borrower may from time to time request that Letters of Credit be issued in a currency other than Dollars or those specifically listed in the definition of “Alternative Currency” (if any) for the account of the U.S. Borrower; provided that such requested currency is a lawful currency that is freely transferable and readily convertible into Dollars in the London interbank market. Such request shall be subject to the approval of the Agent and the applicable L/C Issuer(s).
(b)    Any such request shall be made to the Agent not later than 11:00 a.m. (New York, New York time), seven Business Days prior to the date of the desired issuance of a Letter of Credit in such other currency (or such other time or date as may be agreed by the Agent and the applicable L/C Issuer, in its or their sole discretion). In the case of any such request, the Agent shall also promptly notify the applicable L/C Issuer thereof. The applicable L/C Issuer shall notify the Agent, not later than 11:00 a.m. (New York, New York time), five Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.
(c)    Any failure by an L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such L/C Issuer to issue a Letters of Credit in such requested currency. If the Agent and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Agent shall so notify the U.S. Borrower and such currency shall thereupon be deemed for all purposes herein to be an Alternative Currency hereunder. If the Agent shall fail to obtain consent to any request for an additional currency under this Section 1.4, the Agent shall promptly so notify the U.S. Borrower.
1.5    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.
1.6    Leverage Ratio Calculations.
(a)    In the event that the U.S. Borrower or any Restricted Subsidiary Incurs, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Capital Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio is made (the “Leverage Calculation Date”), then the Consolidated Secured Net Leverage Ratio or Consolidated Total net Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Capital Stock or Preferred Stock as if the same had occurred at the beginning of the applicable four-quarter period; provided that, for purposes of clause 6(B) of the definition of “Permitted Lien”, the U.S. Borrower may elect pursuant to an Officer’s Certificate delivered to the Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at the time of delivery of such Officer’s Certificate, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time, and to the extent the U.S. Borrower elects pursuant to such an Officer’s Certificate delivered to the Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at the time of delivery of such Officer’s Certificate, solely for purposes of clause 6(B) of the definition of “Permitted Lien”, the U.S. Borrower shall deem all or such portion of such commitment as having been Incurred and to be outstanding for purposes of calculating the Consolidated Secured Net Leverage Ratio for any period in which the U.S. Borrower makes any such election and for any subsequent period until such commitments are no longer outstanding or until the U.S. Borrower elects to withdraw such election.
(b)    For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that the U.S. Borrower or any Restricted Subsidiary has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Leverage Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations or discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, the U.S. Borrower shall not make such computations on a pro forma basis for any such classification for any period until such sale, transfer or other disposition has been consummated. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the U.S. Borrower or any Restricted Subsidiary since the beginning of such period shall have consummated any pro forma event that would have required adjustment pursuant to this definition, then the Consolidated Secured Net Leverage Ratio and Consolidated Total Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such pro forma event had occurred at the beginning of the applicable four-quarter period.
(c)    For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the U.S. Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the U.S. Borrower, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event within 18 months of the date the applicable event is consummated.
(d)    If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Leverage Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the U.S. Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the U.S. Borrower may designate.
(e)    For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.
1.7    Quebec Interpretation. For purposes of the interpretation or construction of this Agreement pursuant to the laws of the Province of Quebec, for purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of any other Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, a “reservation of ownership”, “prior claim” and a “resolutory clause,” (f) all references to filing, registering or recording under the PPSA or the UCC shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary,” (k) “construction liens” shall be deemed to include “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall be deemed to include “solidary” and “jointly and severally” shall be deemed to include “solidarily” (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prête-nom”, (p) “easement” shall be deemed to include “servitude”, (q) “priority” shall be deemed to include “prior claim” or "rank", as applicable, (r) “survey” shall be deemed to include “certificate of location and plan”, (s) “fee simple title” and “fee title” shall be deemed to include “right of ownership”, (t) “foreclosure” shall be deemed to include “the exercise of a hypothecary right”, (u) “leasehold interest” shall be deemed to include “valid rights resulting from a lease”, (v) “lease” for personal or movable property shall be deemed to include a “contract of leasing (crédit-bail)”, (x) “deposit account” shall include a “financial account” as defined in Article 2713.6 of the Civil Code of Québec, and (y) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively. The parties hereto confirm that it is their wish that this Agreement and any other Loan Document be drawn up in the English language only and that all other documents contemplated hereunder or relating hereto, including notices, shall also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de credit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisages par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.
1.8    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.
1.9    Permitted Liens. Any references in this Agreement or any other Loan Document to “Permitted Liens” is not intended to subordinate or postpone, and shall not be interpreted as subordination or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.
2.    AMOUNT AND TERMS OF CREDIT
2.1    Credit Facilities.
(a)    Revolving Credit Facility.
(i)    Subject to the terms and conditions hereof, each Lender severally agrees to make available to the U.S. Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a “Revolving Credit Advance”). The Pro Rata Share of any Lender of the Aggregate Revolving Credit Exposure shall not at any time exceed its separate Commitment at such time. The obligations of each Lender hereunder shall be several and not joint. Until the Commitment Termination Date, the U.S. Borrower may borrow, repay and reborrow under this Section 2.1(a); provided, that (x) the Aggregate Revolving Credit Exposure at any time shall not exceed the Line Cap at such time and (y) the amount of Loans subject to such borrowing shall not exceed the Excess Availability at such time (subject to the Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of this Section 2.1 and Section 2.20). Each Revolving Credit Advance shall be made on notice by the U.S. Borrower to one of the representatives of the Agent identified in Schedule 2.1 at the address specified therein. Any such notice must be given no later than (1) 11:00 a.m. (New York, New York time) on the date of the proposed Revolving Credit Advance, in the case of a Base Rate Loan, or (2) 11:00 a.m. (New York, New York time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a Term SOFR Loan. Each such notice (a “Notice of Revolving Credit Advance”) may be given verbally by telephone but must be immediately confirmed in writing (by fax, electronic mail or overnight courier) substantially in the form of Exhibit 2.1(a)(i), and shall include the information required in such Exhibit. If the U.S. Borrower desires to have the Revolving Credit Advances bear interest by reference to Term SOFR, with respect to Term SOFR Loans denominated in Dollars, the U.S. Borrower must comply with Section 2.5(e). All Revolving Credit Advances made to the U.S. Borrower shall be denominated in Dollars.
(ii)    Except as provided in Section 2.10, if requested by the Lenders, the U.S. Borrower shall execute and deliver to each Lender a note to evidence the Commitment of that Lender. Each note shall be in the principal amount of the Commitment of the applicable Lender, and substantially in the form of Exhibit 2.1(a)(ii) (each a “Revolving Note” and, collectively, the “Revolving Notes”). Each Revolving Note (or, if a Revolving Note is not requested, this Agreement) shall represent the joint and several obligation of the U.S. Borrower to pay the amount of the applicable Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Loans to the U.S. Borrower together with interest thereon as prescribed in Section 2.5. The entire unpaid balance of the aggregate Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date (and the Commitment, for purposes of this Agreement, shall thereafter be zero).
(iii)    Notwithstanding any provision of this Agreement to the contrary, at the request of the U.S. Borrower, the Agent may in its sole discretion, make Revolving Credit Advances to the U.S. Borrower, on behalf of the Lenders, in amounts that would cause the Aggregate Revolving Credit Exposure to exceed the Borrowing Base (any such excess Revolving Credit Advances are herein referred to collectively as “Overadvances”); provided, that (i) no Overadvance shall be made if it would cause (x) any Lender’s Pro Rata Share of the Aggregate Revolving Exposure to exceed such Lender’s Commitment or (y) the Aggregate Revolving Exposure to exceed the aggregate Commitments and (ii) no Overadvance shall result in a Default or Event of Default due to any Borrower’s failure to comply with this Section 2.1 or Section 2.3(b)(i) for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to amount of such Overadvance. All Overadvances shall be Base Rate Loans. The authority of the Agent to make Overadvances is limited to an aggregate amount not to exceed, when taken together with any Protective Advances, 10% of the Line Cap. Each Overadvance shall mature and be due on the earliest of (i) the Stated Maturity Date, (ii) demand by the Agent and (iii) thirty days after such Overadvance is made.
(iv)    Each Overadvance shall be secured by the Liens in favor of the Agent on the Collateral and shall constitute Obligations hereunder. The Agent’s authorization to make Overadvances may be revoked at any time by the Requisite Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof. The making of an Overadvance on any one occasion shall not obligate the Administrative Agent to make any Overadvance on any other occasion.
(v)    Upon the making of an Overadvance by the Agent, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Agent without recourse or warranty, an undivided interest and participation in such Overadvance in proportion to its Pro Rata Share and, upon demand by the Agent, shall fund such participation to the Agent.

(b)    Swing Line Facility.
(i)    The Agent shall notify the Swing Line Lender or the Canadian Swing Line Lender, as applicable, upon the Agent’s receipt of any Notice of Revolving Credit Advance from any Borrower which requests Swing Line Advances (as defined below). Subject to the terms and conditions hereof, the Swing Line Lender or Canadian Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances in Dollars to the U.S. Borrower or advances in Canadian Dollars to any Canadian Borrower (each, a “Swing Line Advance”) in accordance with any such notice. The provisions of this Section 2.1(b) shall not relieve Lenders of their obligations to make Revolving Credit Advances under Section 2.1(a); provided, that if the Swing Line Lender or Canadian Swing Line Lender, as applicable, makes a Swing Line Advance pursuant to any such notice, such Swing Line Advance shall be in lieu of any Revolving Credit Advance that otherwise may be made by Lenders pursuant to such notice. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) the Line Cap, in each case, less the outstanding balance of the Revolving Loans and Letter of Credit Obligations at such time (“Swing Line Availability”). Until the Commitment Termination Date, the Borrowers may from time to time borrow, repay and reborrow under this Section 2.1(b). Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit Advance delivered to the Agent by a Borrower in accordance with Section 2.1(a)(i). Any such notice must be given no later than 11:00 a.m. (New York time) on the Business Day of the proposed Swing Line Advance. Unless the Swing Line Lender or Canadian Swing Line Lender, as applicable, has received at least one Business Day’s prior written notice from the Requisite Lenders instructing it not to make any Swing Line Advance, the Swing Line Lender or Canadian Swing Line Lender, as applicable, shall, notwithstanding the failure of any condition precedent set forth in Section 3.2, be entitled to fund any requested Swing Line Advance, and to have each Lender make Revolving Credit Advances in accordance with Section 2.1(b)(iii) or purchase participating interests in accordance with Section 2.1(b)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, (i) Swing Line Loans denominated in Dollars shall constitute Base Rate Loans, (ii) Swing Line Loans denominated in Canadian Dollars shall constitute Canadian Prime rate Loans and (iii) Swing Line Loans shall not be made in any currency other than Dollars or Canadian Dollars. Each Borrower shall repay each Swing Line Loan upon written demand therefor by the Agent. Each Swing Line Advance made in Canadian Dollars to any Canadian Borrower shall be in a minimum principal amount of C$1,000,000.
(ii)    Upon request by the Swing Line Lender or Canadian Swing Line Lender, as applicable, each Borrower shall execute and deliver to the Swing Line Lender or Canadian Swing Line Lender, as applicable, a promissory note to evidence the Swing Line Commitment. Such note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender or Canadian Swing Line Lender, as applicable and substantially in the form of Exhibit 2.1(b)(ii) (each a “Swing Line Note” and, collectively, the “Swing Line Notes”). Each Swing Line Note (or, if Swing Line Notes are not requested, this Agreement) shall represent the obligation of such Borrower to pay the amount of the aggregate unpaid principal amount of all Swing Line Advances made to such Borrower together with interest thereon as prescribed in Section 2.5. The entire unpaid balance of the Swing Line Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date, if not sooner paid in full.
(iii)    The Swing Line Lender, at any time, and from time to time in its sole and absolute discretion, but not less frequently than weekly, shall on behalf of the U.S. Borrower (and the U.S. Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender (including the Swing Line Lender) to make a Revolving Credit Advance for the account of the U.S. Borrower (which shall be a Base Rate Loan) in an amount equal to that Lender’s Pro Rata Share of the principal amount of the U.S. Borrower’s Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. If any Lender is a Non-Funding Lender, and the conditions precedent set forth in Section 3.2 are satisfied at such time, that Non-Funding Lender’s reimbursement obligations with respect to the Swing Line Loans shall be reallocated to and assumed by the other Lenders in accordance with their Pro Rata Share of the Revolving Loans (calculated as if the Non-Funding Lender’s Pro Rata Share was reduced to zero and each other Lender’s Pro Rata Share had been increased proportionately); provided that no Lender shall be reallocated any such reimbursement obligations to the extent such reallocation shall cause its Pro Rata Share of the Aggregate Revolving Credit Exposure to exceed its Commitment. If any Lender is a Non-Funding Lender, upon receipt of the demand described above, each Lender that is not a Non-Funding Lender will be obligated to pay to the Agent for the account of the Swing Line Lender its Pro Rata Share of the outstanding Swing Line Loans (increased as described above); provided that no Lender shall be required to fund any amount to the extent such funding shall cause its Pro Rata Share of the Aggregate Revolving Credit Exposure to exceed its Commitment. Unless any of the events described in Sections 9.1(j) or (k) has occurred (in which event the procedures of Section 2.1(b)(iv) shall apply), and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Lender shall disburse directly to the Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender prior to 3:00 p.m. (New York time) in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of those Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan of the U.S. Borrower.
(iv)    If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 2.1(b)(iii), one of the events described in Sections 9.1(j) or 9.1(k) has occurred, then, subject to the provisions of Section 2.1(b)(v) below, each Lender shall, on the date such Revolving Credit Advance was to have been made, purchase, or be deemed to have purchased, from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Lender shall promptly transfer to the Swing Line Lender in immediately available funds, the amount of its participation interest.
(v)    Each Lender’s obligation to make Revolving Credit Advances in accordance with Section 2.1(b)(iii) and to purchase participation interests in accordance with Section 2.1(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Canadian Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time; or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Lender does not make available to the Agent or the Swing Line Lender or the Canadian Swing Line Lender, as applicable, the amount required pursuant to Sections 2.1(b)(iii) or 2.1(b)(iv), as the case may be, the Swing Line Lender or the Canadian Swing Line lender, as applicable, shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Base Rate thereafter.
(c)    Reliance on Notices. The Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation, or similar notice reasonably believed by the Agent to be genuine. The Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for the Agent has actual knowledge to the contrary.
2.2    Letters of Credit.
(a)    Issuance. Subject to the terms and conditions of this Agreement, the Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of the U.S. Borrower, and for the U.S. Borrower’s account (or for the account of any of the U.S. Borrower’s Restricted Subsidiaries designated thereby, provided that the U.S. Borrower shall be liable hereunder for all Letter of Credit Obligations incurred by its Restricted Subsidiaries), Letter of Credit Obligations with respect to Letters of Credit to be issued by an L/C Issuer for the U.S. Borrower’s account (or for the account of any of the U.S. Borrower’s Restricted Subsidiaries, provided that the U.S. Borrower shall be liable hereunder for all Letter of Credit Obligations incurred by its Restricted Subsidiaries). Each Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit as more fully described in Section 2.2(b)(ii). The aggregate amount of all such Letter of Credit Obligations shall, subject to Section 2.3(b)(ii) and Section 2.3(b)(iii), as applicable, not at any time exceed the Dollar Equivalent of $100,000,000 (the “L/C Sublimit”). No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, but may contain provisions for automatic renewal thereof for periods not in excess of one (1) year, unless otherwise reasonably determined by the Agent and the applicable L/C Issuer, in their respective sole discretion, and no Lender shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the fifth (5th) Business Day prior to the Stated Termination Date; provided, further that a Letter of Credit may, upon the request of the applicable Borrower, be issued or renewed for a period beyond the date that is five (5) Business Days prior to the maturity date thereof if such Letter of Credit becomes subject to cash collateralization on such fifth (5th) Business Day prior to the Stated Termination Date (at 103% of the face value of such Letter of Credit) or other arrangements, in each case reasonably satisfactory to the Agent and the applicable L/C Issuer, have been provided, and the applicable L/C Issuer has released the Lenders in writing from their participation obligations with respect to such Letter of Credit on the Stated Termination Date. Notwithstanding anything to the contrary contained herein, any L/C Issuer may only issue Letters of Credit to the extent permitted by applicable law. If (i) any Lender is a Non-Funding Lender or the Agent determines that any of the Lenders is an Impacted Lender, and (ii) the reallocation of that Non-Funding Lender’s or Impacted Lender’s Letter of Credit Obligations to the other Lenders would reasonably be expected to cause the Letter of Credit Obligations and Loans of any Lender to exceed its Commitment (an “Affected L/C Issuer”), taking into account the amount of outstanding Aggregate Revolving Credit Exposure, then no Affected L/C Issuer shall be obligated to issue or renew any Letters of Credit unless the Non-Funding Lender or Impacted Lender has been replaced, the Letter of Credit Obligations have been cash collateralized to the extent of any shortfall in Commitments, or the Commitment of the other Lenders has been increased in accordance with Section 12.2(c) by an amount sufficient to satisfy the Agent that all additional Letter of Credit Obligations will be covered by all Lenders who are not Non-Funding Lenders or Impacted Lenders. Notwithstanding anything to the contrary contained herein, no L/C Issuer shall be obligated to issue or renew any Letter of Credit if, after giving effect to the issuance or renewal thereof, (i) the aggregate amount of all Letter of Credit Obligations in respect of Letters of Credit issued by such L/C Issuer would exceed the Dollar Equivalent of such L/C Issuer’s L/C Issuer Fronting Sublimit Amount and (ii) the aggregate amount of all Letter of Credit Obligations would exceed the Line Cap less the Aggregate Revolving Credit Exposure. Each Letter of Credit will be denominated in Dollars or any Alternative Currency, as specified by the U.S. Borrower.
(b)    Advances Automatic; Participations.
(i)    If no Lender is a Non-Funding Lender, in the event that any L/C Issuer shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Loan under Section 2.1(a) regardless of whether a Default or Event of Default has occurred and is continuing, and notwithstanding the U.S. Borrower’s failure to satisfy the conditions precedent set forth in Section 3.2, and, if no Lender is a Non-Funding Lender (or if the only Non-Funding Lender is the L/C Issuer that issued such Letter of Credit), each Lender shall be obligated to pay its Pro Rata Share of the Dollar Equivalent thereof in accordance with this Agreement. If any Lender is a Non-Funding Lender, in the event that any L/C Issuer shall make any payment on or pursuant to any Letter of Credit Obligation and the conditions precedent set forth in Section 3.2 are satisfied at such time, such payment shall then be deemed automatically to constitute a Revolving Loan and that Non-Funding Lender’s Letter of Credit Obligations shall be reallocated to and assumed by the other Lenders pro rata in accordance with their Pro Rata Share of the Dollar Equivalent of the Revolving Loan (calculated as if the Non-Funding Lender’s Pro Rata Share was reduced to zero and each other Lender’s Pro Rata Share had been increased proportionately); provided that no Lender shall be reallocated any Letter of Credit Obligations to the extent such reallocation shall cause its Pro Rata Share of the Dollar Equivalent of the Aggregate Revolving Credit Exposure to exceed its Commitment. If any Lender is a Non-Funding Lender, each Lender that is not a Non-Funding Lender shall pay to the Agent for the account of such L/C Issuer its Pro Rata Share (increased as described above) of the Dollar Equivalent of the Letter of Credit Obligations that from time to time remain outstanding; provided that no Lender shall be required to fund any amount to the extent such funding shall cause its Pro Rata Share of the Aggregate Revolving Credit Exposure to exceed its Commitment. The failure of any Lender to make available to the Agent for the applicable L/C Issuer’s account its Pro Rata Share of the Dollar Equivalent of any such Revolving Loan or payment by the Agent to the applicable L/C Issuer shall not relieve any other Lender of its obligation hereunder to make available to the Agent its Pro Rata Share thereof.
(ii)    If it shall be illegal or unlawful for the U.S. Borrower to incur Revolving Loans as contemplated by Section 2.2(b)(i) above, or if it shall be illegal or unlawful for any Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to any L/C Issuer, then (A) immediately and without further action whatsoever, each Lender shall be deemed to have irrevocably and unconditionally purchased from such L/C Issuer an undivided interest and participation equal to such Lender’s Pro Rata Share (based on its Commitment) of the Dollar Equivalent of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding, and (B) thereafter, immediately upon issuance of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from such L/C Issuer an undivided interest and participation in such Lender’s Pro Rata Share (based on its Commitment) of the Dollar Equivalent of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in this Agreement with respect to Revolving Loans, it being understood that each Lender’s obligation to fund its participation in all payments or disbursements made under Letters of Credit denominated in an Alternative Currency shall be funded in Dollars as provided in Section 2.2(b)(i) above.
(iii)    In determining whether to pay under any Letter of Credit, no L/C Issuer shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an L/C Issuer under or in connection with any Letter of Credit issued by it shall not create for such L/C Issuer any resulting liability to the U.S. Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence, or willful misconduct on the part of such L/C Issuer (as determined by a court of competent jurisdiction in a final and non-appealable decision).
(c)    Cash Collateral.
(i)    If the U.S. Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to this Agreement prior to the Stated Termination Date, the U.S. Borrower will pay to the Agent for the ratable benefit of itself, the L/C Issuers and applicable Lenders cash or Cash Equivalents (“Cash Collateral”) in an amount in Dollars equal to 103% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding in the applicable currency of the Letter of Credit. Such funds or Cash Equivalents shall be held by the Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to the Agent, and the Agent shall use its commercially reasonable efforts to make such Cash Collateral Account an interest bearing account. The Cash Collateral Account shall be in the name of the U.S. Borrower and shall be pledged to, and subject to the control of, the Agent, for the benefit of the Agent, the applicable Lenders and applicable L/C Issuers, in a manner satisfactory to the Agent. The U.S. Borrower hereby pledges and grants to the Agent, on behalf of itself and the Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. This Agreement shall constitute a security agreement under applicable law.
(ii)    If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, the Credit Parties shall either (A) provide Cash Collateral therefor in the manner described above, or (B) cause all such Letters of Credit to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration and currency (plus thirty (30) additional days) as, and in an amount equal to 103% of, the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate, and in any case shall be issued by a banking institution, and shall be subject to such terms and conditions, as are reasonably satisfactory to the Agent and the applicable L/C Issuer in its reasonable sole discretion.
(iii)    From time to time after funds are deposited in the Cash Collateral Account by the U.S. Borrower, whether before or after the Commitment Termination Date, the Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as the Agent may elect, as shall be or shall become due and payable by the U.S. Borrower to the Agent, the L/C Issuers and the Lenders with respect to such Letter of Credit Obligations, and, upon the satisfaction in full of all Letter of Credit Obligations, and after the Commitment Termination Date, to any other Obligations of the U.S. Borrower then due and payable.
(iv)    The U.S. Borrower or any Person claiming on behalf of or through the U.S. Borrower shall not have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by the Credit Parties to the Agent, the L/C Issuers and the Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to the U.S. Borrower or as otherwise required by law. Interest, if any, earned on deposits in the Cash Collateral Account shall be held as additional collateral.
(d)    Fees and Expenses. The U.S. Borrower agree to pay to the Agent for the benefit of the applicable Lenders and L/C Issuers, as compensation to such Lenders and L/C Issuers for Letter of Credit Obligations incurred hereunder, (i) all reasonable documented out-of-pocket costs and expenses incurred by the Agent, any L/C Issuer or any Lender on account of such Letter of Credit Obligations, and (ii) to each applicable Lender, for each Fiscal Quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Term Rate Margin then in effect multiplied by the Dollar Equivalent of the aggregate face amount of each outstanding Letter of Credit, calculated on the basis of a 360-day year and for the actual number of days such Letter of Credit Obligations was outstanding during such Fiscal Quarter. Such Letter of Credit Fee shall be paid to the Agent for the benefit of the Lenders quarterly in arrears, on the first day of each January, April, July and October and on the Commitment Termination Date. In addition, the U.S. Borrower shall pay in Dollars to each L/C Issuer, (i) for each Fiscal Quarter during which any Letter of Credit shall remain outstanding, a fee in an amount equal to 0.125% multiplied by the Dollar Equivalent of the aggregate face amount of each such outstanding Letter of Credit issued by such L/C Issuer, calculated on the basis of a 360-day year and for the actual number of days such Letter of Credit was outstanding during such Fiscal Quarter, and (ii) on demand, such reasonable fees, reasonable documented out-of-pocket charges and expenses of each L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of any Letter of Credit issued by such L/C Issuer or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued; provided, that any such fees, charges or expenses payable in respect of Letters of Credit denominated in an Alternative Currency may be paid in the applicable Alternative Currency if the U.S. Borrower and the applicable L/C Issuer so agree (in each case, in its respective sole discretion).
(e)    Request for Incurrence of Letter of Credit Obligations. The U.S. Borrower shall give the Agent and the applicable L/C Issuer at least five (5) Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation and identifying whether such Letter of Credit is to be issued on behalf of the U.S. Borrower or for the account of any Restricted Subsidiary of the U.S. Borrower. Each such request for a Letter of Credit, and any Letter of Credit issued pursuant thereto, shall be on the applicable L/C Issuer’s standard form documents. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by the U.S. Borrower and approvals by the Agent and the applicable L/C Issuer may be made and transmitted pursuant to communication methods mutually agreed upon and established by and among the U.S. Borrower, the Agent and the applicable L/C Issuer.
(f)    Obligation Absolute. The obligation of the U.S. Borrower to reimburse the Agent, the L/C Issuers and the Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest, or other formalities, and the obligations of each Lender to make payments to the Agent and L/C Issuers with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of the U.S. Borrower and the Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:
(i)    any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Loan Documents or any other agreement;
(ii)    the existence of any claim, setoff, defense, or other right that the U.S. Borrower or any of its respective Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), the Agent, any Lender, any L/C Issuer or any other Person, whether in connection with this Agreement, the Letter of

Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between the U.S. Borrower or any of their respective Affiliates and the beneficiary for which the Letter of Credit was procured);
(iii)    any draft, demand, certificate, or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    payment by the Agent (except as otherwise expressly provided in Section 2.2(g)(ii)(C) below) or the applicable L/C Issuer under any Letter of Credit against presentation of a demand, draft, or certificate or other document that does not comply with the terms of such Letter of Credit;
(v)    any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the U.S. Borrower or any Restricted Subsidiary or in the relevant currency markets generally;
(vi)    any other circumstance or event whatsoever, that is similar to any of the foregoing; or
(vii)    the fact that a Default or an Event of Default has occurred and is continuing.
Neither the Agent, the Lenders nor the L/C Issuers, nor any of their Related Person, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable L/C Issuer; provided that the foregoing shall not be construed to excuse any L/C Issuer from liability to the U.S. Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the U.S. Borrower to the extent permitted by applicable law) suffered by the U.S. Borrower that are caused by such L/C Issuer's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct, or breach of its obligations hereunder, on the part of any L/C Issuer (as finally determined by a court of competent jurisdiction), such L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Indemnification; Nature of Lenders’ Duties.
(i)    In addition to amounts payable as elsewhere provided in this Agreement, the U.S. Borrower hereby agrees to pay and to protect, indemnify, and save harmless the Agent, each L/C Issuer and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges, and expenses (including reasonable documented attorneys’ fees of one counsel in each relevant jurisdiction) that the Agent, any L/C Issuer or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of the Agent, any L/C Issuer or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent such failure is a result of the gross negligence, bad faith, or willful misconduct of the Agent, such L/C Issuer or such Lender (as finally determined by a court of competent jurisdiction).
(ii)    As between the Agent, any L/C Issuer and any Lender and the U.S. Borrower, the U.S. Borrower assumes all risks of the acts and omissions of, or misuse of, any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither the Agent nor any L/C Issuer or Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness, or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent, or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of clause (A), (B), or (C) of this Section 2.2(g)(ii), in the case of any payment by any L/C Issuer under any Letter of Credit, such L/C Issuer shall be liable to the extent such payment was made solely as a result of its gross negligence, bad faith, or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit complies on its face with any applicable requirements for a demand for payment under such Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit; and (H) any consequences arising from causes beyond the control of the Agent, any L/C Issuer or any Lender. None of the above shall affect, impair, or prevent the vesting of any of the Agent’s, any L/C Issuer’s or any Lender’s rights or powers hereunder or under this Agreement.
(iii)    In the event of any conflict between the terms of this Agreement and the terms of any letter of credit application, reimbursement agreement, or similar document, instrument or agreement between or among the U.S. Borrower and any L/C Issuer, the terms of this Agreement shall control.
(h)    Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide the Agent, in form and substance satisfactory to the Agent, each of the following on the following dates: (i) (A) on or prior to any issuance of any Letter of Credit by such

L/C Issuer, (B) immediately after any drawing under any such Letter of Credit or (C) immediately after payment (or failure to pay when due) by the U.S. Borrower of any related Letter of Credit Obligation, notice thereof, which shall contain a reasonably detailed description of such issuance, drawing or payment, and the Agent shall provide copies of such notices to each Lender reasonably promptly after receipt thereof; (ii) upon the request of the Agent (or any Lender through the Agent), copies of any Letter of Credit issued by such L/C Issuer and any related Letter of Credit reimbursement agreement and such other documents and information as may be reasonably requested by the Agent; and (iii) on the first Business Day of each calendar month, a schedule of the Letters of Credit issued by such L/C Issuer, in form and substance reasonably satisfactory to the Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar month.
(i)    Replacement of L/C Issuer. Any L/C Issuer may be replaced with another Lender (or an Affiliate of a Lender) at any time by written agreement among the U.S. Borrower, the Agent, the Requisite Lenders, and the successor L/C Issuer. The Agent shall notify the Lenders of any such replacement of such L/C Issuer. At the time any such replacement shall become effective, the U.S. Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of the applicable L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor L/C Issuer and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.
(j)    Existing Letters of Credit. On the Closing Date, each letter of credit listed on Schedule 2.2, to the extent outstanding, shall be automatically and without further action by the parties thereto (and without payment of any fees otherwise due upon the issuance of a Letter of Credit) deemed converted into Letters of Credit issued pursuant to this Section 2.2 and subject to the provisions hereof.
2.3    Prepayments.
(a)    Voluntary Prepayments; Reductions in Commitments. The U.S. Borrower may, upon notice to the Agent, prepay the Loans at any time and from time to time (provided, that such notice must be received by the Agent not later than 11:00 a.m. (i) three (3) Business Days’ prior to any date of prepayment of Term SOFR Loans and (ii) on the date of prepayment of Base Rate Loans), and the U.S. Borrower may at any time on at least three (3) Business Days’ prior written notice by the U.S. Borrower to the Agent permanently reduce or terminate the Commitment; provided that (i) any such prepayments or reductions (not providing for the repayment of the Revolving Loans in full) shall be in a minimum principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, (ii) the Commitment shall not be reduced to an amount that is less than the amount of the Aggregate Revolving Credit Exposure then outstanding unless such Commitment reduction is accompanied by a prepayment of Loans (and, to the extent necessary, the cash collateralization of Letters of Credit outstanding) necessary to ensure that the Aggregate Revolving Credit Exposure does not exceed the Commitment (as so reduced) and (iii) after giving effect to such reductions, the U.S. Borrower shall comply with Section 2.3(b)(i). In addition, if the U.S. Borrower terminates the Commitment, all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Section 2.2 hereto upon the effectiveness of such termination. Any voluntary reductions in Commitments shall be applied to the Commitments of each Lender on a pro rata basis. Any voluntary prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. Any voluntary prepayment of Term SOFR Loans and any reduction or termination of the applicable Commitment must be accompanied by the payment of any Term SOFR Loans, funding breakage costs in accordance with Section 2.11(b). Upon any such reduction or termination of the Commitment, the U.S. Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf or request Swing Line Advances, shall simultaneously be permanently reduced or terminated, as the case may be. Each notice of partial prepayment shall designate the Loans or other Obligations to which such prepayment is to be applied, and any notice delivered pursuant to this Section 2.3(a) may be conditioned on the occurrence of one or more events described in the applicable notice.
(b)    Mandatory Prepayments.
(i)    Except with respect to Overadvances made pursuant to Section 2.1(a)(iii), if at any time the outstanding amount of the Aggregate Revolving Credit Exposure exceeds the Line Cap, the U.S. Borrower shall immediately repay outstanding Loans to the extent required to eliminate such excess. If any such excess remains after repayment in full of all outstanding Revolving Credit Advances, the U.S. Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 2.2 to the extent required to eliminate such excess.
(ii)    Except with respect to Overadvances made pursuant to Section 2.1(a)(iii), if at any time the outstanding amount of the Loans exceeds the Line Cap, the U.S. Borrower shall immediately repay outstanding Revolving Credit Advances and Swing Line Loans made to the U.S. Borrower to the extent required to eliminate such excess. If any such excess remains after repayment in full of all outstanding Revolving Credit Advances and Swing Line Loans made to the U.S. Borrower, the U.S. Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 2.2 to the extent required to eliminate such excess.
(iii)    [Reserved].
(iv)    Upon the occurrence of a Cash Dominion Period, and on each Business Day (or on such other dates and with such frequency as the Agent and the related Relationship Bank may agree in the related deposit account control agreement between them) during the continuation of a Cash Dominion Period, all amounts on deposit in any Blocked Account shall be delivered to the Agent to prepay the outstanding Loans and to cash collateralize all Letters of Credit in an amount equal to all such amounts on deposit.

(c)    Application of Certain Mandatory Prepayments. Any prepayments made by the U.S. Borrower pursuant to Section 2.3(b) above shall be applied as follows: first, to reasonable fees and reimbursable expenses of the Agent then due and payable pursuant to any of the Loan Documents; second, to prepayment of the Swing Line Advances until paid in full; third, to prepayment of the Revolving Credit Advances until paid in full; fourth, if any Event of Default has occurred and is continuing, at the Agent’s election, to cash collateralize outstanding Letter of Credit Obligations pursuant to Section 2.2(c); and fifth, if no Event of Default has occurred and is continuing, as the U.S. Borrower may direct. The Commitment and the Swing Line Commitment shall not be permanently reduced by the amount of any prepayments made by the U.S. Borrower to the extent applied pursuant to clauses second or third above. The application of any such prepayment to the Revolving Credit Advances shall be made, first, to Base Rate Loans and, second, to Term SOFR Loans, on a pro rata basis. Each prepayment of Loans under Section 2.3(b)(iv) when an Event of Default has occurred and is continuing shall be accompanied by accrued and unpaid interest to the date of such prepayment on the amount prepaid.
(d)    No Implied Consent. Nothing in this Section 2.3 shall be construed to constitute the Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.
(e)    L/C Reimbursement. If any L/C Issuer shall make any payments made in respect of a Letter of Credit, the U.S. Borrower shall reimburse such payments by paying to the Agent an amount equal to such payment not later than 3:00 p.m., New York City time, on the date that such payment is made, if the U.S. Borrower shall have received notice of such payment prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the U.S. Borrower prior to such time on such date, then not later than 11:00 a.m., New York City time, on the Business Day immediately following the day that the U.S. Borrower receives such notice. If the U.S. Borrower fails to make such payment when due, the Agent shall notify each Lender of the applicable payment, the payment then due from the U.S. Borrower in respect thereof and such Lender's Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to the Agent its Pro Rata Share of the payment then due from the U.S. Borrower, in the same manner as provided in Section 10.8 with respect to Loans made by such Lender (and Section 10.8 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the applicable L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Agent of any payment from the U.S. Borrower pursuant to this paragraph, the Agent shall distribute such payment to the applicable L/C Issuer or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable L/C Issuer, then to such Lenders and the applicable L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the applicable L/C Issuer for any payments made in respect of a Letter of Credit shall not constitute a Loan and shall not relieve the U.S. Borrower of their obligation to reimburse such payment.
2.4    Use of Proceeds. Each Borrower shall utilize the proceeds of the Loans (a) to provide working capital from time to time for such Borrower and their respective Subsidiaries, and (b) for other general corporate purposes, including investments and acquisitions not prohibited hereunder.

2.5    Interest; Applicable Margins.
(a)    each Borrower shall pay interest to the Agent, for the ratable benefit of Lenders, in arrears on each applicable Interest Payment Date, at the following rates of interest on the unpaid principal amount of each:
(i)    Base Rate Loan made to the U.S. Borrower at the Base Rate, plus the Base Rate Margin;
(ii)    Term SOFR Loans made to the U.S. Borrower at Term SOFR, plus the Term Rate Margin; and
(iii)    Canadian Prime Rate Loans made to any Canadian Borrower at the Canadian Prime Rate, plus the Base Rate Margin.
(b)    If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of Interest Period), and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
(c)    All computations of Fees are calculated on a per annum basis and interest shall be made by the Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable, except that with respect to Base Rate Loans based on the prime or base commercial lending rate or Canadian Prime Rate Loans the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Base Rate is a floating rate determined for each day. Each determination by the Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees. For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.
(d)
(i)    All overdue amounts not paid when due hereunder shall bear interest in an amount equal to two percentage points (2.00%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder unless the Agent and Requisite Lenders elect to impose a smaller increase (the “Default Rate”), accruing from the initial date of such non-payment until such payment is made and shall be payable upon demand.
(ii)    While any Event of Default exists, upon the request of the Agent or the Requisite Lenders, the U.S. Borrower shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(e)    the U.S. Borrower shall have the option to (i) request that any Revolving Credit Advance be made as a Term SOFR Loan or a Base Rate Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Base Rate Loans to Term SOFR Loans, (iii) convert any Term SOFR Loan to a Base Rate Loan, subject to payment of breakage costs in accordance with Section 2.11(b) if such conversion is of Term SOFR Loans made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a Term SOFR Loan upon the expiration of the applicable Interest Period and the succeeding Interest Period of that continued Loan shall commence on the first day after the last day of the Interest Period of the Loan to be continued; provided, however, that no Revolving Credit Advance shall be converted to, or continued at the end of the Interest Period applicable thereto as a Term SOFR Loan for an Interest Period of longer than one (1) month if any Event of Default has occurred and is continuing. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a Term SOFR Loan must be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount. Any such election must be made by 11:00 a.m. (New York time) on the third Business Day prior to (1) the date of any proposed Advance which is to bear interest at the Term SOFR, with respect to Term SOFR Loans, (2) the end of each Interest Period with respect to any Term SOFR Loans to be continued as such, or (3) the date on which the U.S. Borrower wishes to convert any Base Rate Loan to a Term SOFR Loan for an Interest Period designated by the U.S. Borrower in such election. If no election is received with respect to a Term SOFR Loan by 11:00 a.m. (New York time) on the third Business Day prior to the end of the Interest Period with respect thereto (or if an Event of Default has occurred and is continuing), that Term SOFR Loan shall be converted to a Base Rate Loan. The U.S. Borrower must make such election by notice to the Agent in writing, by fax or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 2.5(e).
(f)    Anything herein to the contrary notwithstanding, the obligations of the each Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (the “Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 2.5(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 2.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, the Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 2.9 and thereafter shall refund any excess to the Borrowers or as a court of competent jurisdiction may otherwise order.
(g)    With respect to SOFR or Term SOFR, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Conforming Changes to the U.S. Borrower and the Lenders reasonably promptly after such amendment becomes effective.
2.6    Cash Management Systems. On or prior to the date set forth in Annex A, the Borrowers will establish and will maintain until the Termination Date, the cash management systems described in Annex A (the “Cash Management Systems”).
2.7    Fees.
(a)    the U.S. Borrower shall pay the Fees specified in the Fee Letter at the times specified for payment therein.
(b)    As additional compensation for the Lenders, the U.S. Borrower shall pay to the Agent, for the ratable benefit of such Lenders, quarterly in arrears, on the first day of each January, April, July and October, on the date of any permanent reduction of the Commitment in accordance with Section 2.3(a) and on the Commitment Termination Date, a Fee (the “Commitment Fee”) for the Borrowers’ non-use of available funds in an amount equal to the Applicable Commitment Fee Percentage per annum multiplied by the difference between (A) the average for the period of the daily closing balances of the Commitment and (B) the average for the period of the daily closing balances of the aggregate Revolving Credit Advances and Letter of Credit Obligations allocable to the Lenders outstanding during the period for which such Commitment Fee is due.
(c)    the U.S. Borrower shall pay to the Agent, for the ratable benefit of Lenders, the Letter of Credit Fee as provided in Section 2.2.
(d)    Each Borrower shall pay to the applicable Lead Arranger, Bookrunner, Senior Managing Agent or Lender any other fees that have been separately agreed to between the U.S. Borrower and any applicable Lead Arranger, Bookrunner, Senior Managing Agent or Lender.
2.8    Receipt of Payments. The U.S. Borrower shall make each payment under this Agreement not later than 3:00 p.m. (New York, New York time) on the day when due in immediately available funds in Dollars to the Collection Account without condition or deduction for any counterclaim, defense, recoupment or setoff. For purposes of computing interest and Fees and determining Excess Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds are received in the Collection Account prior to 3:00 p.m. (New York time). Payments received after 3:00 p.m. (New York time) on any Business Day, or on a day that is not a Business Day, shall be deemed to have been received on the following Business Day. Unless stated otherwise, all calculations, comparisons, measurements, or determinations under this Agreement shall be made in Dollars. If the Agent receives any payment from or on behalf of any Credit Party in a currency other than Dollars, the Agent may convert the payment (including the monetary proceeds of realization upon any Collateral and any funds then held in a cash collateral account) into Dollars at the Dollar Equivalent thereof or at the exchange rate that the Agent would be prepared to sell Dollars against the currency received on the Business Day immediately preceding the date of actual payment. The Obligations shall be satisfied only to the extent of the amount actually received by the Agent upon such conversion. The Agent shall distribute such payments to Lender or other applicable Persons in like funds as received.
2.9    Application and Allocation of Payments.
(a)    So long as no Event of Default has occurred and is continuing, (i) payments of regularly scheduled payments then due shall be applied to those scheduled payments, (ii) voluntary prepayments shall be applied in accordance with the provisions of Section 2.3(a), and (iii) mandatory prepayments shall be applied as set forth in Section 2.3(c). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, the U.S. Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of the U.S. Borrower. All voluntary prepayments shall be applied as directed by the U.S. Borrower. In all circumstances after an Event of Default, subject to any Applicable Intercreditor Agreement, all payments and proceeds of Collateral shall be applied to amounts then due and payable in the following order: (1) to Fees and the Agent’s expenses reimbursable hereunder and to all obligations owing to the Agent, the Swing Line Lender, any L/C Issuer or any other Lender by any Non-Funding Lender under the Loan Documents; (2) to interest on the Swing Line Loans; (3) to principal payments on the Swing Line Loans; (4) to interest on the other Loans, ratably in proportion to the interest accrued as to each Loan; (5) to (i) principal payments on the other Loans (or cash collateral with respect to the Letter of Credit Obligations), ratably in proportion to the principal balance of such Loan and the Letter of Credit Obligations and (ii) the Mexican Bilateral Facility Bank Product Obligations in an amount not to exceed, in the case of this clause (ii), any applicable reserve established in respect of such obligations; (6) to the payment of the Bank Products Obligations (other than the Mexican Bilateral Facility Bank Product Obligations) and Secured Hedging Obligations then due and payable on a pro rata basis; and (7) to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 12.3.
(b)    The Agent is authorized to, and at its sole election may, upon prior notice to the U.S. Borrower charge to the Revolving Loan balance on behalf of the U.S. Borrower and cause to be paid all Fees, expenses, costs (including, insurance premiums in accordance with Section 6.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by the U.S. Borrower under this Agreement or any of the other Loan Documents, if and to the extent such the U.S. Borrower fails to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Excess Availability at such time or would cause the balance of the Revolving Loan and the Swing Line Loan to exceed the Borrowing Base after giving effect to such charges (provided, any such Overadvance shall be subject to the cure period with respect to fees as set forth in Section 9.1(a)(ii)). At the Agent’s option, and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.
2.10    Loan Account and Accounting. The Agent, as the U.S. Borrower’s agent, shall maintain a loan account (the “Loan Account”) on its books and records: all Advances, Letters of Credit, all payments made by the U.S. Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with the Agent’s customary accounting practices as in effect from time to time. The balances in the Loan Account, as recorded on the Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to the Agent and Lenders by the U.S. Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect the U.S. Borrower’s duty to pay the Obligations owed by the U.S. Borrower. The Agent shall render to the U.S. Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to the U.S. Borrower for the immediately preceding month. Unless the U.S. Borrower notifies the Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within sixty (60) days after the date thereof, each and every such accounting shall be deemed presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by the U.S. Borrower. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.
2.11    Indemnity.
(a)    Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of the Agent, the Lead Arrangers, the Senior Managing Agents, the L/C Issuers, the Lenders, and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents, advisors and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, actual losses, liabilities, and out-of-pocket expenses (including reasonable attorneys’ fees and disbursements and other reasonable documented out-of-pocket costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder (including the syndication of the Commitments) and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and reasonable, out-of-pocket legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents

(and regardless of whether such matter is initiated by a third party or by the Borrowers or any Credit Party) (collectively, “Indemnified Liabilities”); provided that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, actual loss, liability, or expense results from that Indemnified Person’s gross negligence, bad faith, willful misconduct or material breach of any of its obligations under any Loan Document as determined by a court of competent jurisdiction in a final and non-appealable judgment; provided, further, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent of any dispute solely among Indemnified Persons (other than any claims against the Agent, any Lead Arranger or any Senior Managing Agent acting in its capacity as such) that does not involve actions or omissions of any Credit Party or any of its Affiliates. In the absence of an actual or potential conflict of interest, the U.S. Borrower and its Subsidiaries will not be responsible for the fees and expenses of more than one legal counsel for all Indemnified Persons and appropriate local legal counsel; provided that in the case of an actual conflict of interest, or the written opinion of counsel that a potential conflict of interest exists, the U.S. Borrower and their Subsidiaries shall be responsible for one additional counsel in each applicable jurisdiction for each group of similarly situated Indemnified Persons.
To the extent permitted by applicable law, no party hereto shall be responsible or liable to any other Person party to any Loan Document, any successor, assignee, or third party beneficiary of such person or any other person asserting claims derivatively through such party, for indirect, punitive, exemplary or consequential damages which may be alleged as a result of credit having been extended, suspended, or terminated under any Loan Document or as a result of any other transaction contemplated hereunder or thereunder; provided that nothing hereunder in this sentence shall limit any Credit Party’s indemnity and reimbursement obligations to the extent set forth herein. No Indemnified Person referred to in this clause (a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby in the absence of its bad faith, willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final and non-appealable judgment.
(b)    To induce the Lenders to provide the Term SOFR option on the terms provided herein, if (i) any Term SOFR Loans are repaid in whole or in part prior to the last day of any applicable Interest Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) the U.S. Borrower shall default in payment when due of the principal amount of or interest on any Term SOFR Loan; (iii) the U.S. Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, Term SOFR Loans after the U.S. Borrower has given notice requesting the same in accordance herewith; (iv) the U.S. Borrower shall fail to make any prepayment of a Term SOFR Loan after the U.S. Borrower has given a notice thereof in accordance herewith; or (v) an assignment of Term SOFR Loans is mandated pursuant to Sections 2.14(d) or 12.2(d), then the U.S. Borrower shall indemnify and hold harmless each Lender from and against all actual losses, costs and reasonable documented out-of-pocket expenses resulting from or arising from any of the foregoing. Such indemnification shall include any actual and documented out-of-pocket loss or expense (other than loss of anticipated profits), if any, arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this Section 2.11(b), each Lender shall be deemed to have actually funded its relevant Term SOFR Loan or through the purchase of a deposit bearing interest at the Term SOFR Rate, with respect to Term SOFR Loans in an amount equal to the amount of that Term SOFR Loan and having a maturity comparable to the relevant Interest Period; provided that each Lender may fund each of its Term SOFR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.11(b). This covenant shall survive the termination of this Agreement and the payment of the Obligations and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide the U.S. Borrower with its written and detailed calculation of all amounts payable pursuant to this Section 2.11(b), and such calculation shall be binding on the parties hereto absent manifest error, in which case the U.S. Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.
2.12    Access. Each Credit Party shall, during normal business hours, from time to time upon reasonable notice as frequently as the Agent reasonably determines to be appropriate: (a) provide the Agent, the Lenders (coordinated through the Agent) and any of their representatives and designees access to its properties, facilities, advisors, officers and employees, (b) permit the Agent, the Lenders and any of their officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records, and (c) permit the Agent, the Lenders and their representatives and other designees, to inspect, review, evaluate and make test verifications and counts of the Accounts, Equipment and other Collateral of any Credit Party; provided, that to the extent that no Event of Default has occurred and is continuing, the U.S. Borrower shall only be responsible for the costs of such activities as set forth in Section 5.2. Furthermore, so long as any Event of Default has occurred and is continuing or at any time after all or any portion of the Obligations have been declared due and payable pursuant to Section 9.2(b), the U.S. Borrower shall provide reasonable assistance to the Agent to obtain access, which access shall be coordinated in scope and substance in consultation with the U.S. Borrower, to their suppliers and customers.
2.13    Taxes.
(a)    All payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made, in accordance with this Section 2.13, free and clear of and without withholding or deduction for any Taxes, except as required by applicable law. If any Withholding the Agent shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder (including any payments made pursuant to this Section 2.13) or under any other Loan Document, (i) if such Tax is an Indemnified Tax, the sum payable by the applicable Credit Party shall be increased as much as shall be necessary so that, after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section 2.13), the Agent or the Lenders, as applicable, receive an amount equal to the sum they would have received had no such withholdings and deductions been made, (ii) the relevant Withholding the Agent shall make such withholdings and deductions, and (iii) such

Withholding the Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Each Lender agrees that, as promptly as reasonably practicable after it becomes aware of any circumstances referred to above which would result in additional payments under this Section 2.13, it shall notify the U.S. Borrower thereof.
(b)    Without duplication of any obligation set forth in subsection (a), each Credit Party shall timely pay any Other Taxes to the relevant Governmental Authority (or, at the option of the Agent, to the Agent as reimbursement for the Agent’s payment thereof).
(c)    Each Credit Party shall, without duplication of any obligation set forth in subsection (a), jointly and severally indemnify and, within ten (10) days of demand therefor, pay the Agent and each Lender for the full amount of Indemnified Taxes (including, any Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.13) paid by (or on behalf of) the Agent or such Lender as a result of payments made pursuant to this Agreement or any other Loan Document, as appropriate, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such Taxes and evidence of payment thereof submitted to the Credit Parties shall be conclusive evidence, absent manifest error, of the amount due from the Credit Parties to the Agent or such Lenders. Upon actually learning of the imposition or assertion of any such Taxes, the Agent or such Lender, as the case may be, shall act in good faith to notify the U.S. Borrower of the imposition or assertion of such Taxes arising hereunder.
(d)    The Agent and any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any other Loan Documents shall deliver to the U.S. Borrower (with a copy to the Agent), at the time or times reasonably requested by the U.S. Borrower or the Agent, such properly completed and executed documentation reasonably requested by the U.S. Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, Agent, and each Lender and the successors and assignees of such Lender, that is a “United States person” within the meaning of section 7701(a)(30) of the IRC (a “U.S. Lender”), shall deliver to the U.S. Borrower (with a copy to the Agent) a properly completed and executed IRS Form W-9 and such other documentation or information prescribed by applicable law or reasonably requested by the Agent or the U.S. Borrower to (i) determine whether such Lender is subject to backup withholding or information reporting requirements and (ii) for the U.S. Borrower to comply with their obligations under FATCA. Each Lender, and the successors and assignees of such Lender, that is not a “United States person” as defined in section 7701(a)(30) of the IRC (“Foreign Lender”) to whom payments to be made under this Agreement or under the Notes may be exempt from, or eligible for a reduced rate of, United States withholding tax (as applicable) shall, at the time or times prescribed by applicable law, provide to the U.S. Borrower (with a copy to the Agent) a properly completed and executed IRS Form W-8ECI, Form W-8BEN, Form W-8BEN-E, Form W-8IMY or other applicable form, certificate (including, but not limited to, certification, if applicable, that such Foreign Lender is not a “bank,” a “10 percent shareholder,” or a “controlled foreign corporation” for purposes of the portfolio interest exemption of section 881(c) of the IRC (a “Tax Compliance Certificate”)) or document prescribed by the IRS or the United States. Agent and each Lender shall deliver to the U.S. Borrower and the Agent (in such number of copies as shall be requested by the

U.S. Borrower or the Agent) on or prior to the date on which Agent and such Lender becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of a Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the U.S. Borrower or the Agent, as applicable, to determine the withholding or deduction required to be made. Notwithstanding anything to the contrary in this paragraph, the completion, execution, and submission of such documentation (other than (A) IRS Form W-9, (B) applicable IRS Form W-8, (C) a Tax Compliance Certificate, if applicable, and (D) any information or documentation reasonably requested by the U.S. Borrower or the Agent in connection with FATCA (which, for this purpose shall include any amendments made to FATCA after the date hereof)) shall not be required if in the Lender’s reasonable judgment such completion, execution, or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Agent and each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the U.S. Borrower and the Agent in writing of its legal inability to do so.
(e)    If the Agent or any Lender, as applicable, determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to such Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such Credit Party, upon the request of the Agent or such Lender, shall repay to the Agent or such Lender the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the Agent or such Lender be required to pay any amount to a Credit Party pursuant to this paragraph (e) the payment of which would place the Agent or such Lender in a less favorable net after-Tax position than the Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Agent or such Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to a Credit Party or any other Person.
(f)    Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Credit Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of any Credit Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.1(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (f).
(g)    As soon as practicable after any payment of Taxes by a Credit Party to a Governmental Authority pursuant to this Section 2.13, the applicable Credit Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(h)    The provisions of this Section 2.13 shall survive the termination of this Agreement and repayment of all Obligations. Each L/C Issuer shall be deemed to be a Lender for purposes of this Section 2.13.
2.14    Capital Adequacy; Increased Costs; Illegality.
(a)    If any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, liquidity, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, liquidity, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then the U.S. Borrower shall from time to time upon demand by such Lender (with a copy of such demand to the Agent) pay to the Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and setting forth in reasonable detail the basis of the computation thereof submitted by such Lender to the U.S. Borrower and to the Agent shall, absent manifest error, be final, conclusive and binding for all purposes.
(b)    If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining, continuing, converting to any Term SOFR Loan, or there shall be a Tax (other than Indemnified Taxes or Excluded Taxes) on any Recipient on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, or other liabilities, or capital attributable thereto, then the U.S. Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate setting forth in reasonable detail the amount of such increased cost and the basis of the calculation thereof, submitted to the U.S. Borrower and to the Agent by such Lender, shall, absent manifest error, be final, conclusive and binding for all purposes.

Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by the U.S. Borrower pursuant to this Section 2.14(b).
(c)    Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any Term SOFR Loan, as contemplated by this Agreement, then, unless that Lender is able to make or to continue to fund or to maintain such Term SOFR Loan, as applicable, at another branch or office of that Lender without, in that Lender’s reasonable opinion, materially adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to the U.S. Borrower through the Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain such Term SOFR Loans, as the case may be, shall terminate and (ii) the U.S. Borrower shall forthwith prepay in full all outstanding Term SOFR Loans owing by the U.S. Borrower to such Lender, together with interest accrued thereon, unless such Lender may maintain such Term SOFR Loans through the end of such Interest Period under applicable law or unless the U.S. Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all Term SOFR Loans into Base Rate Loans. Notwithstanding the foregoing, if the U.S. Borrower provides the Agent and the Affected Lender notice that it seeks to replace such Affected Lender in accordance with Section 2.14(d), the U.S. Borrower’s obligation to prepay Loans pursuant to this Section 2.14(c) shall be suspended; provided that if no Replacement Lender is found within the time provided for in Section 2.14(d), the U.S. Borrower shall have five Business Days to prepay such Affected Lender’s Term SOFR Loans. In the event the U.S. Borrower relies on this provision to suspend its obligation to prepay Term SOFR Loans, such applicable Term SOFR Loans shall be converted to Base Rate Loans at the end of the applicable Interest Period.
(d)    Within thirty (30) days after receipt by the U.S. Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 2.13(a), 2.14(a) or 2.14(b), or notice and demand that Borrower prepay Loans pursuant to Section 2.14(c), the U.S. Borrower may, at its option, notify the Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Event of Default has occurred and is continuing, the U.S. Borrower, with the consent of the Agent, may obtain, at the U.S. Borrower’ expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to the Agent. If the U.S. Borrower obtains a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and such assignment shall not require the payment of an assignment fee to the Agent; provided, that the U.S. Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, the U.S. Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of the U.S. Borrower’s notice of intention to replace such Affected Lender. Furthermore, if the U.S. Borrower gives a notice of intention to replace and do not so replace such Affected Lender within ninety (90) days thereafter, the U.S. Borrower’s rights under this Section 2.14(d) shall terminate with respect to such Affected Lender for such request for additional amounts or increased costs and the U.S. Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 2.13(a), 2.14(a) and 2.14(b). An exercise of the U.S. Borrower’s option under this Section 2.14(d) shall not suspend the U.S. Borrower’s obligation to pay such increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 2.13(a), 2.14(a) and 2.14(b) until such Affected Lender is replaced.
(e)    It is understood and agreed that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith (collectively, the “Dodd-Frank Act”) are deemed to have been adopted and gone into effect after the date of this Agreement to the extent necessary to provide Lenders with the benefit of this Section 2.14 with respect to any “change in law or regulation” resulting from the Dodd-Frank Act and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, for the purposes of this Agreement, be deemed to have been adopted and gone into effect after the date of this Agreement to the extent necessary to provide Lenders with the benefit of this Section 2.14 with respect to any “change in law or regulation” resulting from Basel III.
(f)    No Lender shall request compensation under Section 2.14(a) or (b) hereof unless such Lender is generally requesting similar compensation from its borrowers with similar provisions in their loan or credit documents. The U.S. Borrower shall not be required to compensate a Lender for any increased costs incurred or reduced rate of return suffered more than six months prior to the date that the Lender notifies the U.S. Borrower of the change in law giving rise to such increased costs or reduced return and of such Lender’s intention to claim compensation therefor; provided that to the extent the change is law is retroactive to a date that is prior to the date such change in law is enacted, such six months period shall commence on the date of enactment of such change in law.
(g)    Within thirty (30) days after receipt by the U.S. Borrower of written notice and demand from any Affected Lender for payment of additional amounts or increased costs as provided in Sections 2.13(a), 2.14(a) or 2.14(b), then such Lender shall (at the U.S. Borrower’s request) use reasonable efforts to designate a different lending office for funding or booking its Loans or to assign its rights and obligations hereunder to another of its offices, branches, or affiliates, if, in the good-faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13(a), 2.13(b), 2.14(a), or 2.14(b), as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The U.S. Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(h)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that, with respect to any Lender’s claim for compensation under this Section 2.14, the U.S. Borrower shall not be required to compensate such Lender for any amount incurred more than 180 calendar days prior to the date that such Lender notifies the U.S. Borrower of the event that gives rise to such claim (except that, if a change in law gives rise to such increased costs or reductions and is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
2.15    Inability to Determine Rates.
(a)    If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 2.15(b), and the circumstances under clause (i) of Section 2.15(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Agent or the Requisite Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the U.S. Borrower and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Requisite Lenders described in clause (ii) of this Section 2.15(a), until the Agent upon instruction of the Required Lenders) revokes such notice.
Upon receipt of such notice, (i) the U.S. Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.
(b)    Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Agent determines (which determination shall be conclusive absent manifest error), or the U.S. Borrower or Requisite Lenders notify the Agent (with, in the case of the Requisite Lenders, a copy to the U.S. Borrower) that the U.S. Borrower or Requisite Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    The Term SOFR Administrator or a Governmental Authority having jurisdiction over the Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);
then, on a date and time determined by the Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).
If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
Notwithstanding anything to the contrary herein, (i) if the Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.15(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Agent and the U.S. Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 2.15 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the U.S. Borrower unless, prior to such time, Lenders comprising the Requisite Lenders have delivered to the Administrative Agent written notice that such Requisite Lenders object to such amendment.
The Agent will promptly (in one or more notices) notify the U.S. Borrower and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Conforming Changes to the U.S. Borrower and the Lenders reasonably promptly after such amendment becomes effective.
For purposes of this Section 2.15, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Requisite Lenders.
2.16    Incremental Revolving Loans; Extensions.
(a)    The U.S. Borrower may on any date after the Closing Date, by notice to the Agent (whereupon the Agent shall promptly deliver a copy to each of the Lenders), increase the Commitment hereunder with incremental revolving or term loan commitments (the “Incremental Revolving Loans”) in an aggregate amount not to exceed the Incremental Cap (with minimum amounts of not less than $25,000,000 (or any whole multiple of $500,000 in excess thereof) per increase) which Incremental Revolving Loans may take the form of (x) commitments to make additional Revolving Loans (such additional Revolving Loans, the “Incremental Facility Revolving Loans”) as an increase to the Commitments and on the same terms and conditions applicable to the Loans made pursuant to the Commitments in effect on the Closing Date (the “Initial Revolving Facility Loans”) or (y) subject to compliance with the Permitted FILO Tranche Conditions, commitments to make revolving or term loans which are expressly subordinated in right of payment to the Initial Revolving Facility Loans and other Incremental Facility Revolving Loans on terms reasonably acceptable to the Requisite Lenders, which, for the avoidance of doubt, shall be implemented as a separate class of loans hereunder (such loans, the “Permitted Incremental FILO Loans”); provided that at the time of the effectiveness of any Incremental Revolving Loan Amendment referred to below, (a) no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to extensions of credit to be made on such date, (b) each of the representations and warranties made by any Credit Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or, in all respects, if qualified by materiality) on and as of such date as if made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in all respects, if qualified by materiality) as of such earlier date) and (c) the Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the U.S. Borrower. Incremental Revolving Loans may be made by any existing Lender or by any other financial institution or any fund that regularly invests in bank loans selected by the U.S. Borrower (any such other financial institution or fund being called an “Incremental Lender”); provided that (i)(A) the Agent and (B) (except in the case of Permitted Incremental FILO Loans) each L/C Issuer and the Swing Line Lender shall have consented (such consent not to be unreasonably withheld) to such Lender’s or Incremental Lender’s making such Incremental Revolving Loans if such consent would be required under Section 11.1 for an assignment of Loans to such Lender or Incremental Lender, and (ii) the U.S. Borrower shall not be permitted to increase the Commitment pursuant to this Section more than three (3) times during the term of this Agreement and shall not be permitted to incur more than one (1) Permitted Incremental FILO Loan tranche. No consent of the Lenders shall be required (other than the Lenders providing such Incremental Revolving Loans) to an Incremental Revolving Loan Amendment. Commitments in respect of Incremental Revolving Loans shall be delivered to the U.S. Borrower within 10 days of a Borrower’s request therefor, and shall be effected pursuant to an amendment (an “Incremental Revolving Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the U.S. Borrower, each Lender agreeing to provide such Incremental Revolving Loans, if any, each Incremental Lender providing such Incremental Revolving Loans and the Agent; provided, that such documentation shall only contain amendments to this Agreement and the other Loan Documents that are necessary to implement the increase to the Commitment (for the avoidance of doubt, including, in the case of Permitted Incremental FILO Loans, amendments to Sections 2.3 and 2.9 that are necessary or appropriate to reflect the “last out” nature of such Permitted Incremental FILO Loans, which may be effected with the consent of the Agent and each Incremental Lender providing such Permitted Incremental FILO Loans pursuant to an Incremental Revolving Loan Amendment, but without the consent of any other Lender); provided, further, the Incremental Facility Revolving Loans shall not require any scheduled amortization or mandatory commitment reduction prior to the Stated Termination Date and the maturity date of all Incremental Revolving Loans shall be the Commitment Termination Date. Any upfront fees paid to the Incremental Lenders shall be determined, and agreed upon, between the U.S. Borrower and such Incremental Lenders. Any Incremental Revolving Loans made hereunder shall be deemed “Loans” hereunder and shall be subject to the same terms and conditions applicable to the existing Loans, except that Permitted Incremental FILO Loans (x) may, notwithstanding anything herein to the contrary, be structured as term loans or revolving loans, and may have pricing terms, a final maturity date (subject to the immediately succeeding proviso), upfront or similar fees and priority which are different from those applicable to the Initial Revolving Facility Loans and other Incremental Facility Revolving Loans; provided that the final maturity date of any Permitted Incremental FILO Loans shall be no earlier than (and there shall be no mandatory commitment reductions or amortization with respect thereto prior to) the Commitment Termination Date with respect to the Initial Revolving Facility Loans; provided, further, for the avoidance of doubt, nothing in this Section 2.16 shall obligate any existing Lender to participate in any class of Permitted Incremental FILO Loans, regardless of whether the maturity date with respect to such Permitted Incremental FILO Loans is the Commitment Termination Date with respect to the Initial Revolving Facility Loans or otherwise, (y) for purposes of determining availability under any applicable borrowing base, may have advance rates with respect to the amount of Eligible Investment Grade Accounts, Eligible Billed Accounts (other than Eligible Investment Grade Accounts) and/or Eligible Unbilled Accounts, as applicable, in amounts as agreed upon between the U.S. Borrower and the Incremental Lenders providing such Permitted Incremental FILO Loans; provided that in no case shall such advance rates with respect to Eligible Investment Grade Accounts, Eligible Accounts (other than Eligible Investment Grade Accounts and Eligible Unbilled Accounts) and Eligible Unbilled Accounts exceed 10%, 15% and 5%, respectively, above the respective advance rates herein (and in no case shall such advances rates exceed a maximum amount of 100%, 100% and 85%, respectively) and (z) shall, once borrowed, not be permitted to be repaid so long as any Loans (other than other Loans incurred as Permitted Incremental FILO Loans) are outstanding, subject to customary exclusions to the requirement in this clause (z) as reasonably agreed upon by the Agent, the U.S. Borrower and the Incremental Lenders providing such Permitted Incremental FILO Loans (the conditions set forth in this sentence applicable to Permitted Incremental FILO Loans, the “Permitted FILO Tranche Conditions”). On the date of any borrowing of Incremental Revolving Loans (other than Permitted Incremental FILO Loans), the U.S. Borrower shall be deemed to have repaid and reborrowed all outstanding Loans as of such date (with such reborrowing to consist of the types of Loans, with related Interest Periods, if applicable, specified in a notice to the Agent (which notice must be received by the Agent in accordance with the terms of this Agreement)). The deemed payments made pursuant to the immediately preceding sentence in respect of each Term SOFR Loan shall be subject to indemnification by the U.S. Borrower pursuant to the provisions of Section 2.14 if the deemed payment occurs other than on the last day of the related Interest Periods.
(b)    In connection with any Incremental Revolving Loans, the U.S. Borrower, the Agent and each applicable Incremental Lender and existing Lender making such Incremental Revolving Loans shall deliver to the Agent the Incremental Revolving Loan Amendment and such other documentation as the Agent shall reasonably specify to evidence the Incremental Revolving Loans of each applicable Incremental Lender and existing Lender making such Incremental Revolving Loans. The Agent shall promptly notify each Lender as to the effectiveness of each Incremental Revolving Loan Amendment. Any Incremental Revolving Loan Amendment may, without consent of any other Lender, effect such amendments to this Agreement (including, for the avoidance of doubt and notwithstanding anything herein to the contrary, amendments to Sections 2.3 and 2.9 that are necessary or appropriate to reflect the “last out” nature of any Permitted Incremental FILO Loans, which may be effected with the consent of the Agent and each Incremental Lender providing such Permitted Incremental FILO Loans pursuant to an Incremental Revolving Loan Amendment, but without the consent of any other Lender) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the U.S. Borrower, to effect the provisions of this Section 2.16. No existing Lender shall be obligated to provide Commitments in respect of Incremental Revolving Loans.
(c)    Pursuant to one or more offers made from time to time by the U.S. Borrower to all Lenders of the Loans on a pro rata basis (based on the aggregate Commitments) and on the same terms (“Pro Rata Extension Offers”), the U.S. Borrower is hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Commitments of Loans. Any such extension (an “Extension”) agreed to between the U.S. Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement (such extended Commitments, as applicable, an “Extended Revolving Commitment”). Each Pro Rata Extension Offer shall specify the date on which the U.S. Borrower propose that the Extended Revolving Commitment shall be extended, which shall be a date not earlier than ten Business Days after the date on which notice is delivered to the Agent (or such shorter period agreed to by the

Agent in its reasonable discretion). Notwithstanding anything herein to the contrary, no Lender shall be obligated to extend its Commitments in connection with a Pro Rata Extension Offer pursuant to this Section 2.16(c).
(d)    The U.S. Borrower and each Extending Lender shall execute and deliver to the Agent such documentation as the Agent shall reasonably specify to evidence the Extended Revolving Commitments of such Extending Lender. Each such document shall specify the terms of the applicable Extended Revolving Commitments; provided, that (i) except as to interest rates, fees and final maturity (which interest rates, fees and final maturity shall be determined by the U.S. Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Commitment shall have the same terms as the existing Loans and (ii) any Extended Revolving Commitments may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments or commitment reductions hereunder. Upon the effectiveness of any such Extended Revolving Commitment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Revolving Commitments evidenced thereby. With respect to any Extended Revolving Commitments, and with the consent of the Swing Line Lender and each L/C Issuer, participations in Swing Line Loans and Letters of Credit shall be reallocated to Lenders holding such Extended Revolving Commitments upon effectiveness of such Extended Revolving Commitment.
(e)    Upon the effectiveness of any such Extension, the applicable Extending Lender’s Commitment will be automatically designated an Extended Revolving Commitment.
(f)    All Extended Revolving Commitments and all obligations in respect thereof shall be Obligations of the relevant Credit Parties under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations of the relevant Credit Parties under this Agreement and the other Loan Documents and no L/C Issuer or Swing Line Lender shall be obligated to provide Swing Line Loans or issue Letters of Credit under such Extended Revolving Commitments unless it shall have consented thereto.
(g)    There shall be no more than two separate classes of Commitments after giving effect to any Extension.
(h)    To the extent more than one class of Commitments exists after giving effect to any such Extension, (x) the borrowing and repayment (except for (1) payments of interest and fees at different rates on the Revolving Loans (and related outstandings), (2) repayments required upon the maturity date of any Revolving Loans and (3) as provided in clause (y) below) of Revolving Loans of any class after the effective date of such Extended Revolving Commitments shall be made on a pro rata basis with all other classes of Commitments and (y) all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders of the applicable class.

2.17    Bank Products. Any Credit Party may request and any Lender or the Agent may, in its sole and absolute discretion, arrange for such Credit Party to obtain from such Lender or any Affiliate of such Lender or the Agent, as applicable, Bank Products although no Credit Party is required to do so. The Credit Parties acknowledge and agree that the obtaining of Bank Products from any Lender or the Agent or their respective Affiliates (a) is in the sole and absolute discretion of such Lender or the Agent or their respective Affiliates, and (b) is subject to all rules and regulations of such Lender or the Agent or their respective Affiliates.
2.18    Reserves Generally. Notwithstanding anything contained in this Agreement to the contrary, the Agent may establish or change Reserves, in the exercise of its Permitted Discretion, but only upon not less than five (5) Business Days’ notice to the U.S. Borrower (unless an Event of Default exists in which case prior notice shall not be required prior to the establishment or change in any Reserve). The Agent will be available during such period to discuss any such proposed Reserve (or change thereto) with the U.S. Borrower and, without limiting the right of the Agent to establish or change such Reserves in the Agent’s Permitted Discretion, the U.S. Borrower may take such action as it may elect so that the event, condition or matter that gave rise to such Reserve no longer exists, in which event the Agent shall reduce or remove such Reserve in a manner that it determines appropriate and satisfactory in the exercise of its Permitted Discretion (it being understood, however, that if and only to the extent that the implementation of any such new or increased reserve would result in an Overadvance immediately after giving effect to any requested Revolving Loan, Swingline Loan or Letter of Credit, notwithstanding anything contained in this Agreement to the contrary, the Lenders and the Issuing Bank shall have no obligation to make such Revolving Loan or Swingline Loan or issue such Letter of Credit during such five (5) Business Day period). The amount of Reserves established by the Agent pursuant to the first sentence of this Section 2.18 shall have a reasonable relationship as determined by the Agent in its Permitted Discretion to the event, condition or other matter that is the basis for the Reserves and shall relate to the Eligible Accounts (including the Eligible Investment Grade Accounts and the Eligible Unbilled Accounts, collectively, the “Borrowing Base Accounts”, and together with the Qualified Cash and any other property and assets that may at any time be included in the Borrowing Base by amendment to the definition of “Borrowing Base” in accordance with Section 12.2 hereof, collectively, the “Borrowing Base Collateral”).
2.19    Refinancing Facilities.
(a)    The U.S. Borrower may, by written notice to the Agent from time to time, request commitments (the “Refinancing Commitments”) to refinance all existing Commitments (the “Refinanced Commitments”), in an aggregate amount not to exceed (i) the aggregate amount of the Refinanced Commitments, plus (ii) any accrued interest, fees, costs and expenses related thereto (including any original issue discount or upfront fee (clauses (i) and (ii) together, the “Refinancing Amount”). Such notice shall set forth (i) the amount of the Refinancing Commitments (which shall be all existing Commitments), and (ii) the date on which the applicable Refinancing Commitments are to be made available (which shall not be less than one (1) Business Day nor more than sixty (60) days after the date of such notice (or such longer or shorter periods as the Agent shall agree)). The U.S. Borrower may seek Refinancing Commitments from the existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or any Additional Lender.

(b)    It shall be a condition precedent to the incurrence of any Refinancing Commitments that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to such incurrence of the Refinancing Commitments, (ii) the terms of the Refinancing Commitments shall comply with this Section 2.19 and (iii) substantially concurrently with the incurrence of any Refinancing Commitments, 100% of the Refinancing Amount shall be applied to refinance the Refinanced Commitments in full (including any Loans and Letter of Credit Obligations in respect of the Refinanced Commitments, accrued interest, fees and premiums (if any) in connection therewith).
(c)    Any payment made pursuant to Section 2.19(b)(iii) in respect of each Term SOFR Loan shall be subject to indemnification by the U.S. Borrower pursuant to the provisions of Section 2.14 if the payment occurs other than on the last day of the related Interest Periods.
(d)    The terms of any Refinancing Commitments shall be determined by the U.S. Borrower and the Persons providing the Refinancing Commitments (each, a “Refinancing Lender”) and set forth in a Refinancing Amendment; provided, that the terms of any such Refinancing Commitments shall not be more favorable to the Persons providing the Refinancing Commitments than those with respect to this Agreement prior to the implementation of such Refinancing Commitments unless such terms shall only take effect after the Latest Maturity Date as of the date such Refinancing Commitments were incurred.
(e)    In connection with any Refinancing Commitments, the U.S. Borrower, the Agent and each applicable Refinancing Lender shall execute and deliver to the Agent an amendment to this Agreement (which may take the form of an amendment and restatement of this Agreement) (a “Refinancing Amendment”) and such other documentation as the Agent shall reasonably specify to evidence such Refinancing Commitments. The Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Notwithstanding anything to the contrary in any Loan Document, any Refinancing Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate (but only to such extent), in the reasonable opinion of the Agent and the U.S. Borrower, to effect the provisions of this Section 2.19, including any amendments necessary to establish the applicable Refinancing Commitments as a new class or tranche of Commitments, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Agent and the U.S. Borrower in connection with the establishment of such new class or tranche, in each case on terms consistent with this Section 2.19.
2.20    Protective Advances.

(a)    Upon the occurrence and during the continuance of a Default or an Event of Default or upon the inability of the Borrower to satisfy the conditions to borrowing set forth in Section 3.2 after the Closing Date, subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 3.2), the Agent is authorized by the U.S. Borrower and the Lenders, from time to time in the Agent’s sole discretion to make Revolving Credit Advances to the U.S. Borrower, on behalf of the Lenders, which Loans to the U.S. Borrower may be made in Dollars at any time that any condition precedent set forth in Section 3.2 has not been satisfied or waived, which the Agent, in its Permitted Discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Revolving Credit Advances and other Secured Obligations or (C) to pay any other amount chargeable to or required to be paid by the Borrowers or any other Credit Party pursuant to the terms of this Agreement or any other Loan Document, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 12.3) and other sums, in each case to the extent due and payable (and not in dispute by the U.S. Borrower (acting in good faith)) under the Loan Documents (each such Revolving Credit Advance, a “Protective Advance”); provided, that the combined aggregate amount of Protective Advances and Overadvances outstanding at any time shall not at any time exceed 10% of the Line Cap; provided, further, that, after giving effect to the Protective Advances being made, the Aggregate Revolving Credit Exposure shall not exceed the aggregate Commitments, respectively (provided, that, for purposes of this proviso, at any time when any Lender is a Non-Funding Lender, such Non-Funding Lender’s Commitment shall be disregarded).
(b)    Each Protective Advance shall be secured by the Liens in favor of the Agent on the Collateral and shall constitute Obligations hereunder. Each Protective Advance shall be repaid by the U.S. Borrower upon demand by the Agent and in no event later than 45 days after such Protective Advance is made. The making of a Protective Advance on any one occasion shall not obligate the Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 3.2 have been satisfied or waived, the Agent may request the Lenders to make a Revolving Credit Advance to repay any Protective Advance.
(c)    Upon the making of a Protective Advance by the Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share, and, upon demand by the Agent, shall fund such participation to the Agent.
3.    CONDITIONS PRECEDENT
3.1    Conditions to Closing Date and the Initial Loans. The Closing Date shall not occur, and no Lender shall be obligated to make any Loan and no Lender or L/C Issuer shall be obligated to incur any Letter of Credit Obligations on the Closing Date until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to the Agent, each Lead Arranger and each Lender, or waived in writing by the Agent, each Lead Arranger and each Lender:

(a)    Credit Agreement; Loan Documents. The following documents shall have been duly executed by the Borrowers, each other Credit Party, the Agent and the Lenders party thereto; and the Agent shall have received such documents, instruments and agreements, each in form and substance reasonably satisfactory to the Agent, each Lead Arranger and each Lender:
(i)    Credit Agreement. Duly executed copies of this Agreement, dated the Closing Date, and all annexes, exhibits and schedules hereto.
(ii)    Revolving Notes and Swing Line Notes. If requested by any Lender, duly executed copies of the Revolving Notes and Swing Line Notes for each applicable Lender, dated the Closing Date (with originals to follow within ten (10) Business Days after the Closing Date).
(iii)    Security Agreement. Duly executed copies of the Security Agreement and the Canadian Security Agreement, dated the Closing Date, and all annexes, exhibits and schedules thereto.
(iv)    Intellectual Property Security Agreements. Duly executed copies of the Intellectual Property Security Agreements, dated the Closing Date in form and substance reasonably satisfactory to the Agent (it being understood that the forms attached to the Security Agreement and the Canadian Security Agreement are reasonably satisfactory to the Agent).
(v)    Lien, Tax, and Judgment Searches. The Agent shall have received the result of recent lien, Tax and judgment searches in each of the jurisdictions reasonably requested by it and such lien searches shall reveal no Liens on any of the assets of the Credit Parties, other than Permitted Liens.
(vi)    Repayment of the Existing Credit Agreement. All principal on Loans under (and as defined in) the Existing Credit Agreement, and all accrued and unpaid interest, fees and other amounts owing under the Existing Credit Agreement (except to the extent Letters of Credit (as defined in the Existing Credit Agreement) thereunder are converted to Letters of Credit hereunder in accordance with Section 2.2(j)) shall have been repaid.
(vii)    Filings, Registrations, and Recordings. The Agent shall have received each document (including, without limitation, any financing statement authorized for filing under the Code or the PPSA, as applicable) reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Lenders and other Secured Parties, a first priority perfected Lien on the Collateral (subject to Permitted Liens).
(viii)    [reserved].
(ix)    Borrowing Base Certificate. The Agent shall have received duly executed copies of a Borrowing Base Certificate for the U.S. Borrower, dated the Closing Date, reflecting information concerning calculation of the Borrowing Base as of September 30, 2025.

(x)    Formation and Good Standing. For each Credit Party, such Person’s (a) articles of incorporation or certificate of formation, as applicable, and all amendments thereto, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary, managing member, manager or equivalent senior officer, as applicable, as being in full force and effect without any further modification or amendment, (b) for each Borrower only, a good standing certificate (including verification of Tax status) or like certificate in its jurisdiction of incorporation or formation, as applicable, and (c) for each Credit Party other than a Borrower, a “bring down” certificate of good standing or like certificate in its jurisdiction of incorporation or formation, as applicable.
(xi)    Bylaws and Resolutions. For each Credit Party, (a) such Person’s bylaws, operating agreement, limited liability company agreement or limited partnership agreement, as applicable, together with all amendments thereto and (b) resolutions of such Person’s members or board of directors, as the case may be, and, to the extent required under applicable law, stockholders, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary, managing member, manager or equivalent senior officer, as applicable, as being in full force and effect without any modification or amendment.
(xii)    Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary, managing member, manager or equivalent senior officer, as applicable, as being true, accurate, correct and complete.
(xiii)    Opinion of Counsel. Duly executed copies of a legal opinion of (a) Alston & Bird LLP, special counsel to the Credit Parties, (b) Gowling WLG (Canada) LLP, special Canadian counsel to the Credit Parties and (c) Koley Jessen P.C., L.L.O., special Iowa counsel to the Credit Parties, in each case, in form and substance reasonably satisfactory to the Agent and the Lenders, dated the Closing Date.
(xiv)    Officer’s Certificate. The Agent shall have received duly executed originals of a certificate of a Financial Officer of the U.S. Borrower, dated the Closing Date, stating that:
(A)    since December 31, 2024, no Material Adverse Effect shall have occurred and be continuing; and
(B)    the conditions set forth in clauses (a) and (b) of Section 3.2 are satisfied.
(xv)    Solvency Certificate. The Agent shall have received a duly completed solvency certificate substantially in the form of Exhibit 3.1 hereto.
(xvi)    Notice of Revolving Credit Advance. Duly executed originals of a Notice of Revolving Credit Advance, dated the Closing Date, with respect to the initial Revolving Credit Advance(s), if any, to be requested by the U.S. Borrower on the Closing Date.
(xvii)     Financial Statements. The U.S. Borrower shall have caused the Agent to have received (and the Agent hereby acknowledges receipt of, in the case of the 2022, 2023 and 2024 fiscal year financial statements described in clause (a) and, as to the Fiscal Quarter ending on September 30, 2025 clause (b)) (a) audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of the U.S. Borrower for the 2022, 2023 and 2024 fiscal years (or, if the Closing Date occurs 90 days or more after December 31, 2025, audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of the U.S. Borrower for the 2023, 2024 and 2025 fiscal years) and (b) unaudited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of the U.S. Borrower and for each subsequent Fiscal Quarter (other than a quarter that is also a fiscal year-end) ended at least 45 days before the Closing Date.
(b)    Repayment of Indebtedness and Release of Collateral. On the Closing Date, the Agent shall have received satisfactory evidence that all existing Indebtedness, other than Indebtedness permitted pursuant to Section 7.1, of or related to the U.S. Borrower and their Subsidiaries shall have been repaid or cancelled and all documentation representing such indebtedness shall have been terminated and all guarantees, liens and security interests associated therewith have been released, or that adequate measures shall have been taken to terminate such documentation and release such guarantees, liens and security interests, except as otherwise agreed by the Agent.
(c)    Payment of Fees. The U.S. Borrower shall have paid (or caused to be paid) to the Agent, the Lead Arrangers, the Senior Managing Agents and the Lenders all Fees required to be paid on or before the Closing Date in the respective amounts specified in Section 2.7 (including, the Fees specified in the Fee Letter), and shall have reimbursed the Agent for all reasonable fees, costs and expenses, including due diligence expenses, syndication expenses, the fees and expenses of the appraisers and auditors performing collateral field examinations and appraisals, travel expenses and reasonable fees, disbursements and other charges of counsel presented at least three (3) Business Days prior to the Closing Date.
(d)    Material Adverse Effect. There shall not have been, since December 31, 2024, a Material Adverse Effect.
(e)    Patriot Act. The Agent and the Lenders shall have received, at least three business days prior to the Closing Date, from the Credit Parties prior to the Closing Date (i) all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Proceeds of Crime Act and (ii) to the extent the U.S. Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a customary beneficial ownership certificate, in each case to the extent requested by the Agent from the U.S. Borrower in writing at least 10 business days prior to the Closing Date.

(f)    Perfection Certificate. The Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of each Credit Party, together with all attachments contemplated thereby.
(g)    Minimum Availability. After giving effect to the Transactions and the Revolving Credit Advances and issuances of Letters of Credit under this Agreement, Excess Availability on the Closing Date shall not be less than $250,000,000.
3.2    Further Conditions to Each Loan, Each Letter of Credit Obligation. No Lender shall be obligated to fund any Advance (which conditions shall not apply to conversions or continuations of Advances made pursuant to Section 2.5(e)) and no Lender or L/C Issuer shall be obligated to incur any Letter of Credit Obligation, if, as of the date thereof:
(a)    any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (with respect to any representation or warranty that is not otherwise qualified as to materiality) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement;
(b)    any Default or Event of Default has occurred and is continuing;
(c)    after giving effect to such Advance (or the incurrence of any Letter of Credit Obligations), the Aggregate Revolving Credit Exposure would exceed the Line Cap; or
(d)    the Agent shall not have received a Notice of Revolving Credit Advance with respect to such advance in accordance with the terms hereof.
The request and acceptance by any Borrower of the proceeds of any Advance or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, a representation and warranty by such Borrower that the conditions in this Section 3.2 have been satisfied.
4.    REPRESENTATIONS AND WARRANTIES
To induce Lenders to make the Loans and Lenders and L/C Issuers to incur Letter of Credit Obligations, the Credit Parties executing this Agreement make the following representations and warranties to the Agent, each L/C Issuer and each Lender with respect to itself and its Restricted Subsidiaries, each and all of which shall survive the execution and delivery of this Agreement.
4.1    Corporate Existence; Compliance with Law. Each Credit Party (a) is a corporation, limited liability company, limited partnership or other entity duly organized or incorporated, as applicable, validly existing and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of its respective jurisdiction of incorporation or organization; (b) is duly qualified to conduct business and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (c) has the requisite power and authority, and the legal right to own and operate in all material respects its properties, to lease the property it operates under lease and to conduct its business in all material respects as now, heretofore and proposed to be conducted and has the requisite power and authority and the legal right to pledge, mortgage, hypothecate or otherwise encumber all material Collateral; (d) has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction over such Credit Party, to the extent required for such ownership, operation and conduct or other organizational documents except where the failure to have such licenses, permits, consents or approvals, make such filings or give such notices would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (e) is in compliance in material respects with all applicable provisions of law except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.2    Chief Executive Offices; Collateral Locations; FEIN. As of the Closing Date, each Credit Party’s name as it appears in official filings in its jurisdiction of incorporation or organization, organizational identification number, if any, issued by its jurisdiction of incorporation or organization and the location of each Credit Party’s chief executive office, principal place of business or registered office are set forth in Schedule 4.2, and except as set forth on such schedule each Credit Party has only one jurisdiction of incorporation or organization.
4.3    Corporate Power; Authorization; Enforceable Obligations; No Conflict. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreements or other organizational documents, as applicable; (d) do not violate any material provision of any law or regulation, or any material provision of any order or decree of any court or Governmental Authority except where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material indenture, mortgage, deed of trust, lease, loan agreement or other material instrument to which such Person is a party or by which such Person or any of its property is bound except where such violation, breach, termination, default or acceleration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (f) do not result in the creation or imposition of any Lien upon any of the property or assets of such Person other than (i) those in favor of the Agent, on behalf of itself and Lenders, pursuant to the Loan Documents and (ii) the filings referred to in Section 4.21; and (g) do not require the consent or approval of any Governmental Authority or any other Person, other than those which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents have been duly executed and delivered by each Credit Party that is a party thereto and, each such Loan Document constitutes a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
4.4    Financial Statements. All Financial Statements concerning the U.S. Borrower and its consolidated Subsidiaries that are referred to in clause (a) below have been prepared in accordance with GAAP (as in effect at the time delivered) consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and fairly present, in all material respects, the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.
(a)    Financial Statements. The audited consolidated balance sheet at December 31, 2024, December 31, 2023 and December 31, 2022 and the related statement of income and cash flows of the U.S. Borrower and its consolidated Subsidiaries certified by Deloitte & Touche LLP for the Fiscal Year then ended have been delivered to the Agent on or prior to the Closing Date.
(b)    [Reserved].
(c)    [Reserved].
(d)    Undisclosed Liabilities; Burdensome Restrictions. None of the U.S. Borrower or the Restricted Subsidiaries has any material Guarantied Obligations, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are required by GAAP to be reflected or reserved against on a balance sheet of the U.S. Borrower and the Restricted Subsidiaries other than (i) as are reflected in the financial statements described in clause (a) hereof (including the footnotes thereto) and (ii) as otherwise permitted hereunder. No Credit Party is a party or is subject to any contract, agreement or charter restriction that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.5    Material Adverse Effect. Since December 31, 2024, no event has occurred, that alone or together with other events, has had a Material Adverse Effect.
4.6    Ownership of Property; Liens. As of the Closing Date, the Real Property listed in Schedule 4.6 constitutes all of the real property owned, leased or subleased by any Credit Party. Each Credit Party owns fee simple title to all of its owned material Real Property and valid leasehold interests in all of its leased material Real Property, subject in each case to the Agent’s Liens and Permitted Liens. Each Credit Party is the sole legal and beneficial owner of and has good and indefeasible title (subject to the Agent’s Liens and Permitted Liens) to each component of the Collateral. Each Credit Party also has title to, or valid leasehold interests in, all of its other personal property and assets, in each case, material in the ordinary course of their respective businesses or where failure to so own or possess would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, none of the Real Property and assets of any Credit Party are subject to any Liens other than Permitted Liens.
4.7    Labor Matters. Except as set forth on Schedule 4.7 or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the knowledge of each Credit Party (a) no strikes or other labor disputes against any Credit Party or any Restricted Subsidiary of any Credit Party are pending or, to the knowledge of any Credit Party, threatened; (b) hours worked by and payment made to employees of each Credit Party and each Restricted Subsidiary of any Credit Party comply with the Fair Labor Standards Act and each other federal, state, provincial, territorial, local or foreign law applicable to such matters; (c) all payments due from any Credit Party or any Restricted Subsidiary of any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party or such Restricted Subsidiary; (d) there is no organizing activity involving any Credit Party or any Restricted Subsidiary of any Credit Party pending or threatened by any labor union or group of employees; (e) there are no representation proceedings pending or, to the knowledge of any Credit Party, threatened with the National Labor Relations Board or any other applicable labor relations board, and no labor organization or group of employees of any Credit Party or any Restricted Subsidiary of any Credit Party has made a pending demand for recognition; and (f) there are no material complaints or charges against any Credit Party or any Restricted Subsidiary of any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party or any Restricted Subsidiary of any Credit Party of any individual.
4.8    Subsidiaries and Joint Ventures. As of the Closing Date, (a) Schedule 4.8 sets forth the name and jurisdiction of incorporation of each direct Subsidiary and Joint Venture of each Credit Party and, as to each such direct Subsidiary and Joint Venture, the percentage of each class of Capital Stock owned by any Credit Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the U.S. Borrower or any of their respective Subsidiaries.
4.9    Investment Company Act. No Credit Party is an “investment company” or a company controlled by an “investment company,” as such terms are defined in the Investment Company Act of 1940 as amended.
4.10    Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U (“Regulation U”) or Regulation X of the Federal Reserve Board.
4.11    Taxes/Other. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) all income and other Tax returns, reports, and statements, including information returns, required by any Governmental Authority to have been filed by any Credit Party or any Restricted Subsidiary have been filed (after giving effect to any extensions) with the appropriate Governmental Authority, and (ii) all Taxes have been paid on or prior to the due date therefor, excluding Taxes or other amounts being contested in accordance with Section 6.2(b).
4.12    ERISA and Canadian Pension Plans.
(a)    The U.S. Borrower has previously delivered or made available to the Agent all Pension Plans (including Title IV Plans and Multiemployer Plans) and all Retiree Welfare Plans, as now in effect. Except with respect to Multiemployer Plans, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Qualified Plan has either received a favorable determination letter from the IRS or may rely on a favorable opinion letter issued by the

IRS, and to the knowledge of any Credit Party nothing has occurred that would be reasonably expected to cause the loss of such qualification or tax-exempt status. Each Pension Plan, to the knowledge of the U.S. Borrower, is in compliance in all respects with the applicable provisions of ERISA, the IRC and its terms, including the timely filing of all reports required under the IRC or ERISA except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as has not resulted, or would not reasonably be expected to result, in an ERISA Lien (whether or not perfected), neither any Credit Party nor ERISA Affiliate has failed to make any material contribution or pay any material amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Pension Plan. No “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, has occurred with respect to any Pension Plan that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) no Title IV Plan is or is reasonably expected to be in “at risk” status (within the meaning of Section 430 of the IRC or Section 303 of ERISA); (ii) no ERISA Event has occurred or to the knowledge of any Credit Party is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened material claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time).
(c)    All Canadian Pension Plans are duly registered under the Tax Act, applicable pension standards legislation and any other applicable laws which require registration and no event has occurred which could reasonably be expected to cause the loss of such registered status. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each Credit Party has complied with the Tax Act and all applicable Laws regarding each Canadian Pension Plan, (ii) all obligations of the Credit Parties (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements relating thereto have been performed on a timely basis, and (iii) no Credit Party nor any of its Subsidiaries has any liability for any Canadian Pension Plan which has been terminated or discontinued. No Credit Party maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Canadian Defined Benefit Plan, nor has any such Person ever maintained, sponsored, administered, contributed or participated in any Canadian Defined Benefit Plan. No Canadian Pension Event has occurred or is reasonably expected to occur. No

Lien has arisen, choate or inchoate, in connection with any Canadian Pension Plan (save for contribution amounts not yet due).
(d)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Foreign Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, neither any Credit Party nor any Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject any Credit Party or any Subsidiary, directly or indirectly, to a tax or civil penalty which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
4.13    No Litigation. Except as set forth on Schedule 4.13, no action, claim, lawsuit, demand, or proceeding is now pending or, to the knowledge of any Credit Party, threatened in writing against any Credit Party or any Restricted Subsidiary of any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) on the Closing Date that challenges such Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 4.13, as of the Closing Date there is no Litigation pending or threatened in writing, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.14    Brokers. Except as set forth on Schedule 4.14, no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection with the making of the Loans or the Transactions which will be unpaid after the Closing Date.
4.15    Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it and material to such Credit Party’s business, taken as a whole. Each issued or applied for Patent, registered or applied for Trademark, and registered or applied for Copyright owned by any Credit Party on the Closing Date is listed, together with application or registration numbers, as applicable, on Schedule 4.15. To the U.S. Borrower’s knowledge, as of the Closing Date, each Credit Party conducts its business and affairs without infringement of any Intellectual Property of any other Person that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 4.15, on the Closing Date no Credit Party is aware of any material infringement claim by any other Person that is pending or threatened in writing against any

Credit Party with respect to any material Intellectual Property owned by such Credit Party on the Closing Date.
4.16    Full Disclosure. No information contained in this Agreement, any of the other Loan Documents or Financial Statements or other written reports from time to time prepared by any Credit Party (other than the projections referred to below, forward-looking information and information of a general economic or industry nature) and delivered hereunder or under any other Loan Document (in each as modified or supplemented by other information so furnished and taken as a whole) by or on behalf of any Credit Party to the Agent or any Lender pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made (after giving effect to all supplements and updates thereto).
4.17    Environmental Matters.
(a)    Except as set forth in Schedule 4.17 or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the Closing Date: (i) the Real Property of each Credit Party and each of their Restricted Subsidiaries is free of contamination from any Hazardous Material; (ii) no Credit Party nor any Restricted Subsidiary of any Credit Party has caused or knowingly allowed to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Property; (iii) the Credit Parties and each of their Restricted Subsidiaries are and, except for matters which have been fully resolved, have for the past three (3) years, been in compliance with all Environmental Laws; (iv) the Credit Parties and each of their Restricted Subsidiaries (A) have obtained, (B) possess as valid, uncontested and in good standing, and (C) are in compliance with all Environmental Permits required by Environmental Laws for the operation of their respective businesses as presently conducted; (v) there is no Litigation by a Governmental Authority arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses from, or that alleges criminal misconduct by, any Credit Party or any Restricted Subsidiary of any Credit Party; (vi) except for matters which have been fully resolved, no written notice has been received by any Credit Party or any Restricted Subsidiary of any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes; and (vii) the Credit Parties and each of their Restricted Subsidiaries have provided to the Agent copies of existing material environmental reports, reviews and audits from the last three (3) years, which are in the possession or control of the Credit Parties, relating to actual or potential material Environmental Liabilities and relating to any Credit Party or any Restricted Subsidiary of any Credit Party.
(b)    Each Credit Party hereby acknowledges and agrees that none of the Agent or any of its officers, directors, employees, attorneys, agents and representatives (i) is now, or has ever been, in control of any of the Real Property or any Credit Party’s or any Restricted Subsidiary of any Credit Party’s affairs, and (ii) has the capacity or the authority through the provisions of the Loan Documents or otherwise to direct or influence any (A) Credit Party’s or any Restricted Subsidiary of any Credit Party’s conduct with respect to the ownership, operation or management of any of its Real Property, (B) undertaking, work or task performed by any employee, agent or contractor of any Credit Party or any Restricted Subsidiary of any Credit Party or the manner in which such undertaking, work or task may be carried out or performed, or (C) compliance of any Credit Party or any Restricted Subsidiary of any Credit Party with Environmental Laws or Environmental Permits.

4.18    Insurance. The U.S. Borrower has previously delivered or made available to the Agent lists of all material insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party and each Restricted Subsidiary.
4.19    Deposit and Disbursement Accounts. Schedule 4.19 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
4.20    No Default. No Default or Event of Default has occurred and is continuing.
4.21    Creation and Perfection. Once executed and delivered, each of the Security Agreement and the Canadian Security Agreement will create a valid and enforceable security interest in the Collateral described therein, subject to any exceptions contained therein. In the case of the portion of the pledged Collateral consisting of the certificated securities represented by the certificates described in the Security Agreement or the Canadian Security Agreement, when stock certificates representing such pledged Collateral are delivered to the Agent (or another agent pursuant to the terms of any Applicable Intercreditor Agreement) and such stock certificates are held in New York, and in the case of the other Collateral described in the Security Agreement and the Canadian Security Agreement, when Code financing statements or PPSA financing statement in appropriate form are filed in the appropriate Code filing offices and PPSA registers in the relevant jurisdictions, the Liens created under the Security Agreement and the Canadian Security Agreement shall be perfected under the Code or the PPSA, as applicable (to the extent a Lien on such Collateral can be perfected by such possession or filings), in respect of all right, title and interest of the Credit Parties signatory to the Security Agreement and the Canadian Security Agreement in such pledged Collateral and other Collateral, as security for the Obligations.
4.22    Solvency. Immediately after giving effect to (a) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date, (b) the disbursement of proceeds of such Loans (if any) pursuant to the instructions of the US Borrower, and (c) the payment and accrual of all transaction costs in connection with the foregoing, (i) the US Borrower and its Subsidiaries, taken as a whole on a consolidated basis, are Solvent, and (ii) no Canadian Credit Party, on a standalone basis, is an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada).
4.23    Economic Sanctions and Anti-Money Laundering. Each Credit Party and each Subsidiary of each Credit Party and each of their respective officers, directors and Affiliates is in compliance in all material respects with all United States economic sanctions, laws, executive orders, and implementing regulations as promulgated by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), all Canadian Economic Sanctions and Export Control Laws, all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it and all Canadian Anti-Money Laundering & Anti-Terrorism Legislation. No Credit Party and no Subsidiary of a Credit Party and none of their respective officers, directors and Affiliates (a) is a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a United States Person cannot deal with or otherwise engage in business transactions, (b) is a Canadian Blocked Person, (c) is a Person who is otherwise the target of United States or Canadian economic sanctions laws such that a United States Person or Canadian Person cannot deal or otherwise engage in business transactions with such Person or (d) is owned 50 percent or more or otherwise controlled by, or acts, directly or indirectly, for or on behalf of, any Person on the SDN List, a Canadian Blocked Person or a foreign government that is the target of United States or Canadian economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under United States law or Canadian law. No Credit party or any Subsidiary thereof or any of their respective officers, directors and Affiliates is in breach of or is the subject of any action or investigation under the Patriot Act or the Proceeds of Crime Act. The representations and warranties in Section 4.23 shall not apply to any Canadian Credit Party, or to any director, officer, agent or employee of such Person, to the extent that they would result in a violation of or conflict with the Foreign Extraterritorial Measures (United States) Order, 1992.
4.24    Economic Sanctions, FCPA, Patriot Act: Use of Proceeds. Each Credit Party, and each of its Subsidiaries is in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, the “Patriot Act”), and (c) other federal or state laws relating to anti-money laundering rules and regulations. The U.S. Borrower shall use the proceeds of the Loans only as provided in Section 2.4. No part of the proceeds of any Loan or any Letter of Credit will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or other applicable anti-bribery laws. The U.S. Borrower will not, directly or, to the knowledge of the U.S. Borrower, indirectly, use the proceeds of any Loan or Letter of Credit to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the target of United States, Canadian and other applicable economic sanctions laws.
4.25    [Reserved].
4.26    Status as Senior Debt. The Obligations in respect of the Loans are “senior debt” or “designated senior debt” (or any comparable term) under, and as may be defined in, any indenture or document governing any applicable Indebtedness that is subordinated in right of payment to the Loans.
4.27    FCPA, CFPOA and Related. No Credit Party nor any of its Subsidiaries or Affiliates nor any director, officer or, to the knowledge of such Credit Party, agent or employee of such Credit Party, Subsidiary or Affiliate, is aware of or has taken any action, directly or indirectly, that would result in a material violation by such persons of the FCPA or the CFPOA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA or the CFPOA. Each Credit Party and its Subsidiaries have conducted their businesses in compliance with, in all material respects, the FCPA and the CFPOA and have established, and maintain, and will continue to maintain, policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

4.28    Borrowing Base Certificates. The information set forth in each Borrowing Base Certificate is true and correct in all material respects. The Accounts that are identified by the U.S. Borrower as Eligible Investment Grade Accounts, Eligible Accounts and Eligible Unbilled Accounts in each Borrowing Base Certificate submitted to the Agent, at the time of submission, comply in all material respects with the criteria (other than any criteria subject to the discretion of the Agent) set forth in the definitions of “Eligible Investment Grade Accounts”, “Eligible Accounts” and “Eligible Unbilled Accounts”, respectively.
4.29    Carriers; Carrier Agreements
(a)    No Credit Party or any of its Subsidiaries has entered into any express trust or construct trust arrangement with any Carrier or holds or is required to hold in trust any Accounts or any portion of amounts collected in connection with Brokered Customer Contracts for, or has any express trust or fiduciary relationship or fiduciary duty to, any Carrier, or acts or holds itself out as a fiduciary of or trustee for any Carrier.
(b)    No Credit Party or any of its Subsidiaries segregates from its general funds any amounts collected in respect of Brokered Customer Contracts or makes payments to Carriers other than from its general funds.
(c)    No Credit Party or any of its Subsidiaries has entered into any Carrier Agreement with any Carrier that does not include, or has entered into any amendment to an existing Carrier Agreement with any Carrier that waives, removes or modifies in a manner materially adverse to the Secured Parties, the following provisions:
(i)    an express agreement that such Credit Party or such Subsidiary shall not, and shall not be obligated to, maintain trust accounts or be subject to any trust obligations in respect of amounts such Credit Party or such Subsidiary owes to such Carrier;
(ii)    an express agreement that no fiduciary relationship exists between such Credit Party or such Subsidiary and such Carrier; and/or
(iii)    an express agreement that (A) such Carrier’s sole recourse with respect to payment is against such Credit Party or such Subsidiary and (B) such Carrier shall not contact such Credit Party’s or such Subsidiary’s customers without such Credit Party’s or such Subsidiary’s prior written consent.

(d)    No Credit Party or any Subsidiary thereof has entered into any Carrier Agreement (other than any Specified MT Carrier Agreement) with any Carrier that includes, or has entered into any amendment to an existing Carrier Agreement with any Carrier that renders payment to such Carrier under the applicable Carrier Agreement contingent or subject to such Credit Party or such Subsidiary, as applicable, receiving payment under any Brokered Customer Contract.
4.30    Outbound Investments. Neither the U.S. Borrower nor any of its subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the U.S. Borrower nor any of its subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the U.S. Borrower were a U.S. Person or (iii) any other activity that would cause the Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
5.    FINANCIAL STATEMENTS AND INFORMATION
5.1    Financial Reports and Notices. Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to the Agent or to the Agent for distribution to Lenders, as required, the following Financial Statements, notices, Business Plans and other information at the times, to the Persons and in the manner set forth below:
(a)    [Reserved].
(b)    Quarterly Financials. To the Agent, within forty-five (45) days after the end of the first three Fiscal Quarters of each Fiscal Year, consolidated financial information regarding the U.S. Borrower and its consolidated Restricted Subsidiaries, certified by a Financial Officer of the U.S. Borrower, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to absence of footnotes and normal year-end adjustments). Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a “Compliance Certificate”) showing the calculations used in determining compliance with the financial covenant set forth in Section 7.12, if applicable, and (B) including the certification of a Financial Officer of the U.S. Borrower (which certification may be included in the applicable Compliance Certificate) that (i) such financial information fairly presents, in all material respects in accordance with GAAP (except as approved by accountants or officers, as the case may be, and disclosed in reasonable detail therein, including the economic impact of such exception, and subject to normal year-end adjustments and the absence of footnote disclosure), the financial position, results of operations and statements of cash flows of the U.S. Borrower and its consolidated Restricted Subsidiaries, on a consolidated basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, and

(ii) that no Default or Event of Default has occurred and is continuing as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, the U.S. Borrower shall deliver to the Agent and Lenders, within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a management discussion and analysis that includes a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.
(c)    Annual Audited Financials. To the Agent, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for the U.S. Borrower and its consolidated Restricted Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP (except as approved by accountants or officers), as the case may be, and disclosed in reasonable detail therein, including the economic impact of such exception, and certified without qualification as to going-concern or qualification arising out of the scope of the audit, by KPMG LLP, another independent certified public accounting firm of national standing or a firm otherwise reasonably acceptable to the Agent. Such Financial Statements shall be accompanied by (i) a Compliance Certificate showing the calculations used in determining compliance with the financial covenant set forth in Section 7.12, if applicable, and (ii) a certification of a Financial Officer of the U.S. Borrower (which certification may be included in the applicable Compliance Certificate) that no Default or Event of Default has occurred and is continuing as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrower shall deliver to the Agent and Lenders, together with such audited Financial Statements delivered pursuant to this clause, a management discussion and analysis that includes a comparison of performance for that Fiscal Year to the corresponding period in the prior year.
(d)    [Reserved].
(e)    Business Plan. To the Agent, as soon as available, but not later than sixty (60) days after the end of each Fiscal Year, an annual business plan for the U.S. Borrower, on a consolidated basis, for the then current Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes projected quarterly balance sheets, income statements and statements of cash flows for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (in each case, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities. The projections and pro forma financial information contained in the materials referenced above will be based upon good faith estimates and assumptions believed by management of the U.S. Borrower to be reasonable at the time made, it being acknowledged and agreed by the Lenders that (a) such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount, (b) the financial and business projections furnished to the Agent or the

Lenders are subject to significant uncertainties and contingencies, which may be beyond the control of the U.S. Borrower and its Subsidiaries and (c) no assurances are given by any of the U.S. Borrower or its Subsidiaries that the results forecasted in the projections will be realized.
(f)    Information required to be delivered pursuant to this Section 5.1 may be delivered by electronic communication pursuant to procedures approved hereunder.
(g)    Default Notices. To the Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after a Financial Officer of the U.S. Borrower has actual knowledge of the existence of any Default, or Event of Default, telephonic or fax or electronic notice specifying the nature of such Default or Event of Default, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.
(h)    [reserved].
(i)    Litigation. To the Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened in writing against any Credit Party that (i) would reasonably be expected to result in damages in excess of $50,000,000 (net of insurance coverages for such damages), (ii) seeks injunctive relief which, if granted, would reasonably be expected to have a Material Adverse Effect or (iii) would, individually or in the aggregate, otherwise reasonably be expected to have a Material Adverse Effect.
(j)    Insurance Notices. To the Agent, disclosure of losses or casualties of Borrowing Base Collateral with a value in excess of $25,000,000 that is not covered by insurance.
(k)    Other Documents. To the Agent for distribution to Lenders, such other financial and other information respecting any Credit Party’s or any Subsidiary of any Credit Party’s business or financial condition as the Agent (for itself or on behalf of any Lender) shall from time to time reasonably request, including information and documentation necessary for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
(l)    Lender Calls. Upon request of the Agent (but no more frequently than annually), at a time mutually agreed with the Agent and the U.S. Borrower that is promptly after the delivery of the information required pursuant to clause (c) above, unless otherwise agreed by the Requisite Lenders, participate in a conference call for Lenders to discuss the financial condition and results of operations of the U.S. Borrower and their Subsidiaries for the most recently-ended Fiscal Year for which financial statements have been delivered; provided, that the requirements of this paragraph shall be satisfied by the U.S. Borrower providing reasonable advance notice to the Agent of (which may be effected through public filings with the SEC), and access for the Lenders to attend, the quarterly earnings call with the holders of any of the U.S. Borrower’s Equity Interests.
(m)    Environmental Matters. To the Agent, notice of any matter under any Environmental Law that has, individually or in the aggregate, resulted or is reasonably expected to result in a Material Adverse Effect, including arising out of or resulting from the commencement of, or any material adverse development in, any litigation or proceeding affecting any Credit Party or any Restricted Subsidiary and arising under any Environmental Law.
(n)    ERISA/Pension Matters. To the Agent, notice of the occurrence of any ERISA Event or Canadian Pension Event that has resulted or would reasonably be expected to result in a liability of any Credit Party and the Restricted Subsidiaries in an aggregate amount exceeding $50,000,000 and a statement of a Financial Officer of the US Borrower setting forth details as to such ERISA Event or Canadian Pension Event and the action, if any, that the Borrowers propose to take with respect thereto and, upon the Agent’s request, copies of each Schedule SB (Actuarial Information) to the Annual Report (Form 5500 Series) with respect to each Title IV Plan or any similar or equivalent information or reports with respect to a Canadian Pension Plan.
(o)    Lease Default Notices. To the Agent, within five (5) Business Days after receipt thereof, copies of any and all default notices received under or with respect to any leased location or warehouse where Eligible Equipment Collateral is located.
(p)    Change of Name, locations; etc. The US Borrower agrees to notify the Agent in writing, promptly, but in any event within 15 Business Days (or such longer period as the Agent may agree in its discretion) after any change in (i) the legal name of any Credit Party, (ii) the identity or type of organization or corporate structure of such Credit Party, (iii) the jurisdiction of organization of such Credit Party, or (iv) the jurisdictions in Canada in which a Credit Party maintains any tangible collateral.
5.2    Collateral Reporting. Each Credit Party executing this Agreement hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver (or cause to be delivered), as required, the following documents and reports (including Borrowing Base Certificates in the form of Exhibit 5.2) at the times, to the Persons and in the manner set forth below:
(a)    To the Agent for delivery to each Lender, and in any event no less frequently than on the twentieth day of the first month of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2026, each of the following reports, each of which shall be prepared by the Credit Parties as of the last day of the immediately preceding month; provided that, during the time of a Monthly Reporting Period (or if the U.S. Borrower elects), such reports shall be provided no less frequently than on the twentieth day of each Fiscal Month; provided, further, that if a Cash Dominion Period has occurred and is continuing (or if the U.S. Borrower elects, so long as the frequency of delivery is maintained by the U.S. Borrower for the immediately following twenty (20) calendar day period after the delivery of the first Borrowing Base Certificate so delivered), then the following shall be delivered no less frequently than 12:00 p.m. (New York time) on the third Business Day of each week:
(i)    a Borrowing Base Certificate accompanied by such supporting detail and documentation as shall be reasonably requested by the Agent, in its Permitted Discretion (for the avoidance of doubt the first Borrowing Base shall be delivered as of January 31, 2026 within 20 twenty days of such date); and
(ii)    on the date of the delivery of any Borrowing Base Certificate, a trial balance showing Accounts outstanding aged from due date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail (including invoice date) and documentation as shall be reasonably requested by the Agent in its Permitted Discretion;
(b)    (i) To the Agent for delivery to each Lender, substantially concurrently with (x) a Disposition of ABL Priority Collateral, (y) an Investment of ABL Priority Collateral or (z) a Restricted Payment using ABL Priority Collateral, in each case, in excess of an amount equal to 5% of the Line Cap, an updated Borrowing Base Certificate giving effect on a Pro Forma Basis to such designation, Disposition or Investment, as applicable, and certifying on a Pro Forma Basis that Excess Availability is not less than $0 and (ii) to the Agent, substantially concurrently with the factoring, securitization or pledging of any Eligible Accounts in connection with any vendor’s supply chain financing program that would result in (A) a Monthly Reporting Triggering Event or (B) if a Monthly Reporting Period is already continuing at such time, a decrease in the Borrowing Base in excess of 10%;
(c)    To the Agent for delivery to each Lender, at the time of delivery of each of the Financial Statements delivered pursuant to Section 5.1, an aging of accounts payable, accompanied by such supporting detail and documentation as shall be reasonably requested by the Agent in its Permitted Discretion.
(d)    To the Agent for delivery to each Lender, at the time of delivery of each of the quarterly or annual Financial Statements delivered pursuant to Section 5.1, a list of any application for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, United States Copyright Office or the Canadian Intellectual Property Office, as applicable, or any successor office or agency in the prior Fiscal Quarter;
(e)    The U.S. Borrower shall pay (or cause to be paid) all reasonable fees incurred by the Agent in connection with one (1) field examination per calendar year; provided, that at any time after the date on which Specified Availability has been less than the greater of 15.0% of the Line Cap and $67,500,000, for five consecutive Business Days during such calendar year, one (1) additional field exam will be permitted during the immediately succeeding twelve (12) month period (each at the expense of the U.S. Borrower) and at any time during the continuation of an Event of Default, field examinations may be conducted (each at the expense of the U.S. Borrower) as frequently as determined by the Agent in its reasonable discretion; provided, further, that notwithstanding anything to the contrary the Agent may conduct additional field examinations in the exercise of its Permitted Discretion at its own cost and expense;
(f)    [reserved]; and
(g)    Such other reports, statements and reconciliations (including reconciliations of Accounts from general ledger to financial statements to Borrowing Base) with respect to the Borrowing Base, Collateral or Obligations of any or all Credit Parties as the Agent (for itself or on behalf of any Lender) shall from time to time reasonably request.

(h)    Notwithstanding anything to the contrary contained herein, upon written notice to the Agent by the U.S. Borrower, any Borrowing Base assets identified by the U.S. Borrower in such notice shall be excluded from the Borrowing Base until such notice is withdrawn.
6.    AFFIRMATIVE COVENANTS
Each Credit Party executing this Agreement agrees as to itself and its Restricted Subsidiaries that from and after the Closing Date and until the Termination Date:
6.1    Maintenance of Existence and Conduct of Business. Except as otherwise permitted under Section 7.8, each Credit Party shall, and shall cause each Restricted Subsidiary to, do or cause to be done all things necessary to (a) preserve and keep in full force and effect (i) its corporate existence (except, as to Persons other than Credit Parties, where the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect) and (ii) its material rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear and except for casualties and condemnations) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices, except, in each case, referred to in this Section 6.1(a)(ii), (b) and (c) where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.2    Payment of Charges and Taxes.
(a)    Subject to Section 6.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all material Charges, Taxes and claims payable by it, including: (i) material Charges and Taxes imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all material Charges with respect to Tax, social security, employer contributions and unemployment withholding with respect to its employees; (ii) lawful material claims for labor, materials, supplies and services or otherwise, in each case, before any thereof shall become past due and (iii) all material storage or rental charges payable to warehousemen or bailees at which Eligible Equipment is located, in each case, where the non-payment of such Charge, Tax or claim could, individually or in the aggregate, give rise to a material Lien (other than Permitted Liens) or a Material Adverse Effect.
(b)    Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 6.2(a) and not pay or discharge such Charges, Taxes or claims while so contested; provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP and (ii) the failure to make such payment would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.3    Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all material financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered pursuant to Section 4.4.
6.4    Insurance; Damage to or Destruction of Collateral.
(a)    The U.S. Borrower will, and will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies). The U.S. Borrower will furnish to the Agent, upon written request, information in reasonable detail as to the insurance so maintained. It is understood and agreed that the U.S. Borrower shall be deemed to be in compliance with this Section 6.4(a) so long as the U.S. Borrower and its Restricted Subsidiaries shall maintain all insurance in effect as of the date hereof.
(b)    All insurance policies insuring the Collateral, or certificates (or certified copies thereof) with respect to such insurance, (i) shall be endorsed to the Agent’s reasonable satisfaction for the benefit of the Agent (including, without limitation, by naming the Agent as loss payee and/or additional insured) and (ii) shall state that such insurance policies shall not be canceled without at least thirty (30) days’ prior written notice thereof by the respective insurer to the Agent (or at least ten (10) days’ prior written notice in the case of non-payment of premium); provided that the U.S. Borrower shall have 15 Business Days following the Closing Date (or such later date as may be agreed by the Agent in its Permitted Discretion) to comply with this Section 6.4(b) in respect of insurance in effect as of the Closing Date.
(c)    If the U.S. Borrower or any Credit Party shall fail to maintain insurance in accordance with this Section 6.4, the Agent shall have the right, upon ten (10) days’ prior notice to the U.S. Borrower (but shall be under no obligation), to procure such insurance and the U.S. Borrower agrees to reimburse the Agent for all reasonable costs and reasonable out-of-pocket expenses of procuring and maintaining such insurance.
(d)    Sections 6.4(b) and (c) shall only apply to insurance in respect of assets included in the Collateral; provided, however, Sections 6.4(b) and (c) shall not apply to credit insurance.
6.5    Compliance with Laws. Each Credit Party shall, and shall cause each Restricted Subsidiary to, comply in all material respects with all applicable provisions of law of any Governmental Authority, unless such failure of compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or a material adverse effect on the specific property affected by such non-compliance.
6.6    Patriot Act. Each Credit Party shall comply, and shall procure that its Subsidiaries shall comply, with the Patriot Act and the Proceeds of Crime Act.
6.7    Intellectual Property. Each Credit Party shall, and shall cause each Restricted Subsidiary to, (a) conduct its business without knowingly infringing any Intellectual Property of any other Person which infringement would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (b) comply in all material respects with the obligations under its material Intellectual Property licenses except where non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
6.8    Environmental Matters. Except where the failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect, each Credit Party shall, and shall cause the Restricted Subsidiaries to:
(a)    comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all Environmental Permits, except in each case, where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and
(b)    conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
6.9    [Reserved].
6.10    Further Assurances.
(a)    Each Credit Party executing this Agreement agrees that it shall and shall cause each applicable Subsidiary to, at such Credit Party’s reasonable expense and upon the reasonable request of the Agent, duly execute and deliver, or cause to be duly executed and delivered, to the Agent such further instruments and take all such further actions (including the authorization of filing and recording of Code financing statements, PPSA financing statements, fixture filings, and other documents, in each case to the extent reasonably requested by the Agent), which may be required under any applicable law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Liens (subject to Permitted Liens), all at the reasonable expense of the Credit Parties and to the extent required by the Loan Documents. With respect to any Acquisition of assets, if any asset acquired therein or thereby is requested to be included in the Borrowing Base, the Agent shall have completed its review of such assets, which review shall include at a minimum a field examination and may also include, without limitation, audits, appraisals and other due diligence as the Agent shall in its Permitted Discretion require; it being acknowledged and agreed that, (1) such additional assets, if any, to be included in the Borrowing Base may be subject to Reserves with respect thereto in the Agent’s Permitted Discretion, and (2) prior to the inclusion of any additional assets in the Borrowing Base, all actions shall have been taken to ensure that the Agent has a perfected and continuing first-priority security interest in and Lien on such assets (subject to a Permitted Lien which does not have priority over the Lien in favor of the Agent (other than with respect Liens in favor of any bailee, landlord, warehouseman, mechanic or other non-consensual Lien arising by operation of law) (provided that either (x) the holder of such Permitted Lien has waived or subordinated such Permitted Lien to the Agent’s reasonable satisfaction pursuant to a landlord waiver, bailee letter or comparable agreement or (y) a rent or other reserve has been established by the Agent in the exercise of its Permitted Discretion, which reserve, with respect to landlord Liens shall not be in excess of three (3) months’ rent (or for such longer time period that is determined by the Agent in its Permitted Discretion as reasonably necessary to protect and/or realize upon the Collateral)).
(b)    [Reserved]
(c)    Notwithstanding anything to the contrary contained herein, neither the U.S. Borrower nor any Subsidiary of the U.S. Borrower shall be required to execute and deliver any joinder agreement, Collateral Document or any other document or grant a Lien in any Capital Stock or other property held by it (I) if such action (A) is restricted or prohibited by general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules or similar principles, (B) is not within the legal capacity of the U.S. Borrower or such Subsidiary or would conflict with the fiduciary duties of its directors or contravene any legal prohibition or result in personal or criminal liability on the part of any officer or (C) for reasons of cost, legal limitations or other matters is unreasonably burdensome in relation to the benefits to the Lenders of the U.S. Borrower’s or such Subsidiary’s guaranty or security or (II) that constitutes any interest in real property.
6.11    ERISA Matters. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party and each Restricted Subsidiary to timely make all contributions, pay all amounts due, and otherwise perform such actions necessary to prevent the imposition of (a) any Liens under ERISA or Section 412 of the IRC (each an “ERISA Lien”) and (b) any Liens in connection with any Canadian Pension Plan (save for Liens in respect of contribution amounts not yet due).
6.12    New Subsidiaries.
(a)    Within thirty (30) Business Days of the formation of any Restricted Subsidiary, acquisition of a Restricted Subsidiary or at any time a Subsidiary becomes a Restricted Subsidiary, the U.S. Borrower shall notify the Agent of such event and, promptly thereafter (and in any event within 30 days or such longer period as the Agent may agree) (i) cause each such new Restricted Subsidiary that is not an Excluded Subsidiary to deliver to the Agent (A) a Joinder Agreement (which Joinder Agreement will specify whether such new Credit Party will be a “Borrower” hereunder) and (B) a supplemental Guaranty in the form attached hereto as Exhibit 1.1(a), and to deliver to the Agent such security documents related to personalty, together with appropriate financing statements, reasonably requested by the Agent, all in form and substance reasonably satisfactory to the Agent, (ii) with respect to all new Restricted Subsidiaries that are directly owned in whole or in part by a Credit Party, cause such Credit Party to provide to the Agent a supplement to the Security Agreement and/or the Canadian Security Agreement providing for the pledge of the Capital Stock in such new Restricted Subsidiary owned by it (or, in the case of a Foreign Subsidiary or than a Canadian Subsidiary, sixty-five percent (65%) of the total combined voting power of all classes of the voting Capital Stock of such Foreign Subsidiary and one-hundred percent (100%) of the non-voting Capital Stock of such Foreign Subsidiary, in each case to the extent that such Capital Stock does not constitute Excluded Property), as shall be requested by the Agent together with appropriate certificates and powers or financing statements under the Code, the PPSA or other applicable personal property or moveable property registries or other documents necessary to perfect such pledge, in form and substance reasonably satisfactory to the Agent, and (iii) provide or cause to be provided to the Agent all other customary and reasonable documentation requested thereby, including, to the extent requested by the Agent, one or more opinions of counsel reasonably satisfactory to the Agent, which in its opinion is appropriate and customary with respect to such execution and delivery of the applicable documentation referred to above. Upon execution and delivery of the Joinder Agreement by each such new Restricted Subsidiary, such Restricted Subsidiary shall become a Credit Party hereunder with the same force and effect as if originally named as a Credit Party herein. The execution and delivery of the Joinder Agreement shall not require the consent of any Credit Party or Lender hereunder. The rights and obligations of each Credit Party hereunder shall remain in full force and effect notwithstanding the addition of any Credit Party hereunder. For the avoidance of doubt and notwithstanding anything herein or in any other Loan Document to the contrary, no Excluded Subsidiary shall execute a Guaranty or any Collateral Document in respect of, or otherwise guaranty or grant any Lien to secure, any Obligation of a Borrower or other Credit Party or of any “United States person” as defined in section 7701(a)(30) of the IRC.
(b)    Notwithstanding anything to the contrary contained herein, neither the U.S. Borrower nor any Subsidiary of the U.S. Borrower shall be required to execute and deliver any joinder agreement, Guaranty, Collateral Document or any other document or grant a Lien in any Capital Stock or other property held by it if such action (A) is restricted or prohibited by general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules or similar principles, (B) is not within the legal capacity of the U.S. Borrower or such Subsidiary or would conflict with the fiduciary duties of its directors or contravene any legal prohibition or result in personal or criminal liability on the part of any officer, (C) for reasons of cost, legal limitations or other matters is unreasonably burdensome in relation to the benefits to the Lenders of the U.S. Borrower’s or such Subsidiary’s guaranty or security as reasonably determined by the U.S. Borrower and the Agent or (D) is Excluded Property or otherwise would not be required with respect to the Collateral owned by a Credit Party pursuant to the terms of the Collateral Documents.
6.13    [Reserved].
6.14    Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 6.14, in each case within the time limits specified on such schedule, as such time limits may be extended from time to time by the Agent in its reasonable discretion.
6.15    Use of Proceeds. All proceeds of the Loans shall be used as provided in Section 2.4.

7.    NEGATIVE COVENANTS
Each Credit Party executing this Agreement agrees as to itself and all of its Restricted Subsidiaries that from and after the Closing Date until the Termination Date:
7.1    Indebtedness.
(a)    (i) the U.S. Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Capital Stock; and (ii) the U.S. Borrower shall not permit any of the Restricted Subsidiaries (other than any Credit Party) to issue any shares of Preferred Stock;
(b)    The limitations set forth in Section 7.1(a) shall not apply to:
(i)    the Incurrence by the U.S. Borrower or any Restricted Subsidiary of Indebtedness pursuant to any Loan Document (including any guarantees thereof);
(ii)    the Incurrence by the U.S. Borrower and the other Credit Parties of Indebtedness (including under the 2025 Senior Notes) in an aggregate principal amount of up to $500,000,000;
(iii)    Indebtedness, Preferred Stock and Disqualified Capital Stock of the U.S. Borrower, the Credit Parties and their Restricted Subsidiaries existing on the Closing Date (other than Indebtedness described in clauses (i) and (ii) of this Section 7.1(b)) and, if such Indebtedness is for borrowed money and is in excess of $50,000,000, listed on Schedule 7.1 hereto;
(iv)    Indebtedness (including Capitalized Lease Obligations) Incurred by the U.S. Borrower or any Restricted Subsidiary, Disqualified Capital Stock issued by the U.S. Borrower or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Capital Stock or Preferred Stock then outstanding and Incurred pursuant to this clause (iv), together with any Refinancing Indebtedness in respect thereof Incurred pursuant to clause (xv) below, does not exceed at any one time outstanding the greater of $33,750,000 and 25% of Consolidated EBITDA as of the date such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);
(v)    Indebtedness Incurred by the U.S. Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental law or permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(vi)    Indebtedness arising from agreements of the U.S. Borrower or any Restricted Subsidiary providing for indemnification, adjustment of acquisition or purchase price or similar obligations (including earn-outs), in each case, Incurred or assumed in connection with the Transactions, any Investments or any acquisition or disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;
(vii)    Indebtedness of the U.S. Borrower to a Restricted Subsidiary, provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the U.S. Borrower and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not a Credit Party is subordinated in right of payment to the Obligations; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (vii);
(viii)    shares of Preferred Stock of a Restricted Subsidiary issued to the U.S. Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the U.S. Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);
(ix)    Indebtedness of a Restricted Subsidiary to the U.S. Borrower or another Restricted Subsidiary; provided that if a Credit Party incurs such Indebtedness to a Restricted Subsidiary that is not a Credit Party (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the U.S. Borrower and its Subsidiaries), such Indebtedness is subordinated in right of payment to the Obligations; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the U.S. Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien but not the transfer thereof upon foreclosure) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (ix);
(x)    Hedging Obligations that are not incurred for speculative purposes but (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales and, in each case, extensions or replacements thereof;

(xi)    obligations (including reimbursement obligations with respect to letters of credit, bank guarantees, warehouse receipts and similar instruments) in respect of performance, bid, appeal and surety bonds, completion guarantees, supply chain financing transactions and similar obligations provided by the U.S. Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice; provided that, prior to entering into any supply chain financing transaction, the U.S. Borrower shall (x) notify the Agent in writing of its or its Restricted Subsidiary’s intent to enter into such supply chain financing transaction and (y) provide such information and supporting documentation with respect to such supply chain financing transaction as reasonably requested by the Agent;
(xii)    Indebtedness or Disqualified Capital Stock of the U.S. Borrower or Indebtedness, Disqualified Capital Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Capital Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (xv) below, does not exceed at any one time outstanding the greater of $47,250,000 and 35% of Consolidated EBITDA as of the date such Indebtedness is Incurred (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);
(xiii)    [reserved];
(xiv)    any guarantee by the U.S. Borrower or any Restricted Subsidiary of Indebtedness or other obligations of the U.S. Borrower or any Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by the U.S. Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that (A) if such Indebtedness is by its express terms subordinated in right of payment to the Obligations by such Restricted Subsidiary, as applicable, any such guarantee with respect to such Indebtedness shall be subordinated in right of payment to the Obligations, substantially to the same extent as such Indebtedness is subordinated to the Obligations, (B) if such guarantee is of Indebtedness of the U.S. Borrower, such guarantee is Incurred in accordance with, or not in contravention of, Section 6.12 solely to the extent Section 6.12 is applicable and (C) the aggregate principal amount of Indebtedness or other obligations of a Subsidiary that is not a Credit Party guaranteed by a Credit Party in reliance on this clause (xiv) shall not exceed (when combined with the aggregate principal amount of Indebtedness incurred by Restricted Subsidiaries that are not Credit Parties in reliance on Section 7.1(b)(xvi) or Section 7.1(b)(xxviii)) the greater of (x) $81,000,000 and (y) 60% of Consolidated EBITDA as of the date of such Incurrence, at any time outstanding;
(xv)    the Incurrence by the U.S. Borrower or any of the Restricted Subsidiaries of Indebtedness or Disqualified Capital Stock, or by any Restricted Subsidiary of Preferred Stock of a Restricted Subsidiary, that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Capital Stock or Preferred Stock issued as permitted under clauses (ii), (iii), (iv), (xii), (xv), (xvi), (xxiv) and (xxviii) of this Section 7.1(b) up to the outstanding principal amount (or, if applicable, the liquidation preference, face amount, or the like) or, if greater, committed amount (only to the extent the committed amount could have been Incurred on the date of initial Incurrence and was deemed Incurred at such time for the purposes of this Section 7.1) of such Indebtedness or Disqualified Capital Stock or Preferred Stock, in each case at the time such Indebtedness was Incurred or Disqualified Capital Stock or Preferred Stock was issued pursuant to clauses (ii), (iii), (iv), (xii), (xv), (xvi), (xxiv) and (xxviii) of this Section 7.1(b), or any Indebtedness, Disqualified Capital Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Capital Stock or Preferred Stock, plus any additional Indebtedness, Disqualified Capital Stock or Preferred Stock Incurred to pay premiums (including tender premiums), accrued and unpaid interest, expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
(A)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Capital Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Capital Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the Latest Maturity Date were instead due on such date;
(B)    to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior in right of payment to the Obligations, such Refinancing Indebtedness is junior in right of payment to the Obligations, (b) Disqualified Capital Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Capital Stock or Preferred Stock, (c) Indebtedness secured by a Lien on the Collateral that is pari passu or junior to the Lien on the Collateral securing the Obligations, such Refinancing Indebtedness is secured by a Lien on the Collateral that is pari passu with or junior to the Lien on the Collateral securing the Obligations to the same extent as such Indebtedness, and a Senior Representative of such Refinancing Indebtedness acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of an Applicable Intercreditor Agreement and (d) Indebtedness secured by a Lien on the property or assets of the U.S. Borrower or any Restricted Subsidiary, such Refinancing Indebtedness is secured by either (x) a Lien on the same property or assets securing the Indebtedness being refinanced or (y) a Lien permitted under Section 7.7; and
(C)    shall not include Indebtedness of a Restricted Subsidiary that is not a Credit Party that refinances Indebtedness of the U.S. Borrower or a Credit Party;
(D)    to the extent such Refinancing Indebtedness refinances unsecured Indebtedness, then such Refinancing Indebtedness shall be unsecured.

(xvi)    Indebtedness, Disqualified Capital Stock or Preferred Stock of (A) the U.S. Borrower or any Restricted Subsidiary incurred to finance an acquisition or (B) Persons that are acquired by the U.S. Borrower or any Restricted Subsidiary or are merged, consolidated or amalgamated with or into the U.S. Borrower or any Restricted Subsidiary in accordance with the terms of this Agreement (so long as such Indebtedness is not incurred in contemplation of such acquisition, merger, consolidation or amalgamation); provided that (A) after giving effect to the Incurrence of any such Indebtedness, the Consolidated Total Net Leverage Ratio of the U.S. Borrower does not exceed 2.50 to 1.00, (B) the aggregate principal amount of Indebtedness Incurred by Restricted Subsidiaries in reliance on this clause (xvi) that are not Credit Parties shall not exceed (when combined with the aggregate principal amount of Indebtedness or other obligations of Restricted Subsidiaries that are not Credit Parties guaranteed by Credit Parties in reliance on Section 7.1(b)(xiv) and Indebtedness of Restricted Subsidiaries that are not Credit Parties pursuant to Section 7.1(b)(xxviii)) the greater of (x) $81,000,000 and (y) 60% of Consolidated EBITDA as of the date of such Incurrence, at any time outstanding, (C) [reserved] and (D) if any Indebtedness Incurred in reliance on this clause (xvi) is secured by a Lien on any ABL Priority Collateral, a Senior Representative of such Indebtedness acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of an Applicable Intercreditor Agreement.
(xvii)    Indebtedness of any Foreign Subsidiary (other than any Canadian Subsidiary) Incurred in connection with any Permitted Receivables Facility;
(xviii)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;
(xix)    Indebtedness of the U.S. Borrower or any Restricted Subsidiary supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;
(xx)    [Reserved];
(xxi)    Indebtedness of the U.S. Borrower or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(xxii)    Indebtedness consisting of Indebtedness of the U.S. Borrower or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower to the extent described in Section 7.2(b)(iv);
(xxiii)    Indebtedness in respect of Obligations of the U.S. Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Obligations;

(xxiv)    Indebtedness under asset-level financings incurred by any Foreign Subsidiary of the U.S. Borrower (other than any Canadian Credit Party), in each case in the ordinary course of business consistent with past practice; provided that the amount of Indebtedness outstanding under this Section 7.1(b)(xxiv), together with any Refinancing Indebtedness in respect thereof incurred pursuant to Section 7.1(b)(xv) shall not exceed, in the aggregate, the greater of $20,250,000 and 15% of Consolidated EBITDA (plus, in the case of any Refinancing Indebtedness, the Additional Refinancing Amount);
(xxv)    unsecured Indebtedness;
(xxvi)    [Reserved];
(xxvii)    Capitalized Lease Obligations and purchase money Indebtedness in an amount not to exceed $50,000,000; and
(xxviii)    additional Indebtedness of the U.S. Borrower and the Restricted Subsidiaries; provided that (a) after giving effect to the Incurrence of any such Indebtedness, the Consolidated Total Net Leverage Ratio of the U.S. Borrower does not exceed 2.50 to 1.00, (b) the aggregate principal amount of Indebtedness Incurred by Restricted Subsidiaries in reliance on this clause (xxviii) that are not Credit Parties shall not exceed (when combined with the aggregate principal amount of Indebtedness or other obligations of Restricted Subsidiaries that are not Credit Parties guaranteed by Credit Parties in reliance on Section 7.1(b)(xiv) and Indebtedness of Restricted Subsidiaries that are not Credit Parties pursuant to Section 7.1(b)(xvi)) the greater of (x) $81,000,000 and (y) 60% of Consolidated EBITDA as of the date of such Incurrence, at any time outstanding, (c) [reserved] and (d) if any Indebtedness Incurred in reliance on this clause (xxviii) is secured by a Lien on any ABL Priority Collateral, a Senior Representative of such Indebtedness acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of an Applicable Intercreditor Agreement.
(c)        For purposes of determining compliance with this Section 7.1 at the time of incurrence, the U.S. Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the categories of Indebtedness described (i) through (xxviii) of Section 7.1(b) (or any portion thereof) without giving pro forma effect to the Indebtedness Incurred pursuant to any other clause or paragraph of Section 7.1(a) (or any portion thereof) when calculating the amount of Indebtedness that may be Incurred pursuant to any such clause or paragraph (or any portion thereof).
Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Capital Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Capital Stock or Preferred Stock for purposes of this Section 7.1. In addition, Guaranties of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of

Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.1.
For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt. However, if the Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, the Dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of the refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced.
Notwithstanding any other provision of this Section 7.1, the maximum amount of Indebtedness that the U.S. Borrower and the Restricted Subsidiaries may Incur pursuant to this Section 7.1 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the respective Indebtedness is denominated that is in effect on the date of the refinancing.
7.2    Limitation on Restricted Payments(a)    .
(a)    the U.S. Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:
(i)    declare or pay any dividend or make any distribution on account of any of the U.S. Borrower’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the U.S. Borrower (other than (A) dividends or distributions payable solely in Equity Interests (other than Disqualified Capital Stock) of the U.S. Borrower; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the U.S. Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);
(ii)    purchase or otherwise acquire or retire for value any Equity Interests of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower;
(iii)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Junior Obligations of the U.S. Borrower, or any

Credit Party (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Junior Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (vii) and (ix) of Section 7.1(b)); or
(iv)    make any Restricted Investment
(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”).
(b)    The provisions of Section 7.2(a) shall not prohibit:
(i)    the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof, if at the date of declaration or the giving of notice of such irrevocable redemption, as applicable, such payment would have complied with the provisions of this Agreement; provided that if such dividend, distribution or redemption is being made pursuant to Section 7.2(b)(xix), a Reserve shall be established by the Agent in an amount equal to the Restricted Payment so declared;
(ii)    (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Junior Obligations of the U.S. Borrower, any direct or indirect parent of the U.S. Borrower or any Credit Party in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower or contributions to the equity capital of the U.S. Borrower (other than any Disqualified Capital Stock or any Equity Interests sold to a Subsidiary of the U.S. Borrower) (collectively, including any such contributions, “Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the U.S. Borrower) of Refunding Capital Stock;
(iii)    the redemption, repurchase, defeasance, or other acquisition or retirement of Junior Obligations of the U.S. Borrower or any Credit Party made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Junior Obligations of the U.S. Borrower or a Credit Party, which is Incurred in accordance with Section 7.1 so long as:
(A)    the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Junior Obligations being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Junior Obligations being so redeemed, repurchased, acquired or retired, plus any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith);
(B)    such Indebtedness is subordinated to the Loans or the related Guarantee of such Credit Party (in right of payment and/or security), as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;
(C)    such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the Latest Maturity Date; and
(D)    such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Junior Obligations being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is one year following the Latest Maturity Date;
(iv)    so long as no Event of Default has occurred and is continuing or would result therefrom and no Cash Dominion Period is continuing immediately before or after the making of such Restricted Payment, a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower held by any future, present or former employee, director, officer or consultant of the U.S. Borrower or any Subsidiary of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed $15 million in any calendar year, with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years up to a maximum of $30 million in any calendar year; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:
(A)    the cash proceeds received by the U.S. Borrower or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Capital Stock) of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower (to the extent contributed to the U.S. Borrower) to employees, directors, officers or consultants of the U.S. Borrower and the Restricted Subsidiaries or any direct or indirect parent of the U.S. Borrower that occurs after the Closing Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 7.2(b)(viii)), plus
(B)    the cash proceeds of key man life insurance policies received by the U.S. Borrower or any direct or indirect parent of the U.S. Borrower (to the extent contributed to the U.S. Borrower) or the Restricted Subsidiaries after the Closing Date;
provided that the U.S. Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year; and provided,

further, that cancellation of Indebtedness owing to the U.S. Borrower or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of the U.S. Borrower, any Restricted Subsidiary or the direct or indirect parents of the U.S. Borrower in connection with a repurchase of Equity Interests of the U.S. Borrower or any of its direct or indirect parents will not be deemed to constitute a Restricted Payment for purposes of this Section 7.2 or any other provision of this Agreement;
(v)    [reserved];
(vi)    [reserved];
(vii)    [reserved];
(viii)    so long as no Cash Dominion Period is continuing immediately before or after the making of such Restricted Payment, Restricted Payments that are made with (or in an aggregate amount that does not exceed the aggregate amount of) Excluded Contributions;
(ix)    other Restricted Payments in any calendar year not to exceed $25 million (it being understood that amounts under this clause (ix) are counted as of the date such Restricted Payment is made) in any calendar year so long as no Event of Default has occurred and is continuing or would result therefrom and no Cash Dominion Period exists, in each case, after giving pro forma effect to such Restricted Payment;
(x)    [reserved];
(xi)    with respect to any taxable period for which the U.S. Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which a direct or indirect parent of the U.S. Borrower is the common parent (a “Tax Group”), distributions (“Tax Distributions”) to any direct or indirect parent of the U.S. Borrower to pay the portion of the taxes of such Tax Group attributable to the income of the U.S. Borrower and/or its applicable Subsidiaries in an amount not to exceed the amount of any U.S. federal, state and/or local income taxes (as applicable) that the U.S. Borrower and/or its applicable Subsidiaries would have paid for such taxable period had the U.S. Borrower and/or its applicable Subsidiaries been a stand-alone corporate taxpayer or a stand-alone corporate group with respect to such taxes;
(xii)    any Restricted Payment, if applicable:
(A)    in amounts required for any direct or indirect parent of the U.S. Borrower to pay fees and expenses (including franchise or similar Taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the U.S. Borrower and general corporate operating and overhead expenses of any direct or indirect parent of the U.S. Borrower, in each case, to the extent such fees and expenses are attributable to the ownership or operation of Borrower, if applicable, and its Subsidiaries;
(B)    [reserved]; and

(C)    in amounts required for any direct or indirect parent of the U.S. Borrower to pay fees and expenses related to any equity or debt offering of such parent (whether or not successful);
(xiii)    repurchases of Equity Interests that occur or are deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(xiv)    [reserved];
(xv)    Restricted Payments by the U.S. Borrower or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;
(xvi)    [reserved];
(xvii)    payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with (x) a consolidation, amalgamation or merger involving the U.S. Borrower or any of its Restricted Subsidiaries or (y) a transfer of all or substantially all of the assets of any of the Restricted Subsidiaries, in each case, taken as a whole, that complies with Section 7.8; provided that if such consolidation, amalgamation, merger or transfer of assets constitutes a Change of Control, all Obligations shall have been repaid in full (or the Event of Default specified in Section 9.1(i) shall have been waived);
(xviii)    [Reserved]; and
(xix)    any Credit Party or their Restricted Subsidiaries may make Restricted Payments so long as the U.S. Borrower are in Pro Forma Compliance with the Restricted Conditions;
provided, however, that any Restricted Payments made with property other than cash shall be calculated using the Fair Market Value (as determined in good faith by the U.S. Borrower) of such property.
7.3    Limitation of Restrictions Affecting Subsidiaries. No Credit Party shall, or shall permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or consensual restriction which prohibits or limits the ability of any Credit Party or Restricted Subsidiary to:
(a)    pay dividends or make any other distributions to the U.S. Borrower or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or
(b)    make loans or advances to the U.S. Borrower or any Restricted Subsidiary that is a direct or indirect parent of such Restricted Subsidiary;
except in each case for such encumbrances or restrictions existing under or by reason of:

(i)    (1) contractual encumbrances or restrictions in effect on the Closing Date and (2) contractual encumbrances or restrictions pursuant to this Agreement and the other Loan Documents, and, in each case, similar contractual encumbrances effected by any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of such agreements or instruments;
(ii)    [reserved];
(iii)    applicable law or any applicable rule, regulation or order;
(iv)    any agreement or other instrument of a Person acquired by the U.S. Borrower or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;
(v)    contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;
(vi)    Secured Indebtedness otherwise permitted to be Incurred pursuant to Section 7.1 and Section 7.7 that limits the right of the debtor to dispose of the assets securing such Indebtedness;
(vii)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(viii)    customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;
(ix)    purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;
(x)    customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business;
(xi)    any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license (including without limitation, licenses of intellectual property) or other contracts;
(xii)    [reserved];
(xiii)    other Indebtedness, Disqualified Capital Stock or Preferred Stock (a) of the U.S. Borrower or any Restricted Subsidiary that is a Credit Party or a Foreign Subsidiary or (b) of any Restricted Subsidiary that is not a Credit Party or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the U.S.

Borrower’s or any Credit Party’s ability to make anticipated principal or interest payments on the Loans (as determined in good faith by the U.S. Borrower), provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Capital Stock or Preferred Stock is permitted to be Incurred subsequent to the Closing Date pursuant to Section 7.1;
(xiv)    any Restricted Investment not prohibited by Section 7.2 and any Permitted Investment; or
(xv)    any encumbrances or restrictions of the type referred to in Section 7.3(a) or (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the U.S. Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
For purposes of determining compliance with this Section 7.3, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the U.S. Borrower or a Restricted Subsidiary to other Indebtedness Incurred by the U.S. Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
7.4    Sale of Capital Stock and Assets. Except as set forth herein, no Credit Party shall, or shall permit any of its Restricted Subsidiaries to, sell, transfer, convey, assign or otherwise Dispose of any of its properties or other assets, including the Capital Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise), other than:
(a)    the Disposition (including the abandonment of any Copyright, Patent, Trademark or other intellectual property or surrender or transfer for no consideration) of obsolete, no longer used or useful, surplus, uneconomic, negligible or worn out property in the ordinary course of business;
(b)    the sale of inventory or other assets (including in connection with any vendor supply chain financing programs) in the ordinary course of business;
(c)    Dispositions permitted by Sections 7.2, 7.7 and 7.8;
(d)    the sale or issuance of Capital Stock of the U.S. Borrower to any employee (and, where required by law, to any officer or director) under any employment or compensation plans or to qualify such officers and directors;

(e)    the sale of assets subsequent to the Closing Date, so long as (i) no Event of Default then exists or would result therefrom, (ii) each such sale or other disposition is in an arm’s-length transaction and the respective Borrower or Subsidiary receives at least fair market value, and (iii) the consideration received by the U.S. Borrower or such Subsidiary consists of at least 75% cash and is paid at the time of the closing of such sale; provided, however, that the following shall be deemed to be cash in respect of assets that are not ABL Priority Collateral: (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the U.S. Borrower or any of its Restricted Subsidiaries (other than Subordinated Indebtedness) and the valid release of the U.S. Borrower or such Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, (B) Indebtedness (other than Subordinated Indebtedness) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that the U.S. Borrower and each other Restricted Subsidiary are released from any guarantee of payment of such Indebtedness in connection with such Disposition and (C) any Designated Non-cash Consideration received by the U.S. Borrower or any Restricted Subsidiary in such asset sale having an aggregate Fair Market Value (as determined in good faith by the U.S. Borrower), taken together with all other Designated Non-cash Consideration received pursuant to this Section 7.4(e) that is at that time outstanding, not to exceed the greater of $33,750,000 and 25% of Consolidated EBITDA at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); provided further that if such Disposition involves Borrowing Base Collateral with a Fair Market Value in excess of $20,000,000, the U.S. Borrower shall, not later than five (5) Business Days prior to the date of such Disposition, deliver to the Agent an updated Borrowing Base Certificate giving pro forma effect to such sale;
(f)    [reserved];
(g)    Dispositions of cash and Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;
(h)    Dispositions of Accounts in connection with compromise, write down or collection thereof in the ordinary course of business and consistent with past practice;
(i)    leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the U.S. Borrower and their Restricted Subsidiaries;
(j)    Dispositions of Capital Stock to directors where required by applicable law or to satisfy other requirements of applicable law with respect to the ownership of Capital Stock of Foreign Subsidiaries;
(k)    Dispositions of the Capital Stock of any Joint Venture to the extent required by the terms of customary buy/sell type arrangements entered into in connection with the formation of such Joint Venture;

(l)    transfer or disposition of property subject to or as a result of a casualty or condemnation (or agreement in lieu of condemnation) (i) upon receipt of net cash proceeds of such casualty or (ii) to a Governmental Authority as a result of condemnation (or agreement in lieu of condemnation);
(m)    Dispositions of property in connection with (i) Sale/Leaseback Transactions for fair value (as determined at the time of the consummation thereof in good faith by the applicable Credit Party or Restricted Subsidiary) so long as (x) 75% of the consideration received by such Credit Party or Restricted Subsidiary from such Sale/Leaseback Transaction is in the form of cash and (y) if such Sale/Leaseback Transaction involves Borrowing Base Collateral with a Fair Market Value in excess of $20,000,000, the U.S. Borrower shall have delivered to the Agent an updated Borrowing Base Certificate giving pro forma effect to such Disposition, (ii) [reserved] and (iii) Sale/Leaseback Transactions between Excluded Subsidiaries;
(n)    (i) any Credit Party may Dispose of its property to another Credit Party, and (ii) any Restricted Subsidiary that is not a Credit Party may Dispose of its property to another Restricted Subsidiary that is not a Credit Party.
(o)    Dispositions of any property to the extent that (i) (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) such Disposition represents an exchange of assets (including a combination of Cash Equivalents and assets) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the U.S. Borrower and the Restricted Subsidiaries as a whole, as determined in good faith by the U.S. Borrower or (z) such Disposition represents a swap of assets or lease, assignment or sublease of any real of personal property in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the U.S. Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the U.S. Borrower, or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property; provided that, in the case of both clauses (i) and (ii), if such Disposition involves Borrowing Base Collateral with a Fair Market Value in excess of $20,000,000, the U.S. Borrower shall deliver to the Agent an updated Borrowing Base Certificate giving pro forma effect to such Disposition;
(p)    Dispositions of assets which constitute Investments permitted under Section 7.2;
(q)    [reserved];
(r)    [reserved];
(s)    Dispositions of assets or issuances of the U.S. Borrower or any Restricted Subsidiary or sale of Capital Stock of the U.S. Borrower or any Restricted Subsidiary which assets or Capital Stock so Disposed or issued, in any single transaction or related series of transactions, have a fair market value (as determined in good faith by the U.S. Borrower) of less than $35 million; provided that if such Disposition involves Borrowing Base Collateral with a Fair Market Value in excess of

$20 million, the U.S. Borrower shall deliver to the Agent an updated Borrowing Base Certificate giving pro forma effect to such Disposition;
(t)    foreclosure or any similar action with respect to any property or other asset of the U.S. Borrower or any of its Subsidiaries;
(u)    [reserved];
(v)     any Disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the U.S. Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;
(w)    Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;
(x)    any surrender, expiration or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;
(y)    Dispositions of real property for the purpose of (x) resolving minor title disputes or defects, including encroachments and lot line adjustments or, or (y) granting easements, rights of way or access and egress agreements, or (z) to any Governmental Authority in consideration of the grant, issuance, consent or approval of or to any development agreement, change of zoning or zoning variance, permit or authorization in connection with the conduct of any Credit Party’s business, in each case which does not materially interfere with the business conducted on such real property; and
(z)    Dispositions of assets that do not constitute Borrowing Base Collateral with an individual value of less than $25 million.
Notwithstanding the foregoing, if and for so long as the U.S. Borrower or any of its Subsidiaries holds Capital Stock that constitutes “margin stock” within the meaning of Regulation U, this Section 7.4 shall not apply to and shall not restrict the U.S. Borrower or any of its Subsidiaries’ ability to dispose of such Capital Stock to the extent that the value of such Capital Stock, together with the value of all other margin stock held by the U.S. Borrower and its Subsidiaries, exceeds 25% of the total value of their assets subject to this Section 7.4.
7.5    Affiliate Transactions
(a)    the U.S. Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the U.S. Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $25 million, unless:

(i)    such Affiliate Transaction is on terms that are not materially less favorable to the U.S. Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the U.S. Borrower or such Restricted Subsidiary with an unrelated Person; and
(ii)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50 million, the U.S. Borrower delivers to the Agent a resolution adopted in good faith by the majority of the Board of Directors of the U.S. Borrower, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.
(b)    The provisions of Section 7.5(a) shall not apply to the following:
(i)    transactions between or among the U.S. Borrower and/or any of the Restricted Subsidiaries to the extent that any such transactions are otherwise permitted by this Agreement (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the U.S. Borrower and any direct parent of the U.S. Borrower; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the U.S. Borrower and such merger, consolidation or amalgamation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;
(ii)    Restricted Payments permitted by Section 7.2 and Permitted Investments;
(iii)    the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the U.S. Borrower, any Restricted Subsidiary, or any direct or indirect parent of the U.S. Borrower;
(iv)    transactions in which the U.S. Borrower or any Restricted Subsidiary, as the case may be, delivers to the Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the U.S. Borrower and/or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (i) of Section 7.5(a); provided, that such transaction is otherwise permitted by this Agreement;
(v)    payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the U.S. Borrower in good faith;
(vi)    any agreement executed between or among the U.S. Borrower and/or any of the Restricted Subsidiaries and any other Affiliate that provides for the consummation of one or more Affiliate Transactions as in effect as of the Closing Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date) or any transaction contemplated thereby as determined in good faith by the U.S. Borrower, in each case to the extent that the Affiliate Transactions that are provided for in such agreement or amendment thereto are otherwise permitted by this Agreement;

(vii)    the existence of, or the performance by the U.S. Borrower or any Restricted Subsidiary of its obligations under the terms of any stockholders or limited liability company agreement (including any registration rights agreement or Capital Stock purchase agreement related thereto) to which it is a party as of the Closing Date and, in each case, any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the U.S. Borrower or any Restricted Subsidiary of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Closing Date shall only be permitted by this clause (vii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are (x) not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, agreement or arrangement as in effect on the Closing Date and (y) are otherwise permitted by this Agreement;
(viii)    (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the U.S. Borrower and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the U.S. Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures entered into in the ordinary course of business and consistent with past practice or industry norm and to the extent that such transactions are otherwise in compliance with the terms of this Agreement;
(ix)    the sale of any Accounts by a Foreign Subsidiary (other than any Canadian Subsidiary) to a Receivables Subsidiary;
(x)    the issuance of Equity Interests (other than Disqualified Capital Stock) of the U.S. Borrower to any Person;
(xi)    the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, management equity plans, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the U.S. Borrower or the Board of Directors of any direct or indirect parent of the U.S. Borrower, or the Board of Directors of a Restricted Subsidiary, as applicable, in good faith;
(xii)    the entering into of any tax sharing agreement or arrangement that complies with Sections 7.2(b)(x) and 7.2(b)(xi) and the performance under any such agreement or arrangement;

(xiii)    any contribution to the capital of the U.S. Borrower;
(xiv)    transactions permitted by, and complying with, Section 7.8;
(xv)    transactions between the U.S. Borrower or any Restricted Subsidiary and any Person, a director of which is also a director of the U.S. Borrower or any direct or indirect parent of the U.S. Borrower; provided, however, that such director abstains from voting as a director of the U.S. Borrower or such direct or indirect parent of the U.S. Borrower, as the case may be, on any matter involving such other Person and such transactions are otherwise in compliance with the terms of this Agreement;
(xvi)    [reserved];
(xvii)    the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;
(xviii)    any employment agreements entered into by the U.S. Borrower or any Restricted Subsidiary and their respective officers and employees in the ordinary course of business;
(xix)    transactions undertaken in good faith (as determined by a responsible financial or accounting officer of the U.S. Borrower) for the purpose of improving the consolidated tax efficiency of the U.S. Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement; and
(xx)    non-exclusive licenses of Intellectual Property to or among the U.S. Borrower, its respective Restricted Subsidiaries and its Affiliates.
7.6    Amendment of Certain Documents; Line of Business. No Credit Party shall amend its charter, bylaws or other organizational documents in any manner materially adverse to the interest of the Lenders or such Credit Party’s duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it on the Closing Date or businesses that are similar, reasonably related, incidental or ancillary thereto or is a reasonable extension, development or expansion thereof (a “Similar Business”).
7.7    Liens.
The U.S. Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien securing Indebtedness of the U.S. Borrower or any Restricted Subsidiary, other than Permitted Liens, on any asset or property of Borrower or such Restricted Subsidiary.
(a)    [reserved].
(b)    [reserved].
(c)    With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the U.S. Borrower, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”
7.8    Mergers, Fundamental Changes, Etc. No Credit Party shall, or shall permit any of its Restricted Subsidiaries to, directly or indirectly, by operation of law or otherwise, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
(a)    The U.S. Borrower may be merged, amalgamated or consolidated with or into a Domestic Subsidiary; provided that in all mergers, amalgamations or consolidations involving the U.S. Borrower, the U.S. Borrower shall be the continuing or surviving entity;
(b)    any Restricted Subsidiary of a Borrower may be merged, amalgamated or consolidated with or into a Borrower (provided that such Borrower shall be the continuing or surviving entity) or with or into any Subsidiary Guarantor (provided that such Subsidiary Guarantor shall be the continuing or surviving entity);
(c)    any Subsidiary of the U.S. Borrower that is not a Subsidiary Guarantor or a Canadian Credit Party may be merged, amalgamated or consolidated with or into any other Subsidiary of a Borrower that is not a Subsidiary Guarantor or a Canadian Credit Party; provided that if one Subsidiary to such merger, amalgamation or consolidation is a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving entity;
(d)    any Subsidiary of the U.S. Borrower may Dispose of any or all of its assets to, or enter into any merger, amalgamation or consolidation with, (i) the U.S. Borrower or any Subsidiary Guarantor (upon voluntary liquidation or otherwise), (ii) a Subsidiary that is not a Subsidiary Guarantor if the Subsidiary making the Disposition is not a Subsidiary Guarantor; provided that any such Disposition by a Wholly Owned Subsidiary must be to a Wholly Owned Subsidiary, or (iii) pursuant to a Disposition otherwise permitted by Section 7.4;
(e)    any Investment expressly permitted by Section 7.2 may be structured as a merger, consolidation or amalgamation;
(f)    any Subsidiary may be dissolved or liquidated so long as any Dispositions of assets of such Person in connection with such liquidation or dissolution would be to Persons entitled to receive such assets or, in the case of a dissolution or liquidation of a Subsidiary Guarantor, to another Credit Party; and

(g)    any Subsidiary may enter into any merger, amalgamation or consolidation in connection with a Disposition otherwise permitted by Section 7.4.
7.9    OFAC and Patriot Act Use of Proceeds. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, (i) fail to comply in all material respects with the laws, regulations and executive orders referred to in Section 4.23 and Section 4.24 or (ii) use the proceeds of any Loan or Letter of Credit in a manner proscribed by Section 4.24.
7.10    Change of Jurisdiction of Incorporation; Change of Fiscal Year. No Credit Party shall change its jurisdiction of incorporation or organization to a jurisdiction outside of the country in which it is currently incorporated or organized. The U.S. Borrower shall not change its Fiscal Year.
7.11    ERISA, Canadian Pension Plans, Etc..
(a)    No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of an ERISA Lien or a Lien in connection with a Canadian Pension Plan (save for Liens in respect of contribution amounts not yet due) or (ii) an ERISA Event or Canadian Pension Event, to the extent such ERISA Lien, Lien in connection with a Canadian Pension Plan, ERISA Event or Canadian Pension Event either alone or together with all such other ERISA Events and Canadian Pension Events would reasonably be expected to have a Material Adverse Effect.
(b)    No Credit Party shall maintain, administer, contribute to or have any liability in respect of any Canadian Defined Benefit Plan or acquire an interest in a Person if such Person sponsors, maintains, administers or contributes to, or has any liability in respect of any Canadian Defined Benefit Plan.
7.12    Financial Covenants. If a Covenant Trigger Period exists, the Credit Parties and their Restricted Subsidiaries, on a consolidated basis, shall not permit the Fixed Charge Coverage Ratio, determined as of the last day of the most recent Fiscal Quarter immediately preceding the commencement of a Covenant Trigger Period and as of the last day of each Fiscal Quarter ending prior to the expiration of such Covenant Trigger Period and, in each case, calculated for the 12 month period then ended (taken as a single accounting period) to be less than 1.00 to 1.00.
7.13    Hazardous Materials. No Credit Party shall, or shall authorize any of the Restricted Subsidiaries to, cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the real estate where such Release would violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits other than such Releases, violations or Environmental Liabilities that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
7.14    Carriers; Carrier Agreements. No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to,
(a)    enter into any express trust or constructive trust arrangement with any Carrier or hold or be required to hold in trust any Accounts or any portion of amounts collected in connection with Brokered Customer Contracts for, or have any express trust or fiduciary relationship or fiduciary duty to, any Carrier, or act or hold itself out as a fiduciary of or trustee for any Carrier;
(b)    segregate from its general funds any amounts collected in respect of Brokered Customer Contracts or make payments to Carriers other than from its general funds;
(c)    enter into any Carrier Agreement with any Carrier that does not include, or enter into any amendment to an existing Carrier Agreement with any Carrier that waives, removes or modifies in a manner materially adverse to the Secured Parties, the following provisions:
(i)    an express agreement that such Credit Party or such Subsidiary shall not, and shall not be obligated to, maintain trust accounts or be subject to any trust obligations in respect of amounts such Credit Party or such Subsidiary owes to such Carrier;
(ii)    an express agreement that no fiduciary relationship exists between such Credit Party or such Subsidiary and such Carrier; and/or
(iii)    an express agreement that (A) such Carrier’s sole recourse with respect to payment is against such Credit Party or such Subsidiary and (B) such Carrier shall not contact such Credit Party’s or such Subsidiary’s customers without such Credit Party’s or such Subsidiary’s prior written consent; and
(d)    enter into any Carrier Agreement (other than any Specified MT Carrier Agreement) with any Carrier that includes, or enter into any amendment to an existing Carrier Agreement with any Carrier that renders payment to such Carrier under the applicable Carrier Agreement contingent or subject to such Credit Party or such Subsidiary, as applicable, receiving payment under any Brokered Customer Contract.
7.15    Outbound Investments. The U.S. Borrower will not, and will not permit any of its subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the U.S. Borrower were a U.S. Person or (iii) any other activity that would cause the Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
8.    TERM
8.1    Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.
8.2    Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the

Credit Parties or the rights of the Agent, the L/C Issuers and the Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of the Agent, the L/C Issuers and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the payment obligations under Sections 2.13 and 2.14, and the indemnities contained in the Loan Documents shall survive the Termination Date.
9.    EVENTS OF DEFAULT; RIGHTS AND REMEDIES
9.1    Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:
(a)    Any Borrower (i) fails to make any payment of principal of the Loans when due and payable hereunder, (ii) fails to pay any interest or Fees owing in respect of the Loans within three (3) Business Days after the same becomes due and payable, or (iii) fails to pay or reimburse the Agent or the Lenders for any other Obligations hereunder or under any other Loan Document within ten (10) days after the same becomes due and payable.
(b)    Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 2.4, 2.6, 5.1(g), 6.1 (with respect to the any Borrower’s existence), 6.14 or 7, or any of the provisions set forth in Annex A, respectively.
(c)    Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Section 5.1 or Section 5.2, respectively, and the same shall remain unremedied for five (5) Business Days or more.
(d)    Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 9.1) and the same shall remain unremedied for thirty (30) days or more after written notice to the U.S. Borrower from the Agent or any Lender to the U.S. Borrower.
(e)    a default or breach occurs under any other agreement, document or instrument to which any Credit Party or any Restricted Subsidiary is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of any Credit Party or any Restricted Subsidiary in an aggregate amount of not less than $50 million, or (ii) causes or permits any holder of such Indebtedness or a trustee, with the giving of notice, if required, to cause Indebtedness or a portion thereof in excess of $50 million in the aggregate outstanding principal amount to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof (in excess of $50 million) is demanded as a result of any such breach or default, in each case, regardless of whether such right is exercised, by such holder or trustee; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness.
(f)    Any information contained in any Borrowing Base Certificate is untrue or incorrect in any material respect or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to the Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made; provided, that, if any inadvertent errors with respect to the Borrowing Base Certificate shall have been made by the U.S. Borrower, such inadvertent errors shall not constitute an Event of Default hereunder so long as (i) the U.S. Borrower provides a corrected Borrowing Base Certificate to the Agent promptly upon the U.S. Borrower’s obtaining knowledge of the errors therein, and in any event no later than two (2) days after first knowledge thereof, and (ii) as a result of the error, no Overadvance shall have occurred. In the event an Overadvance shall have occurred as a result of the error, the U.S. Borrower shall repay all advanced amounts within one (1) Business Day from the date of notice from the Agent of such Overadvance.
(g)    A final judgment or judgments for the payment of money in excess of $50 million in the aggregate at any time are outstanding against one or more of the Credit Parties or Restricted Subsidiaries (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage or third party indemnity), and the same are not, within sixty (60) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.
(h)    Any material provision of any Loan Document for any reason (other than due to the Agent’s loss of possessory Collateral that was in its possession) ceases to be in full force and effect (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Loan Document ceases to create a valid and perfected security interest in any material portion of the Collateral purported to be covered thereby (subject to Permitted Liens and qualifications with respect to perfection set forth in this Agreement), except to the extent that any such loss of perfection or priority results from the failure of the Agent to maintain possession of certificates actually delivered to them representing securities pledged under the Collateral Documents or to file Code financing statements, PPSA financing statements or continuation statements or other equivalent filings.
(i)    Any Change of Control occurs.
(j)    An involuntary case or application or proceeding is commenced against any Credit Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) seeking a decree or order in respect of such Credit Party or such Restricted Subsidiary (other than an Immaterial Subsidiary) (i) under any Insolvency Law or any other applicable federal, state, provincial, territorial or foreign bankruptcy or other similar law or any incorporation law, (ii) appointing a custodian, receiver, interim receiver, receiver and manager, custodian, liquidator, assignee, trustee, monitor or sequestrator (or similar official) for such Credit Party or such Restricted Subsidiary (other than an Immaterial Subsidiary) or for any substantial part of any such Credit Party’s or such Restricted Subsidiary’s (other than an Immaterial Subsidiary) assets, or (iii) ordering the winding up, dissolution, insolvency suspension of general operations or liquidation of the affairs of such Credit Party or such Restricted Subsidiary (other than an Immaterial Subsidiary) or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, provincial, territorial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors of any Credit Party (other than an Immaterial Subsidiary), and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction.
(k)    Any Credit Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) (i) files a petition seeking relief under any Insolvency Law, or any other applicable federal, state, provincial, territorial or foreign bankruptcy or other similar law, (ii) consents to the institution of proceedings referred to in Section 9.1(j) thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, monitor or sequestrator (or similar official) for such Credit Party or such Restricted Subsidiary (other than an Immaterial Subsidiary) or for any substantial part of any such Credit Party’s or such Restricted Subsidiary’s (other than an Immaterial Subsidiary) assets, (iii) makes an assignment for the benefit of creditors, or (iv) institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial, territorial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors.
(l)    (i) an ERISA Event or Canadian Pension Event shall have occurred that, when taken either alone or together with all other such ERISA Events or Canadian Pension Events then outstanding, would reasonably be expected to have a Material Adverse Effect.
9.2    Remedies.
(a)    To the extent permitted under Section 2.5(d), the rate of interest applicable to the Loans and the Letter of Credit Fees shall increase to the Default Rate.
(b)    If any Event of Default has occurred and is continuing, the Agent may, and at the written request of the Requisite Lenders shall, take any or all of the following actions: (i) terminate the obligations of the Secured Parties under this Agreement with respect to further Advances or the incurrence of further Letter of Credit

Obligations; (ii) reduce the Commitments from time to time; (iii) declare all or any portion of the Obligations (other than Bank Products Obligations and Secured Hedging Obligations), including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized in the manner set forth in Section 2.2, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the U.S. Borrower and each other Credit Party; or (iv) exercise any rights and remedies provided to the Agent under the Loan Documents or at law or equity, including all remedies provided under the Code or the PPSA and any other applicable law of any jurisdiction; provided, that upon the occurrence of an Event of Default specified in Section 9.1(j) or Section 9.1(k), all Commitments shall be terminated, all of the Obligations (other than Bank Products Obligations and Secured Hedging Obligations) shall become immediately due and payable without declaration, notice or demand by any Person, and the obligation to provide cash collateral in the manner set forth in Section 2.2 for any Letter of Credit Obligations shall be immediate without presentment, demand, or notice of any kind. The Agent shall, as soon as reasonably practicable, provide to the U.S. Borrower notice of any action taken pursuant to this Section 9.2(b) (but failure to provide such notice shall not impair the rights of the Agent or the Lenders hereunder and shall not impose any liability upon the Agent or the Lenders for not providing such notice).
9.3    Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives, to the fullest extent permitted by law (including for purposes of Article 13): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Agent as Collateral on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever the Agent may do in this regard, (b) all rights to notice and a hearing prior to the Agent’s taking possession or control of, or to the Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing the Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws. Each Credit Party acknowledges that in the event such Credit Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Agent and the Lenders; therefore, such Credit Party agrees, except as otherwise provided in this Agreement or by applicable law, that the Agent and the Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
10.    APPOINTMENT OF AGENT
10.1    Appointment of the Agent. Bank of America, as the Agent, is hereby appointed to act on behalf of all Lenders with respect to the administration of the Loans and the Commitments made to the U.S. Borrower and to act as agent on behalf of all Lenders with respect to Collateral of the Credit Parties under this Agreement and the other Loan Documents. The provisions of this Section 10.1 are solely for the benefit of the Agent and the Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof (other than Sections 10.6 and 10.11). In performing its functions and duties under this Agreement and the other Loan Documents, the

Agent shall act solely as an agent of Lenders and does not assume or shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. The Agent shall not have any duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of the Agent shall be mechanical and administrative in nature and the Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, the Agent shall not have any duty to disclose, nor shall it be liable for failure to disclose, any information relating to any Credit Party or any of its respective Subsidiaries or any Account Debtor that is communicated to or obtained by the Agent or any of its Affiliates in any capacity. Neither the Agent nor any of its respective Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.
If the Agent shall request instructions from Requisite Lenders, Supermajority Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from Requisite Lenders, Supermajority Lenders or all affected Lenders, as the case may be, and the Agent shall not incur liability to any Person by reason of so refraining. The Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of the Agent be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the reasonable opinion of the Agent expose the Agent to Environmental Liabilities, or (c) if the Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Supermajority Lenders or all affected Lenders, as applicable.
10.2    Agents’ Reliance, Etc. Neither the Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct or that of its Affiliates or their respective directors, officers, agents or employees as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limiting the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to the Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan

Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by fax, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties; and (g) shall be entitled to delegate any of its duties hereunder to one or more sub-agents.
Except for action requiring the approval of Requisite Lenders, Supermajority Lenders or all Lenders, as the case may be, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless the Agent shall have been instructed by Requisite Lenders, Supermajority Lenders or all Lenders, as the case may be, to exercise or refrain from exercising such rights or to take or refrain from taking such action. The Agent shall not incur any liability to the Lenders under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its own gross negligence, bad faith, material breach or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. The Agent shall not be liable to any Lender in acting or refraining from acting under this Agreement in accordance with the instructions of Requisite Lenders, Supermajority Lenders or all Lenders, as the case may be, and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders.
10.3    Bank of America and Affiliates. With respect to its Commitments hereunder, Bank of America shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Bank of America. Bank of America and each of its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if Bank of America were not the Agent and without any duty to account therefor to Lenders. Bank of America and each of its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
10.4    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the Financial Statements referred to in Section 4.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest. Each Lender acknowledges the potential conflict of interest between Bank of America, as a Lender, holding disproportionate interests in the Loans, and Bank of America, as the Agent.
10.5    Indemnification. Each Lender severally agrees to indemnify the Agent and each L/C Issuer (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent or any L/C Issuer in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent or any L/C Issuer in connection therewith in accordance with its Pro Rata Share; provided, that no Lender shall be liable to the Agent or any L/C Issuer for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from gross negligence or willful misconduct of the Agent or such L/C Issuer, as applicable, as determined by a court of competent jurisdiction in a final and non-appealable judgment. Without limiting the foregoing, each Lender severally agrees to reimburse the Agent and each L/C Issuer promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent or any L/C Issuer in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that the Agent or such L/C Issuer is not reimbursed for such expenses by Credit Parties.
10.6    Successor Agents.
(a)    The Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and the U.S. Borrower. Upon any such resignation, the Requisite Lenders (with the prior consent of the U.S. Borrower unless an Event of Default under Sections 9.1(a), (j) or (k) has occurred and is continuing) shall have the right to appoint a successor the Agent. If no successor the Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning the Agent’s giving notice of resignation, then the resigning the Agent may, on behalf of Lenders, appoint a successor the Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank, financial institution or trust company. If no successor the Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning the Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of the Agent hereunder, in each case, until such time, if any, as the Requisite Lenders appoint a successor the Agent as provided above. Any successor the Agent appointed by Requisite Lenders hereunder shall be subject to the approval of the U.S. Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as the Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as the Agent under this Agreement and the other Loan Documents.
10.7    Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender and L/C Issuer is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than the Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account (other than Excluded Accounts) of a Credit Party (regardless of whether such balances are then due to such Credit Party) and any other Indebtedness at any time held or owing by that Lender or that holder to or for the credit or for the account of a Credit Party against and on account of any of the Obligations that are not paid when due; provided that the Lender exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 2.11, 2.13 or 2.14). Each Lender’s obligation under this Section 10.7 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the Swing Line Loans under Section 2.1 and Letter of Credit Obligations under Section 2.2. Each Credit Party agrees, to the fullest extent permitted by law and subject to the limitations set forth herein, that any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations owed to it and may sell participations in such amounts so offset to other Lenders and holders. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest. If a Non-Funding Lender or Impacted Lender receives any such payment as described in this Section 10.7, such Lender shall turn over such payments to the Agent in an amount that would satisfy the cash collateral requirements set forth in Section 10.8(a).
10.8    Advances; Payments; Availability of Lender’s Pro Rata Share; Non-Funding Lenders; Dissemination of Information; Actions in Concert.
(a)    Advances; Payments.
(i)    The Lenders shall refund or participate in the Swing Line Loan in accordance with clause (iii) of Section 2.1(b). If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, the Agent shall notify the Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of Revolving Credit Advance is received, by fax, telephone or other similar form of transmission. Each Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to the Agent in same day funds by wire transfer to the Agent’s account as set forth in Annex B not later than 1:00 p.m. (New York time) on the requested funding date, in the case of a Base Rate Loan, and not later than 11:00 a.m. (New York time) on the requested funding date, in the case of a Term SOFR Loan. After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, the Agent shall make the requested Revolving Credit Advance to the applicable Borrower designated by the U.S. Borrower in the Notice of Revolving Credit Advance. All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.
(ii)    Not less than once during each calendar week or more frequently at the Agent’s election (each, a “Settlement Date”), the Agent shall advise each Lender by telephone (confirmed promptly thereafter in writing), fax, or similar form of transmission, of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments or Advances required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, the Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by the U.S. Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. The Agent shall be entitled to set off the funding short-fall against any Non-Funding Lender’s Pro Rata Share of all payments received from the U.S. Borrower and hold, in a non-interest bearing account, all payments received by the Agent for the benefit of any Non-Funding Lender pursuant to this Agreement as cash collateral for any unfunded reimbursement obligations of such Non-Funding Lender until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Commitments have been terminated, and upon such unfunded obligations owing by a Non-Funding Lender becoming due and payable, the Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. Any amounts owing by a Non-Funding Lender to the Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. Such payments shall be made by wire transfer to such Lender’s account (as specified in writing by such Lender to the Agent) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.
(b)    Availability of Lender’s Pro Rata Share. The Agent may assume that each Lender will make its Pro Rata Share of each Revolving Credit Advance available to the Agent on each funding date unless the Agent has received prior written notice from such Lender that it does not intend to make its Pro Rata Share of a Loan because all or any of the conditions set forth in Section 3.2 have not been satisfied. If such Pro Rata Share is not, in fact, paid to the Agent by such Lender when due, the Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon the Agent’s demand, the Agent shall promptly notify the U.S. Borrower and the U.S. Borrower shall repay such amount to the Agent within three (3) Business Days of such demand. Nothing in this Section 10.8(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require the Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the U.S. Borrower may have against any Lender as a result of any default by such Lender hereunder. Unless the Agent has received prior written notice from a Lender that it does not intend to make its Pro Rata Share of each Loan available to the Agent because all or any of the conditions set forth in Section 3.2 have not been satisfied to the extent that the Agent advances funds to the U.S. Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Advance is made, the Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by such Lender.
(c)    Payments by Borrower; Presumptions by Agent. Unless the Administrative Agent shall have received notice from the U.S. Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or any L/C Issuer hereunder that the U.S. Borrower will not make such payment, the Agent may assume that the U.S. Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due.
With respect to any payment that the Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”) : (1) the U.S. Borrower has not in fact made such payment; (2) the Agent has made a payment in excess of the amount so paid by the U.S. Borrower (whether or not then owed); or (3) the Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.
(d)    Non-Funding Lenders. The failure of any Non-Funding Lender to make any Advance, reimbursement of any Letter of Credit Obligation or any payment required by it hereunder or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor the Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder subject to the reallocation provisions in Sections 2.2(b)(i) and 2.1(b)(iii). Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Commitments, included in the determination of “Requisite Lenders”, “Supermajority Lenders” or “Lenders directly affected” hereunder) for any voting or consent rights under or with respect to any Loan Document except with respect to any amendment, modification or consent described in Section 12.2(c)(i)–(iv) that directly affects such Non-Funding Lender. Moreover, for the purposes of determining Requisite Lenders and Supermajority Lenders, the Loans and Commitments held by any Non-Funding Lender shall be excluded from the total Loans and Commitments outstanding. At the U.S. Borrower’s request, the Agent or a Person reasonably acceptable to the Agent shall have the right with the Agent’s reasonable consent and in the Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at the Agent’s request, sell and assign to the Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. In the event that a Non-Funding Lender does not execute an Assignment Agreement pursuant to Section 11.1 within five (5) Business Days after receipt by such Non-Funding Lender of notice of replacement pursuant to this Section 10.8(d) and presentation to such Non-Funding Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 10.8(d), the Agent shall be entitled (but not obligated) to execute such an Assignment Agreement on behalf of such Non-Funding Lender, and any such Assignment Agreement so executed by the replacement Lender and the Agent, shall be effective for purposes of this Section 10.8(d) and Section 11.1.
(e)    Dissemination of Information. The Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from any Credit Party, any Subsidiary, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided for in this Agreement or any other Loan Document, and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.
10.9    Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (other than exercising any rights of setoff) without first obtaining the prior written consent of the Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of the Agent or Requisite Lenders; provided, however, that (i) each Lender shall be entitled to file a proof of claim in any proceeding under any Insolvency Law to the extent that such Lender disagrees with the Agent’s composite proof of claim filed on behalf of all Lenders, (ii) each Lender shall be entitled to vote its claim with respect to any plan of reorganization in any proceeding under any Insolvency Law and, (iii) each Lender shall be entitled to pursue its deficiency claim after liquidation of all or substantially all of the Collateral and application of the proceeds therefrom.
10.10    Procedures. The Agent is hereby authorized by each Credit Party and each other Person to whom any Obligations are owed to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto. Without limiting the generality of the foregoing, the Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems. The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete in all material respects except as expressly noted in such communication or otherwise on such E-System.

10.11    Collateral Matters.
(a)    The Lenders hereby irrevocably authorize and direct the Agent to release any Liens upon any Collateral (and any such Liens shall be automatically released, without any action by the Agent or any other Person), (i) upon the Termination Date; (ii) in respect of property of any Subsidiary being sold or disposed of or transferred (including property owned by any Subsidiary being sold or disposed of or transferred) if the sale or Disposition or transfer is made in compliance with this Agreement and the Loan Documents (or otherwise is not prohibited) (and the Agent may, in its discretion, request, and rely conclusively without further inquiry on a certificate from the U.S. Borrower certifying as such prior to the Agent taking any action to evidence such release) or such sale or Disposition is approved by the Requisite Lenders (or such greater number of Lenders as may be required under Section 12.2); (iii) to the extent the applicable Collateral is or becomes Excluded Property; (iv) to the extent the Credit Party owning such Collateral is released from its Obligations hereunder (pursuant to Section 13.11 or otherwise); or (v) as required by the terms of any Applicable Intercreditor Agreement. Upon request by the Agent or the U.S. Borrower at any time, Lenders will confirm in writing the Agent’s authority to release any Lien upon particular types or items of Collateral pursuant to this Section 10.11. In addition, the Lenders hereby authorize the Agent, to subordinate any Lien granted to or held by the Agent upon any Collateral to any Lien on such asset permitted pursuant to paragraph (6)(C) of the definition of Permitted Lien.
(b)    Promptly, and in any event not later than five (5) Business Days’ following written request by the U.S. Borrower, the Agent shall (and is hereby irrevocably authorized and directed by Lenders to) execute such documents as may be necessary to evidence the release (or subordination) of its Liens upon such Collateral as contemplated by Section 10.11(a); provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Credit Parties in respect of) all interests retained by Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent contemplated by the Collateral Documents.
10.12    Additional Agents. None of the Lenders or other entities identified on the facing page of this Agreement as a “syndication agent”, “arranger” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Loan Document other than those applicable to all Lenders as such. Neither the Agent nor any Lender, “syndication agent”, “arranger” or “bookrunner” has any fiduciary relationship with or duty to any Credit Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agent and Lenders, on one hand, and the Credit Parties, on the other hand, in connection herewith or with such other Loan Documents is solely that of debtor and creditor. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other entities so identified in deciding to enter into this Agreement or any other Loan Document or in taking or not taking action hereunder or thereunder. If necessary or appropriate the Agent may appoint a Person to serve as separate collateral agent under any Loan Document. Each right and remedy intended to be available to the Agent under the Loan Document shall also be vested in the Agent. Secured Parties shall execute and deliver any instrument or agreement that the Agent may request to effect such appointment. If such Person appointed by the Agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the Agent, to the extent permitted by applicable law, shall vest in and be exercised by the Agent until appointment of a new agent.
10.13    Distribution of Materials to Lenders and L/C Issuers.
(a)    The U.S. Borrower acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the U.S. Borrower hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, the Agent, and made available to, the Lenders and L/C Issuers by posting such Borrower Materials on an E-System (the “Borrower Workspace”). The U.S. Borrower authorizes the Agent to download copies of its logos from its website and post copies thereof on the U.S. Borrower Workspace. The U.S. Borrower hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive MNPI) (each, a “Public Lender”). The U.S. Borrower hereby agree that they will use commercially reasonable efforts to identify that portion of the U.S. Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the U.S. Borrower shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive, confidential and proprietary) with respect to the U.S. Borrower, their Subsidiaries or their securities for purposes of United States federal and state securities laws, (iii) all the U.S. Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the U.S. Borrower Workspace designated “Public Investor”, and (iv) the Agent shall be entitled to treat the U.S. Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the U.S. Borrower Workspace not designated “Public Investor.”
(b)    Each Lender and L/C Issuer represents, warrants, acknowledges and agrees that (i) the U.S. Borrower Materials may contain MNPI concerning the U.S. Borrower, their Affiliates or their securities, (ii) it has developed compliance policies and procedures regarding the handling and use of MNPI, and (iii) it shall use all such Borrower Materials in accordance with Section 12.8 and any applicable laws and regulations, including federal and state securities laws and regulations.
(c)    If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the U.S. Borrower, their Affiliates or their securities, such Lender or L/C Issuer acknowledges that, notwithstanding such election, the Agent and/or the U.S. Borrower will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the credit facilities, including this Agreement and the other Loan Documents, to the credit contact(s) identified for receipt of such information on the Lender’s or L/C Issuer’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s or L/C Issuer’s compliance policies and Contractual Obligations and applicable law, including federal and state securities laws; provided that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to the Agent and the U.S. Borrower upon oral or written request therefor by the Agent or the U.S. Borrower. Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving

MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with the Agent, it assumes the risk of receiving MNPI concerning the U.S. Borrower, their Affiliates or their securities.
10.14    The Agent. Notwithstanding anything to the contrary set forth in this Agreement, all determinations of the Agent under the Loan Documents shall be made by the Agent.
10.15    Intercreditor Agreement.
(a)    The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Agent to, without any further consent of any Lender or any other Secured Party, (i) execute and deliver, in each case on behalf of such Secured Party, any Applicable Intercreditor Agreement as contemplated by and in accordance with the provisions of this Agreement and (ii) amend, extend, supplement, restate, replace, waive or otherwise modify any Applicable Intercreditor Agreement, provided that (i) the consent of the Agent shall be required in connection with any amendment, extension, supplement, restatement, replacement, waiver or modification, other than any amendment, extension, supplement, restatement, replacement, waiver or modification of the type described in clause (i) or (ii) of Section 12.2(g) and (ii) no such amendment, extension, supplement, restatement, replacement, waiver or modification (other than any such amendment, extension, supplement, restatement, replacement, waiver or modification of the type described in clause (i) or (ii) of Section 12.2(g)) shall modify the terms of such Applicable Intercreditor Agreement in any manner that is adverse to the Secured Parties in any material respect. The Lenders and the other Secured Parties irrevocably agree that (x) the Agent may rely exclusively on a certificate of an Officer of the U.S. Borrower as to whether the Liens governed by an Applicable Intercreditor Agreement and the priority of such Liens as contemplated thereby are not prohibited and (y) the Applicable Intercreditor Agreement entered into by the Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, the Applicable Intercreditor Agreement. The foregoing provisions are intended as an inducement to any provider of any Indebtedness not prohibited by Section 7.1 hereof to extend credit to the Credit Parties and such persons are intended third-party beneficiaries of such provisions.
(b)    The Lenders and the other Secured parties hereby irrevocably further authorize and direct the Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Collateral Document to add or remove any legend that may be required pursuant to any Applicable Intercreditor Agreement.

(c)    The Agent shall have the benefit of the provisions of Section 12.3 with respect to all actions taken by it pursuant to this Section 10.15 or in accordance with the terms of any Applicable Intercreditor Agreement to the full extent thereof.
10.16    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Agent and not, for the avoidance of doubt, to or for the benefit of the U.S. Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or
(iv)     such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the U.S. Borrower or any other Credit Party, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
10.17    Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the U.S. Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.
10.18    Appointment as Hypothecary Representative. Without limiting the powers of the Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Quebec to secure the prompt payment and performance of any and all Obligations by any Credit Party, each of the Secured Parties hereby irrevocably appoints and authorizes the Agent and, to the extent necessary, ratifies the appointment and authorization of the Agent, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Quebec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Credit Parties. Any person who becomes a Secured Party shall, by its execution of an Assignment Agreement, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of the Agent pursuant to the provisions of this Section 10 also constitutes the substitution of the Attorney.
11.    ASSIGNMENT AND PARTICIPATIONS; SUCCESSORS AND ASSIGNS
11.1    Assignment and Participations.

(a)    Subject to the terms of this Section 11.1, any Lender may make an assignment, or sell participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder, to an Eligible Assignee. Any assignment by a Lender shall be subject to the following conditions:
(i)    Assignment Agreement. Any assignment by a Lender shall require (A) the execution of an assignment agreement (the “Assignment Agreement”) substantially in the form attached hereto as Exhibit 11.1(a) or otherwise in form and substance reasonably satisfactory to and acknowledged by the Agent and (B) the payment of a processing and recordation fee of $3,500 by the assignor or assignee to the Agent (unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund). The Agent, acting as the U.S. Borrower’s agent, shall maintain at one of its offices listed in Section 12.10 (as may be updated from time to time pursuant to Section 12.10), a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of each Lender pursuant to the terms hereof from time to time (the “Register”). The Agent shall accept and record into the Register each Assignment Agreement that it receives which is executed and delivered in accordance with the terms of this Agreement. The entries in the Register shall be conclusive, absent manifest error, and the U.S. Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the U.S. Borrower and the Lenders, at any reasonable time and from time to time upon reasonable prior notice.
(ii)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in Section 11.1(a)(ii)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Agent or, if “Effective Date” is specified in the Assignment Agreement, as of the Effective Date) shall not be less than $5,000,000, and in increments of $1,000,000, unless each of (1) the Agent and (2) so long as no Event of Default under Sections 9.1(a), (j) or (k) has occurred and is continuing, the U.S. Borrower, otherwise consent (each such consent not to be unreasonably withheld or delayed, and the U.S. Borrower shall be deemed to have consented to such assignment unless the U.S. Borrower shall have objected thereto by written notice to the Agent within ten (10) Business Days after having received such Assignment Agreement).
(iii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this Section 11.1(a)(iii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis (if any).
(iv)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.1(a)(ii)(B) and, in addition:
(A)    the consent of the U.S. Borrower for any assignment (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default under Sections 9.1(a), (j) or (k) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) such assignment is to or by Bank of America in connection with the initial syndication of the Loans and Commitments; provided that the U.S. Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received written notice thereof;
(B)    the consent of the Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of any Revolving Loan or Commitment if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;
(C)    the consent of each L/C Issuer (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
(D)    (i) the consent of the Swing Line Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of Swing Line Loans made in Dollars to the U.S. Borrower and (ii) the consent of the Canadian Swing Line Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of Swing Line Loans made in Canadian Dollars to any Canadian Borrower.
(b)    In the case of an assignment by a Lender under this Section 11.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of the U.S. Borrower to the assignee and that the assignee shall be considered to be a “Lender”. In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event the Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, the Agent or any such Lender shall so notify the U.S. Borrower and the U.S. Borrower shall, upon the request of the Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 11.1, (i) any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document and (ii) no assignment shall be made to any Credit Party, any Subsidiary of a Credit Party or any Affiliate of a Credit Party.
(c)    A Lender may at any time, without consent of or notice to the U.S. Borrower, the Agent, L/C Issuer or Swing Line Lender, sell participations to any Person (other than a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or the U.S. Borrower, any Subsidiary or any Affiliate thereof, or any Disqualified Institution (to the extent that the list of Disqualified Institutions have been made available to all Lenders)) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by the U.S. Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, the Loans participated; (ii) any extension of the final maturity date thereof; and (iii) any release of all or substantially all of the Collateral or the value of the Guarantees (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 2.11, 2.13 and 2.14 each Borrower acknowledges and agrees that a participation shall give rise to an obligation of the U.S. Borrower to the participant and the participant shall be considered to be a “Lender”; provided, that, such participant (A) shall not be entitled to receive any greater payment under Sections 2.13 and 2.14 than the applicable Lender from whom it received its participation would have been entitled to receive with respect to the participation sold to such participant and (B) complies with the provisions of Sections 2.13(d), 2.14(d) and 2.14(g) as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the U.S. Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as the Agent) shall have no responsibility for maintaining a Participant Register. Except as set forth in this paragraph, neither the U.S. Borrower nor any Credit Party shall have any obligation or duty to any participant and shall continue to deal solely and directly with the Lender selling the participation. Neither the Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred. Notwithstanding anything to the contrary contained in the Loan Documents, no Lender may assign or sell a participation to any Person that is not an Eligible Assignee and participations shall not require the U.S. Borrower’s or the Agent’s prior written consent.
(d)    Except as expressly provided in this Section 11.1, no Lender shall, as between the U.S. Borrower and that Lender, or the Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.
(e)    Any Lender may furnish information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 12.8.
(f)    No Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 2.14(a), increased costs under Section 2.14(b), an inability to fund Term SOFR Loans under Section 2.14(c), or withholding taxes in accordance with Section 2.13(a).
(g)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to the Agent and the U.S. Borrower, the option to provide to the U.S. Borrower all or any part of any Loans that such Granting Lender would otherwise be obligated to make to the U.S. Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, the U.S. Borrower and the Agent assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the U.S. Borrower and the Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guaranty or credit or liquidity enhancement to such SPC. This Section 11.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.
11.2    Successors and Assigns. This Agreement and the other Loan Documents is binding on and inures to the benefit of each Credit Party, the Agent, each Lender and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of the Agent and all of the Lenders; provided that the Agent and the Lenders shall be deemed to have consented to any assignment, transfer, hypothecation or conveyance of rights, benefits, obligations or duties to any successor of a Credit Party as a result of the consummation of a merger, consolidation, amalgamation or other fundamental change or transaction permitted under Section 7. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of the Agent and all of the Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, the Agent and each Lender with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents (other than the Indemnified Persons).
11.3    Certain Prohibitions. No assignment or participation may be made to any Borrower, any Affiliate of any Borrower, any Non-Funding Lender or a natural person.
12.    MISCELLANEOUS
12.1    Complete Agreement; Modification of Agreement. This Agreement shall become effective when it shall have been executed by the U.S. Borrower, the other Credit Parties signatory hereto, the Lenders, the L/C Issuers and the Agent. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the U.S. Borrower, the other Credit Parties party hereto, the Agent, the Swing Line Lender, each L/C Issuer and each Lender, their respective successors and permitted assigns. Except as expressly provided in any Loan Document, none of the U.S. Borrower, any other Credit Party, any Lender, any L/C Issuer or the Agent shall have the right to assign any rights or obligations hereunder or any interest herein. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 12.2. Any letter of interest, commitment letter, fee letter or confidentiality agreement, if any, between any Credit Party and any the Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.
12.2    Amendments and Waivers.
(a)    Except for actions expressly permitted to be taken by the Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the U.S. Borrower and by the Requisite Lenders, the Supermajority Lenders or all directly and adversely affected Lenders as provided in Section 12.2(c). Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of the Requisite Lenders.
(b)    No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 3.1 or Section 3.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by the Requisite Lenders and the U.S. Borrower. Notwithstanding the immediately preceding sentence, no amendment or modification with respect to any provision of this Agreement that (i) increases the advance rates with respect to the Borrowing Base above those in existence on the Closing Date, (ii) amends or modifies the definition of the Borrowing Base, Excess Availability or Specified Availability or any defined term used therein (to the extent such amendment or modification would have the effect of making more credit available) or (iii) otherwise results in an increase to the Borrowing Base shall be effective unless the same shall be in writing and signed by the Agent, the Supermajority Lenders and the U.S. Borrower (except, for the avoidance of doubt, any Incremental Revolving Loan Amendment effectuated in order to implement Permitted Incremental FILO Loans which comply in all respects with the Permitted FILO Tranche Conditions, or any amendment or modification with respect to any provision of any such Incremental Revolving Loan Amendment, may be effected with the consent of the Agent and each Incremental Lender providing such Incremental Revolving Loans, but without the consent of any other Lender, so long as the amendments or modifications set forth in such Incremental Revolving Loan Amendment comply with the requirements set forth in, and are limited to amendments or modifications of the type described in, Section 2.16). Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 3.2 unless the same shall be in writing and signed by the Agent and the Requisite Lenders.
(c)    No amendment, modification, termination or waiver shall, unless in writing and signed by the Agent and each Lender and L/C Issuer directly affected thereby: (i) increase or extend the principal amount of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Commitments are increased); (ii) reduce the principal of, rate of interest on, composition of interest on (i.e., cash pay or payment-in-kind) or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender (provided, however, in each case, the waiver of any Default or Event of Default (other than a Default or Event of Default under Section 9.1(a)) or the implementation or revocation of Default Rate interest shall not constitute a reduction in the rate of interest or any Fee); (iii) extend the final maturity date of the principal amount of any Loan of any Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees or other Obligations as to any affected Lender (provided, however, in each case, the waiver of any Default or Event of Default (other than a Default or Event of Default under Section 9.1(a)) or the implementation or revocation of Default Rate interest shall not constitute a reduction in the rate of interest or any Fee); (v) release all or substantially all of the Guaranties or, except as otherwise permitted herein or in the other Loan Documents (as in effect on the date hereof), release (or, except as contemplated in any Applicable Intercreditor Agreement, subordinate the Lien of the Agent in), or permit any Credit Party to sell or otherwise dispose of all or substantially all of the Collateral (which action shall be deemed to directly affect all Lenders and all L/C Issuers) or subordinate the payment priority of the Obligations; (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; (vii) amend or waive this Section 12.2 or the definitions of the term “Requisite Lenders” or “Supermajority Lenders”; (viii) amend the allocation and waterfalls in Section 2.9 (except, for the avoidance of doubt, that any Incremental Revolving Loan Amendment effectuated in connection with implementing Permitted Incremental FILO Loans may be effected with the consent of the Agent and each Incremental Lender providing such Permitted Incremental FILO Loans, but without the consent of any other Lender) or (ix) amend the definition of Pro Rata Share or Section 10.7 or any other pro rata sharing provision in the Loan Documents (including the requirement in Section 2.3(a) that voluntary reductions of the Commitments be applied on a pro rata basis among the Lenders). Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of the Agent or L/C Issuer, under this Agreement or any other Loan Document, including any increase in the L/C Sublimit or any release of any Guaranty requiring a writing signed by all of the Lenders or release of any Collateral requiring a writing signed by all Lenders, shall be effective unless in writing and signed by the Agent or L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action. Notwithstanding anything in this Section 12.2 to the contrary, this Agreement and the other Loan Documents may be amended by the Agent and each Credit Party party to an Incremental Revolving Loan Amendment in accordance with Section 2.16, to incorporate the terms of any Incremental Revolving Loans (including any Permitted Incremental FILO Loans) or increased Commitments and the related Loans thereunder and to provide for non-pro rata borrowings and payments of any amounts hereunder as between the Loans and any Incremental Revolving Loans, or increased Commitments in connection therewith, or to establish any Commitments with respect to Permitted Incremental FILO Loans as a separate “class” of Loans hereunder, in each case with the consent of the Agent and each Incremental Lender providing such Permitted Incremental FILO Loans pursuant to such Incremental Revolving Loan Amendment, but without the consent of any other Lender. Notwithstanding anything in this Section 12.2 to the contrary, the U.S. Borrower and the Agent may enter into a benchmark successor amendment, and such amendment shall be effective at the times and upon the terms described in Section 2.15. Notwithstanding anything in this Section 12.2 to the contrary, this Agreement and the other Loan Documents may be amended by the Agent and each Credit Party party thereto in accordance with Section 2.19 (including to provide for, or to incorporate the terms of, any Refinancing Commitments and to provide for non-pro rata borrowings and payments of any amounts hereunder as between the Loans and any Refinancing Loans), with the consent of the Agent but without the consent of any Lender. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for the Agent to take additional

Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.2 shall be binding upon each holder of the Obligations at the time outstanding and each future holder of the Obligations. Any amendment, modification, waiver, consent, termination or release of any Bank Product Documents or Secured Hedge Agreement may be effected by the parties thereto without the consent of the Lenders.
(d)    If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders or all directly and adversely affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 12.2(d) being referred to as a “Non-Consenting Lender”), then, with respect to this Section 12.2(d), so long as the Agent is not a Non-Consenting Lender, at the U.S. Borrower’s request, the Agent or a Person reasonably acceptable to the Agent shall have the right with the Agent’s consent (but shall have no obligation) to purchase from any such Non-Consenting Lenders, and any such Non-Consenting Lenders agree that they shall, upon the Agent’s request, sell and assign to the Agent or such Person, all of the Commitments of any such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by such Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement. In the event that a Non-Consenting Lender does not execute an Assignment Agreement pursuant to Section 11.1 within five (5) Business Days after receipt by such Non-Consenting Lender of notice of replacement pursuant to this Section 12.2(d) and presentation to such Non-Consenting Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 12.2(d), the U.S. Borrower shall be entitled (but not obligated) to execute such Assignment Agreement on behalf of any such Non-Consenting Lender, and any such Assignment Agreement so executed by the U.S. Borrower, the replacement Lender and the Agent, shall be effective for purposes of this Section 12.2(d) and Section 11.1.
(e)    Upon the Termination Date, the Agent shall deliver to the U.S. Borrower termination statements, security releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.
(f)    Notwithstanding anything to the contrary contained in this Section 12.2, in the event that the U.S. Borrower request that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Requisite Lenders, then with the consent of the U.S. Borrower, the Agent and the Requisite Lenders, the U.S. Borrower, the Agent and the Requisite Lenders shall be permitted to amend this Agreement without the consent of the Non-Consenting Lenders to provide for (i) the termination of the Commitment of each Non-Consenting Lender at the election of the U.S. Borrower, the Agent and the Requisite Lenders, (ii) simultaneously with the Commitment termination provided for in the foregoing clause (i), the addition to this Agreement of one or more other financial institutions (each of which shall be acceptable to the Agent), or an increase in the Commitment of one or more of the Requisite Lenders (with the written consent thereof), so that the total Commitment after giving effect to such amendment shall be in the same amount as the total Commitment immediately before giving effect to such amendment, so long as such new or increased Commitments are on the same terms and provisions (including, without limitation, economic terms with respect to interest rates, pricing, fees, maturity date, etc.) as the Commitment terminated pursuant to the foregoing clause (i), (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Requisite Lender(s), as the case may be, as may be necessary to repay in full, at par, the outstanding Loans of the Non-Consenting Lenders immediately before giving effect to such amendment and (iv) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (i)-(iii).
(g)    Notwithstanding the foregoing, no Lender’s consent is required to enter into any amendment, extension, supplement, restatement, replacement, waiver or other modification to any Applicable Intercreditor Agreement (i) that is for the purpose of adding the holders of Indebtedness permitted hereunder (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Applicable Intercreditor Agreement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor or subordination agreement as, in the good faith determination of the Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders), (ii) that is expressly contemplated by such Applicable Intercreditor Agreement or (iii) that is otherwise permitted by Section 10.15 hereof; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder or under any other Loan Document without the prior written consent of the Agent, as applicable.
(h)    Further, notwithstanding anything to the contrary contained in this Section 12.2, technical and conforming modifications to the Loan Documents may be made with the consent of the U.S. Borrower and the Agent (but without the consent of any Lender) to the extent necessary to cure any ambiguity, omission, defect or inconsistency; provided, that the Agent shall notify the Lenders of any such proposed modifications and no such modification shall become effective if the Requisite Lenders have objected thereto within five (5) Business Days after the delivery of such notice.
12.3    Fees and Expenses. The U.S. Borrower shall reimburse (or shall cause to be reimbursed): (i) the Agent, Lead Arrangers and Senior Managing Agents for all reasonable documented fees, reasonable documented out-of-pocket costs and expenses (including the reasonable documented fees and reasonable documented out-of-pocket expenses of one firm of counsel and due diligence expenses (including such expenses related to field examinations and appraisals utilized in connection with the Transactions)); and (ii) the Agent, Lead Arrangers and Senior Managing Agents (and, with respect to clauses (b), (c) and (d) below, all Lenders and all L/C Issuers) for all reasonable documented out-of-pocket fees, costs and expenses, including the reasonable documented fees, reasonable documented out-of-pocket costs and expenses of one firm of counsel for the Agent, Lead Arrangers, Senior Managing Agents, L/C Issuers and Lenders, taken as a whole, and a single local counsel in each relevant jurisdiction and in the case of an actual or potential conflict of interest where the Agent, any Lead Arranger, any Senior Managing Agent, any L/C Issuer or any Lender affected by such conflict informs Agent of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Person, incurred in connection with the negotiation, preparation and filing and/or recordation of the Loan Documents, and incurred in connection with:

(a)    any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;
(b)    any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Agent, any L/C Issuer, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents and the transactions contemplated thereby or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof; in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to the Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s (or such Person’s Related Person’s) gross negligence, bad faith, material breach or willful misconduct (in each case as determined by a court of competent jurisdiction in a final and non-appealable judgment); provided, further, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent of any dispute solely among Indemnified Persons other than claims against the Agent, in such capacity in connection with fulfilling any such roles;
(c)    any attempt to enforce any remedies of the Agent against any or all of the Credit Parties or any other Person that may be obligated to the Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Obligations during the pendency of one or more Events of Default;
(d)    any workout or restructuring of the Obligations upon the occurrence and during the continuance of one or more Events of Default; and
(e)    efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) subject to the limitations contained herein verify, protect, evaluate, assess, appraise, audit, collect, sell, liquidate or otherwise dispose of any of the Collateral; including, as to each of clauses (a) through (d) above, all reasonable and documented professionals fees, including, but not limited to appraisers’, field examiners’ and attorneys’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all reasonable documented out-of-pocket expenses, costs, charges and other fees incurred by such professionals in connection with or relating to any of the events or actions described in this Section 12.3. All amounts under this Section 12.3 shall be payable no later than 20 days after written demand therefor (together with reasonably detailed supporting documentation submitted to a Financial Officer of the U.S. Borrower).
12.4    No Waiver. The Agent’s, any L/C Issuer’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of the Agent, such L/C Issuer or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 12.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this

Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by the Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of the Agent and the applicable Requisite Lenders, and directed to the U.S. Borrower specifying such suspension or waiver.
12.5    Remedies. The Agent’s, the L/C Issuers’ and the Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that the Agent, any L/C Issuer or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.
12.6    Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.
12.7    Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.
12.8    Confidentiality. Each Lender, each L/C Issuer the Agent agrees to maintain, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential or disclosed under circumstances where it is reasonable to assume that such information is confidential (the “Information”), except that such Information may be disclosed by any Lender, any L/C Issuer, the Agent (i) with the U.S. Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or the Agent, as the case may be, that are advised of the confidential nature of such Information and are instructed to keep such Information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 12.8 or (B) available to such Lender, L/C Issuer, or the Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable law or other legal process or requested or demanded by any Governmental Authority, including any governmental bank regulatory authority (in which case the Agent shall notify the U.S. Borrower, to the extent not prohibited by law or legal process; provided that no notice shall be required in the case of disclosure to bank regulatory authorities having jurisdiction over the Agent, any Lender or any L/C Issuer) or required in connection with any routine audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees or participants, direct or contractual counterparties to any Swap Contracts and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 12.8 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or the Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or the Agent or any of their Related Persons, (x) to market-data collectors and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (xi) to the extent required by a potential or actual broker, insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement, and (xii) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the U.S. Borrower and their obligations, this Agreement or payments hereunder, in each case to the extent such Persons agree to be bound by provisions substantially similar to the provisions of this Section 12.8. In the event of any conflict between the terms of this Section 12.8 and those of any Loan Document, the terms of this Section 12.8 shall govern. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.
Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied to the federal tax treatment and federal tax structure of the Loans (the “Tax Structure”) (and any related transactions or arrangements) from the commencement of discussions between the parties, and (ii) each party (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the Tax Structure and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to the Tax Structure. The preceding sentence is intended to cause the Tax Structure to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the IRC, and shall be construed in a manner consistent with such purpose. Each party hereto acknowledges that it has no proprietary or exclusive rights to the Tax Structure.
12.9    GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED

STATES. EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS RELATED TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT THE AGENT, THE LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN SECTION 12.10 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR FIVE (5) BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.
12.10    Notices.
(a)    Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) the party to be notified and sent to the address or facsimile number indicated in this Section 12.10 (or to such other address as may be hereafter notified by the respective parties hereto), or (B) the party to be notified at its address specified on the signature page of this Agreement or any applicable Assignment Agreement, (ii) to the extent given by a Credit Party posted to any E-System set up by or at the direction of the Agent in an appropriate location or (iii) addressed to such other address as shall be notified in writing (A) in the case of the U.S. Borrower, the Agent and Swing Line Lender, to the other parties hereto and (B) in the case of all other parties, to the U.S. Borrower and the Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a)

unless such transmission is an available means to post to any E-System. Notice addresses as of the Closing Date shall be as set forth below:
(i)    If to the Agent, at
Bank of America, N.A.
Business Capital
620 South Tryon Street
27th Floor
Charlotte, North Carolina 28255
Telephone No.: [***]
Email: [***]

with copies (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: David Kennedy
Telephone No.: (212) 450-3356
Email: david.kennedy@davispolk.com
(ii)    If to the U.S. Borrower, to the U.S. Borrower, at
RXO, Inc.
11215 North Community House Road
Charlotte, NC 28277
Attn: James E. Harris, Chief Financial Officer
Telephone No.: [***]
Email: [***]
with a copy (which shall not constitute notice) to:
Alston & Bird LLP
2200 Ross Avenue, Suite 2300
Attention: Kate Moseley
Telephone No: (214) 922-3434
Email: kate.moseley@alston.com
(iii)    If to any L/C Issuer: See Annex D
(b)    Effectiveness.
(i)    All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, five (5) Business Days after deposit in the mail, (iv) if delivered by facsimile or electronic mail (other than to post to an E-System pursuant to clause (a) above) upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than the U.S. Borrower or the Agent) designated in Section 12.10 to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.
(ii)    The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete in all material respects (to the extent required under the Loan Documents) except as expressly noted in such communication or E-System.
(c)    Each Lender shall notify the Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its lending office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.
12.11    Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
12.12    Counterparts. This Agreement may be executed in any number of separate counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.
12.13    WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO KNOWINGLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS, L/C ISSUERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

12.14    Press Releases and Related Matters. Each Credit Party consents to the publication by the Agent or any Lender of customary advertising material relating to the financing transactions contemplated by this Agreement using the U.S. Borrower’s name, product photographs, logo or trademark. The Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
12.15    Reinstatement. This Agreement shall remain in full force and effect should any petition be filed by or against any Borrower for liquidation or reorganization, should any Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver, interim receiver, receiver and manager or trustee be appointed for all or any significant part of such Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
12.16    Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 12.9 and 12.13, with its counsel.
12.17    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
12.18    Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, such Lender and the Agent may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender and the Agent, as the case may be, to identify the Credit Parties in accordance with the Patriot Act and the Beneficial Ownership Regulation.
12.19    Currency Equivalency Generally; Change of Currency.
(a)    For the purposes of making valuations or computations under this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto), and in particular, without limitation, for purposes of valuations or computations under Sections 2.1, 2.2, 2.3, 4, 6, 7 and 9, unless expressly provided otherwise, where a reference is made to a dollar amount the amount is to be considered as the amount in Dollars and, therefore, each other currency shall be converted into the Dollar Equivalent thereof.

(b)    If at any time following one or more fluctuations in the exchange rate of the Canadian Dollar against the Dollar, the aggregate outstanding principal balance of all Loans and Obligations then outstanding exceeds the Line Cap or any other limitations hereunder based on Dollars, the Credit Parties shall, not later than the next Business Day, make the necessary payments or repayments to reduce such Obligations to an amount necessary to eliminate such excess.
(c)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time specify with the U.S. Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.
12.20    Judgment Currency.
(a)    If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 12.20 referred to as the “Judgment Currency”) an amount due under any Loan Document in Dollars (the “Obligation Currency”), the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such earlier date, or (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 12.20 being hereinafter in this Section 12.20 referred to as the “Judgment Conversion Date”).
(b)    If, in the case of any proceeding in the court of any jurisdiction referred to in Section 12.20(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Credit Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from a Credit Party under this Section 12.20(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.
(c)    The term “rate of exchange” in this Section 12.20 means the rate of exchange at which the Agent would, on the relevant date at or about 1:00 p.m. (New York time), be prepared to sell the Obligation Currency against the Judgment Currency.

12.21    Electronic Transmissions.
(a)    Authorization. Subject to the provisions of Section 12.10(a), each of the Agent, the Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. The U.S. Borrower and each Lender party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the use of Electronic Transmissions.
(b)    Signatures. Subject to the provisions of Section 12.10(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C)(i) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural applicable law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which the Agent, each Lender and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.
(c)    Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 12.10 and this Section 12.21, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by the Agent and Credit Parties in connection with the use of such E-System.
(d)    LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY,

FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each Borrower, each other Credit Party executing this Agreement and each Lender agrees that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
12.22    Independence of Provisions. The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.
12.23    No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Credit Parties, the Lenders, the L/C Issuers, the Agent, the Lead Arrangers, the Senior Managing Agents, for the purposes of Section 2.11, the Indemnified Persons and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent nor any Lender nor any Credit Party (except as otherwise specifically provided under the Loan Documents) shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.
12.24    Relationships between Lenders and Credit Parties. The Credit Parties acknowledge and agree that the Lenders are acting solely in the capacity of an arm’s length contractual counterparty to the Credit Parties with respect to the Loans and other financial accommodations contemplated hereby and not as a financial advisor or a fiduciary to, or an agent of, the Credit Parties or any other Person. Additionally, no Lender is advising the Credit Parties or any other Person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Credit Parties shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Lenders shall have no responsibility or liability to the Credit Parties with respect thereto. Any review by the Lenders of the Credit Parties, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Lenders and shall not be on behalf of the Credit Parties. Each Lender may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates.
12.25    Canadian Anti-Money Laundering Legislation.
(a)    Each Credit Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Secured Parties may be required to obtain, verify and record information regarding the Credit Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Credit Parties, and the transactions contemplated hereby. Each Credit Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Secured Party or any prospective assignee or participant of a

Secured Party, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.
(b)    If the Agent has ascertained the identity of any Credit Party or any authorized signatories of any Credit Party for the purposes of applicable AML Legislation, then the Agent:
(i)    shall be deemed to have done so as an agent for each Secured Party, and this Agreement shall constitute a “written agreement” in such regard between each Secured Party and the Agent within the meaning of the applicable AML Legislation; and
(ii)    shall provide to each Secured Party copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Secured Parties agrees that the Agent has no obligation to ascertain the identity of the Credit Parties or any authorized signatories of the Credit Parties on behalf of any Secured Party, or to confirm the completeness or accuracy of any information it obtains from any Credit Party or any such authorized signatory in doing so.
13.    GUARANTY
13.1    Guaranty.
(a)    Each Credit Party hereby agrees that such Credit Party is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Agent, the Lenders, the Hedge Banks and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Agent and the Secured Parties by each other Credit Party. Each Credit Party agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 13 shall not be discharged until the Termination Date, and that its obligations under this Section 13 shall be absolute and unconditional, irrespective of, and unaffected by,
(i)    the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or Secured Hedge Agreement or any other agreement, document or instrument to which any Credit Party is or may become a party;
(ii)    the absence of any action to enforce this Agreement (including this Section 13) or any other Loan Document or Secured Hedge Agreement or the waiver or consent by the Agent and Lenders or Hedge Banks, as applicable, with respect to any of the provisions thereof;
(iii)    the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by the Agent and Lenders or Hedge Banks in respect thereof (including the release of any such security);

(iv)    the insolvency of any Credit Party;
(v)    any amendment, alteration, novation or variation in any manner and to any extent (and irrespective of the effect of the same on any Guarantor) of any of the Obligations, any liabilities and obligations of any surety, and any security of any one or more of the Secured Parties’ arrangements with the Credit Parties or any other Person; or
(vi)    any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
Each Credit Party shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guarantied hereunder.
(b)    Each Credit Party expressly represents and acknowledges that it is part of a common enterprise with the other Credit Parties and that any financial accommodations by Lenders, Hedge Banks or any of them, to any other Credit Party hereunder and under the other Loan Documents or Secured Hedge Agreements are and will be of direct and indirect interest, benefit and advantage to all Credit Parties.
13.2    Waivers by Credit Parties. Each Credit Party expressly waives, to the extent permitted by law, all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Agent or any other Secured Party to marshal assets or to proceed in respect of the Obligations guarantied hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Credit Party. It is agreed among each Credit Party, the Agent, L/C Issuers, the Lenders and the other Secured Parties that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 13 and such waivers, the Agent, L/C Issuers, Lenders and other Secured Parties would decline to enter into this Agreement. Each Credit Party expressly waives diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of adverse change in any Credit Party’s financial condition or any other fact which might increase the risk to another Credit Party).
13.3    Benefit of Guaranty; Stay of Acceleration. Each Credit Party agrees that the provisions of this Section 13 are for the benefit of the Secured Parties and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Credit Party and the Agent or any other Secured Party, the obligations of such other Credit Party under the Loan Documents or Secured Hedge Agreements.
13.4    Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 13.7, each Credit Party hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Termination Date. Each Credit Party acknowledges and agrees that this subordination is intended to benefit the Agent and the other Secured Parties and shall not limit or otherwise affect such Credit Party’s liability hereunder or the enforceability of this Section 13, and that the Agent, the other Secured Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.4.
13.5    Election of Remedies. If the Agent or any other Secured Party may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving the Agent or such other Secured Party a Lien upon any Collateral, whether owned by any Credit Party or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, the Agent or any other Secured Party may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 13. If, in the exercise of any of its rights and remedies, the Agent or any other Secured Party shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Credit Party hereby consents to such action by the Agent or such other Secured Party and waives any claim based upon such action, even if such action by the Agent or such other Secured Party shall result in a full or partial loss of any rights of subrogation that such Credit Party might otherwise have had but for such action by the Agent or such other Secured Party. Any election of remedies that results in the denial or impairment of the right of the Agent or any other Secured Party to seek a deficiency judgment against any Credit Party shall not impair any other Credit Party’s obligation to pay the full amount of the Obligations. In the event the Agent or any other Secured Party shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, the Agent or such other Secured Party may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by the Agent or such other Secured Party but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether the Agent, other Secured Party or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 13, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which the Agent or any Lender might otherwise be entitled but for such bidding at any such sale.
13.6    Limitation. Notwithstanding any provision herein contained to the contrary, each Credit Party’s liability under this Section 13 shall be limited to an amount not to exceed as of any date of determination the greater of:
(a)    the amount of all Loans advanced to (and Letter of Credit Obligations incurred on behalf of) the U.S. Borrower; and
(b)    the amount that could be claimed by the Agent and the other Secured Parties from such Credit Party under this Section 13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code, under any similar Insolvency Law or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar foreign or domestic statute or common law after taking into account, among other things, such Credit Party’s right of contribution and indemnification from each other Credit Party under Section 13.7.

13.7    Contribution with Respect to Guaranty Obligations.
(a)    To the extent that any Credit Party shall make a payment under this Section 13 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Credit Party, exceeds the amount that such Credit Party would otherwise have paid if each Credit Party had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Credit Party’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each Credit Party as determined immediately prior to the making of such Guarantor Payment, then, following the Termination Date, such Credit Party shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Credit Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(b)    As of any date of determination, the “Allocable Amount” of any Credit Party shall be equal to the maximum amount of the claim that could then be recovered from such Credit Party under this Section 13 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code, under any similar Insolvency Law or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
(c)    This Section 13.7 is intended only to define the relative rights of the Credit Parties and nothing set forth in this Section 13.7 is intended to or shall impair the obligations of the Credit Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of, and subject to the limitations contained in, this Agreement, including Section 13.1. Nothing contained in this Section 13.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.
(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Credit Parties to which such contribution and indemnification is owing.
(e)    The rights of the indemnifying Credit Parties against other Credit Parties under this Section 13.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.
13.8    Liability Cumulative. The liability of each Credit Party under this Section 13 is in addition to and shall be cumulative with all liabilities of such Credit Party to the Agent and Lenders under this Agreement and the other Loan Documents to which such Credit Party is a party or in respect of any Obligations or obligation of the other Credit Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

13.9    [Reserved].
13.10    [Reserved].

13.11    Release of the Borrowers and Guarantors. The Obligations of any Credit Party (other than the Borrowers) shall automatically terminate and be of no further force or effect and such Credit Party shall be automatically released from all obligations under this Agreement and all the Loan Documents upon:
(a)    the sale, disposition, exchange or other transfer (including through merger, consolidation amalgamation or otherwise) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Credit Party is no longer a Restricted Subsidiary), of the applicable Credit Party if such sale, disposition, exchange or other transfer is made in a manner not in violation of this Agreement; provided that, if such transaction would result in the Aggregate Revolving Credit Exposure exceeding the Line Cap on a pro forma basis immediately after giving effect to such transaction, the U.S. Borrower shall have repaid outstanding Loans or cash collateralized Letter of Credit Obligations in the manner set forth in Section 2.2 to the extent required to avoid any such excess, in accordance with Section 2.3(b)(i); or
(b)    [reserved]; or
(c)    such Subsidiary becomes an Excluded Subsidiary (as evidenced by a notice in writing from an Officer of the U.S. Borrower); provided, that no such Subsidiary which becomes an Excluded Subsidiary pursuant to clause (g) of the definition thereof after the Closing Date shall be released pursuant to this clause (c) unless (1) no Event of Default is continuing or would result therefrom and (2) such Subsidiary ceases to be a Wholly Owned Subsidiary as a result of a sale, issuance or transfer of such Subsidiary’s Equity Interests to (A) a person that is not an Affiliate of the U.S. Borrower or (B) an Affiliate of the U.S. Borrower that is a bona fide joint venture and, in the case of both the immediately preceding clause (A) and clause (B), there is a bona fide business purpose for the transaction (other than to release such Subsidiary from its Guarantee) (as reasonably determined by the U.S. Borrower in good faith in consultation with the Administrative Agent); or
(d)    repayment of all of the Loans and termination of all of the Commitments hereunder.
13.12    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion, of such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
13.13    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Secured Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Non-Funding Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 13.13, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
13.14    Secured Hedge Agreements and Bank Products.
(a)    At any time the U.S. Borrower or the applicable Restricted Subsidiary and the applicable counterparty desire that the monetary obligations in respect of a Secured Hedge Agreement between such parties be treated as “Obligations” hereunder with rights in respect of payment of proceeds of the Collateral in accordance with Section 2.9, the U.S. Borrower shall notify the Administrative Agent in writing (in the form attached hereto as Exhibit 13.14(a)) that such Swap Contract is to be a Secured Hedge Agreement so long as such Secured Hedge Agreement is (i) in effect on the Closing Date with a counterparty that is a Hedge Bank or (ii) entered into after the Closing Date with any counterparty that is a Hedge Bank at the time such Secured Hedge Agreement is entered into; provided that that no monetary obligations in respect of any Secured Hedge Agreement shall be treated “Obligations” hereunder or receive any benefit of the designation under this Section 13.14 (x) after the Obligations have been paid in full in cash or (y) if the U.S. Borrower and the applicable counterparty do not notify the Administrative Agent in writing (to be acknowledged by the Administrative Agent) that such Swap Contract is to be a “Secured Hedge Agreement” and be treated as Obligations with respect to the priority of payment of proceeds of the Collateral in accordance with Section 2.9 prior to or within 15 days (or such later date as the Agent may agree in its reasonable discretion) after the U.S. Borrower or any Restricted Subsidiary enters into any Swap Contract, or in the case of any Swap Contracts in effect on the Closing Date or, if later, the date on which a counterparty becomes a Lender pursuant to Section 11, within 15 days (or such later date as the Agent may agree in its reasonable discretion) of the Closing Date or the date such counterparty becomes a Lender pursuant to Section 11 (as applicable) (such date with respect to a Swap Contract, the “Swap Designation Deadline”). If, in any written notification by the Company as set forth above, the U.S. Borrower shall fail to include in such written notice that a Secured Hedge Agreement shall constitute a Secured Hedge Agreement or such written notice is delivered after the Swap Designation Deadline, then such Swap Contract shall not constitute a Secured Hedge Agreement.  If, at any time, a Hedge Bank or any affiliate thereof ceases to be a Lender, then all Swap Contracts of such Hedge Bank shall cease to be Secured Hedge Agreements at such time.
(b)    Until such time as the U.S. Borrower delivers (and the Administrative Agent acknowledges) such notice as described in Section 13.4(a) above, such Swap Contract shall not constitute a Secured Hedge Agreement.  Notwithstanding any such designation of a Swap Contract as a Secured Hedge Agreement, no provider or holder of any such Secured Hedge Agreement shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider of such agreements or the Obligations owing thereunder, nor shall their consent be required (other than in their capacities as a Lender to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including, without limitation, as to any matter relating to the Collateral or the release of Collateral or Guarantors.  The Agent accepts no responsibility and shall have no liability for (i) at any time, determining which Hedge Banks hold, or which obligations under Swap Contracts constitute, Secured Hedging Obligations or Obligations or (ii) the calculation of the exposure owing by the Credit Parties under any such Secured Hedge Agreement, and shall be entitled in all cases to rely on the applicable counterparty and the U.S. Borrower or the applicable Restricted Subsidiary party to such agreement for the calculation thereof.  Such counterparty and the U.S. Borrower or the applicable Restricted Subsidiary party to any such agreement each agrees to provide the Administrative Agent with the calculations of all such exposures and reserves, if any, at such times as the Administrative Agent shall reasonably request, and in any event, not less than monthly (unless otherwise agreed to by the Administrative Agent).
(c)    At any time the U.S. Borrower or the applicable Restricted Subsidiary and the applicable counterparty desire that the monetary obligations in respect of a Bank Product Documents between such parties be treated as “Bank Products Obligations” and “Obligations” hereunder with rights in respect of payment of proceeds of the Collateral in accordance with Section 2.9, the U.S. Borrower shall notify the Administrative Agent in writing (in the form attached hereto as Exhibit 13.14(c)) that such Bank Product Documents is to be a “Bank Product Obligations” and “Obligations”, so long as such Bank Product Documents are (i) in effect on the Closing Date with a counterparty that is the Agent, a Lender or an Affiliate or branch of the Agent or any Lender, (ii) in effect on the date on which a counterparty becomes a Lender pursuant to Section 11 or (iii) entered into after the Closing Date with any counterparty that is the Agent, a Lender or an Affiliate or branch of the Agent or any Lender at the time such Bank Product Documents are entered into; provided that that no monetary obligations in respect of any Bank Product Documents shall be treated as “Bank Product Obligations” or “Obligations” hereunder or receive any benefit of the designation under this Section 13.14 (x) after the Obligations are paid in full in cash or (y) if the U.S. Borrower and the applicable counterparty do not notify the Administrative Agent in writing (to be acknowledged by the Administrative Agent) that such monetary obligations in respect of such Bank Products Documents are to be “Bank Product Obligations” and be treated as Obligations with respect to the priority of payment of proceeds of the Collateral in accordance with Section 2.9 prior to or within 15 days (or such later date as the Agent may agree in its reasonable discretion) after the U.S. Borrower or any Restricted Subsidiary enters into any Bank Product Document, or in the case of any Bank Product Documents in effect on the Closing Date or, if later, the date on which a counterparty becomes a Lender pursuant to Section 11, within 15 days (or such later date as the Agent may agree in its reasonable discretion) of the Closing Date or the date such counterparty becomes a Lender pursuant to Section 11 (as applicable) (such date with respect to Bank Products Obligations, the “Bank Products Designation Deadline”). If, in any written notification by the Company as set forth above, the U.S. Borrower shall fail to include in such written notice that monetary obligations in respect of a Bank Products Document be treated as “Bank Products Obligations” or such written notice is delivered after the Bank Products Designation Deadline, then such monetary obligations shall not constitute Bank Products Obligations. If, at any time, a counterparty to any applicable Bank Product Documents or any affiliate thereof ceases to be a Lender, then all such Bank Product Obligations of such person shall cease to be “Obligations” and “Bank Product Obligations” hereunder at such time.
(d)    Until such time as the U.S. Borrower delivers (and the Administrative Agent acknowledges) such notice as described in Section 13.14(c) above, any Bank Product Documents shall not constitute a “Bank Product Documents” hereunder and the obligations thereunder shall not constitute “Obligations” or “Bank Product Obligations”.  Notwithstanding any such designation of a Bank Product Documents as such hereunder, no provider or holder of any such Bank Products shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider of such agreements or the Obligations owing thereunder, nor shall their consent be required (other than in their capacities as a Lender to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including, without limitation, as to any matter relating to the Collateral or the release of Collateral or Subsidiary Guarantors.  The Administrative Agent accepts no responsibility and shall have no liability for (i) at any time, determining which Lenders or branches or Affiliates thereof hold, or which Bank Product Obligations constitute, Obligations or (ii) the calculation of the exposure owing by the Credit Parties under any such Bank Product Documents, and shall be entitled in all cases to rely on the applicable counterparty and the applicable Restricted Subsidiary party to such agreement for the calculation thereof.  Such counterparty and the applicable Restricted Subsidiary party to any such agreement each agrees to provide the Administrative Agent with the calculations of all such exposures and reserves, if any, at such times as the Administrative Agent shall reasonably request, and in any event, not less than monthly (unless otherwise agreed to by the Administrative Agent).
13.15    Additional Borrowers. Upon the request of the U.S. Borrower from time to time, any direct or indirect Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary (including any such Subsidiary that is already a Guarantor at such time) may become a Borrower hereunder, effective upon the execution and delivery to the Agent by such Wholly Owned Restricted Subsidiary, of (i) an instrument of accession or joinder to this Agreement, (ii) any other Collateral Documents and other documents that such Domestic

Subsidiary would be required to deliver pursuant to Section 6.12 if it were becoming a Guarantor (with such modifications thereto as are reasonably necessary to accommodate such Subsidiary becoming a Borrower and not a Guarantor) as may be reasonably requested by the Agent and (iii) all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case to the extent requested by the Agent and the Lenders from the U.S. Borrower.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.
RXO, INC.,
as the U.S. Borrower

By:    /s/ Jamie Harris
Name:     Jamie Harris
Title:     Chief Financial Officer
RXO CAPACITY SOLUTIONS INC.,
as a Canadian Borrower

By:    /s/ Jeffrey Firestone
Name: Jeffrey Firestone
Title: Senior Vice President and Secretary
RXO LAST MILE CANADA INC.,
as a Canadian Borrower

By:    /s/ Jeffrey Firestone
Name: Jeffrey Firestone
Title:     Senior Vice President and Secretary
CREDIT PARTIES:
RXO CORPORATE SOLUTIONS, LLC,

By:    /s/ Jamie Harris
    Name: Jamie Harris
    Title:     Chief Financial Officer

[Signature Page to Credit Agreement]

RXO CAPACITY SOLUTIONS, LLC,
By:    /s/ Jamie Harris
    Name: Jamie Harris
    Title:     Chief Financial Officer

RXO NLM, LLC,
By:    /s/ Jamie Harris
    Name: Jamie Harris
    Title:     Chief Financial Officer

BOUNCE LOGISTICS, LLC
By:    /s/ Jamie Harris
Name: Jamie Harris
Title:     Chief Financial Officer
RXO DEDICATED, LLC
By:    /s/ Jamie Harris
    Name: Jamie Harris
    Title:     Chief Financial Officer
RXO EXPRESS, LLC
By:    /s/ Jamie Harris
    Name: Jamie Harris
    Title:     Chief Financial Officer
RXO AIR TRANSPORT, LLC
By:    /s/ Jamie Harris
    Name: Jamie Harris
    Title:     Chief Financial Officer

[Signature Page to Credit Agreement]

RXO FREIGHT FORWARDING, INC.
By:    /s/ Jamie Harris
    Name: Jamie Harris
    Title:     Chief Financial Officer
RXO CUSTOMS CLEARANCE
SOLUTIONS, LLC
By:    /s/ Jamie Harris
    Name: Jamie Harris
    Title:     Chief Financial Officer
RXO LAST MILE, INC.
By:    /s/ Jamie Harris
    Name: Jamie Harris
    Title: Chief Financial Officer
RXO COURIER, LLC
By:    /s/ Jamie Harris
    Name: Jamie Harris
    Title:     Chief Financial Officer
RXO MANAGED TRANSPORT, LLC
By:    /s/ Jamie Harris
    Name: Jamie Harris
    Title:     Chief Financial Officer
JACOBSON TRANSPORTATION COMPANY, INC.
By:    /s/ Jamie Harris
    Name: Jamie Harris
    Title:     Chief Financial Officer
[Signature Page to Credit Agreement]

JACOBSON LOGISTICS COMPANY, L.C.
By:    /s/ Jamie Harris
    Name: Jamie Harris
    Title:     Chief Financial Officer
COYOTE LOGISTICS, LLC
By:    /s/ Jamie Harris
    Name: Jamie Harris
    Title:     Chief Financial Officer
RXO LAST MILE HOLDING, INC.
By:    /s/ Jamie Harris
    Name: Jamie Harris
    Title:     Chief Financial Officer
COYOTE LOGISTICS MIDCO, INC.
By:    /s/ Jamie Harris
    Name: Jamie Harris
    Title:     Chief Financial Officer
[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A.,
as the Agent, a Lender, the Swing Line Lender and an L/C Issuer

By:    /s/ James Foley
Name: James Foley
Title:     Senior Vice President
[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A. – CANADA BRANCH,
as the Canadian Swing Line Lender

By: /s/ Davood Ashrafi
Name: Davood Ashrafi
Title: Assistant Vice President

[Signature Page to Credit Agreement]

Citibank N.A.,
as a Lender and an L/C Issuer

By: /s/ William Moul
Name: William Moul
Title: Authorized Signatory

[Signature Page to Credit Agreement]

BARCLAYS BANK PLC,
as a Lender

By: /s/ Charlene Saldanha
Name: Charlene Saldanha
Title: Director

[Signature Page to Credit Agreement]

Wells Fargo Bank N.A.,
as a Lender

By: /s/ Andrew Dilley
Name: Andrew Dilley
Title: Authorized Signatory

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA,
as a Lender

By: /s/ Jonathan Dworkin
Name: Jonathan Dworkin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A.,
as a Lender

By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Credit Agreement]

THE BANK OF NOVA SCOTIA,
as a Lender

By: /s/ Kevin D. McCarthy
Name: Kevin McCarthy
Title: Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By: /s/ Michael Mastronikolas
Name: Michael Mastronikolas
Title: Vice President

[Signature Page to Credit Agreement]

U.S. Bank National Association,
as a Lender and an L/C Issuer

By: /s/ Daniel Yu
Name: Daniel Yu
Title: Senior Vice President

[Signature Page to Credit Agreement]

TRUIST BANK,
as a Lender

By: /s/ Elizabeth H. Riley
Name: Elizabeth H. Riley
Title: Vice President

[Signature Page to Credit Agreement]

Regions Bank,
as a Lender

By: /s/ Jonathan Green
Name: Jonathan Green
Title: Director

[Signature Page to Credit Agreement]

ANNEX A
TO
CREDIT AGREEMENT
CASH MANAGEMENT SYSTEM
Each Borrower shall, and shall cause each other Credit Party to, establish and maintain the Cash Management Systems described below:
(a)    From and after the Closing Date and until the Termination Date, the Borrowers and the other Credit Parties shall (i) establish lock boxes (“Lock Boxes”) or at the Agent’s discretion, blocked accounts (“Blocked Accounts”) at one or more of the banks set forth in Schedule 4.19, and shall request in writing that all Account Debtors forward payment directly to such Lock Boxes, and (ii) deposit and cause the other Credit Parties to deposit or cause to be deposited promptly, in accordance with historical practices (but in any event no later than the fifth (5th) Business Day after the date of receipt thereof), all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral other than Term Priority Collateral (whether or not otherwise delivered to a Lock Box) into one or more Blocked Accounts in such Credit Parties’ name and at (x) a bank identified in Schedule 4.19 or (y) at other banks in accordance with (d) below (each, a “Relationship Bank”); provided that the Borrowers may establish an account for the purpose of receiving and holding solely the proceeds of Term Priority Collateral (the “Term Collateral Account”), it being understood that nothing herein shall require any Borrower to keep proceeds of Term Priority Collateral segregated from proceeds of other Collateral. On or before the Closing Date, the Borrowers and the other Credit Parties shall have established one or more concentration accounts in such Credit Parties’ name (each a “Concentration Account” and collectively, the “Concentration Accounts”) at (x) the bank or banks that shall be designated as the Concentration Account bank for each such Credit Party in Schedule 4.19 or (y) at other banks in accordance with (d) below (each a “Concentration Account Bank” and collectively, the “Concentration Account Banks”).
(b)    The Credit Parties may maintain, in their respective name, an account (each a “Disbursement Account” and collectively, the “Disbursement Accounts”) at a bank reasonably acceptable to the Agent into which the Agent shall, from time to time, deposit proceeds of Revolving Credit Advances and Swing Line Advances made to any Borrower pursuant to Section 2.1 for use by such Borrower solely in accordance with the provisions of Section 2.4.
(c)    On or before the ninetieth day (90th day) following the Closing Date (as may be extended by the Agent in its reasonable discretion) or within forty-five (45) days of opening of any new Lock Box, Blocked Account, Concentration Account or Disbursement Account (as may be extended by the Agent in its reasonable discretion), as applicable, each bank where a Lock Box is maintained, each bank where a Blocked Account is maintained, each Concentration Account Bank, each bank where a Disbursement Account is maintained and all other Relationship Banks, shall have entered into tri-party deposit account control agreements (“Control Agreements”) (other than with respect to (i) any payroll, withholding tax or other employee wage and benefit account so long as such account is funded only to the extent of payroll, employee wages or benefits; (ii) escrow, fiduciary or other trust accounts; (iii) tax accounts, including, without limitation, sales tax accounts and escrow accounts; (iv) accounts which are used solely to make disbursements and (v) any other accounts that do not have a daily balance in excess of $10,000,000 collectively or in respect of which only proceeds of debt incurrences, in each case, that are not proceeds of ABL Priority Collateral are deposited and (vi) any Term Collateral Account) ((i)-(vi), collectively, the “Excluded Accounts”) with the Agent, for the benefit of itself and Lenders, and the applicable Credit Party with respect to such accounts of the Credit Parties, in form and substance reasonably acceptable to the Agent, which shall become operative on or before the ninetieth (90th) day following the Closing Date (as may be extended by the Agent in its reasonable discretion). With respect to any Concentration Account or Disbursement Account, the Agent shall only give a notice (an “Activation Notice”) at such time in which a Cash Dominion Period exists (an “Activation Event”). Upon the termination (or waiver) of any Cash Dominion Period, the Agent shall terminate such Activation Notice unless and until a subsequent Activation Event shall occur.
(d)    So long as no Event of Default has occurred and is continuing, the Credit Parties may add or replace a Relationship Bank, Lock Box or Blocked Account or replace any Concentration Account or any Disbursement Account. The Credit Parties shall close any of their accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within sixty (60) days (as may be extended by the Agent in its discretion) following notice from the Agent that the creditworthiness (as determined by the Agent in its Permitted Discretion) of any bank holding an account is no longer acceptable in the Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days (as may be extended by the Agent in its discretion) following notice from the Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or Lock Boxes of the bank holding such accounts or the Agent’s liability under any tri-party blocked account agreement with such bank is no longer acceptable in the Agent’s reasonable judgment; provided that such bank shall have a period of thirty (30) days from the date of such notice from the Agent to the Credit Parties to remedy the creditworthiness issues, in the Permitted Discretion of the Agent, and if such issues are not resolved, in the Permitted Discretion of the Agent, then the Credit Parties shall have sixty (60) days (as may be extended by the Agent in its Permitted Discretion) following the expiration of the thirty (30) days or determination by the Agent that the creditworthiness issues have not been resolved (whichever is shorter) to move such accounts.
(e)    The Lock Boxes, Blocked Accounts, Disbursement Accounts and the Concentration Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which a Credit Party shall have granted a Lien to the Agent, on behalf of itself and the Secured Parties, pursuant to the Security Agreement or the Canadian Security Agreement.
(f)    All amounts deposited in the Collection Account during a Cash Dominion Period shall be deemed received by the Agent in accordance with Section 2.8 and shall be applied (and allocated) by the Agent in accordance with Section 2.9. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.
(g)    Each Credit Party shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Credit Party to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by such Credit Party or any such Related Person representing proceeds of Accounts, and (ii) within five (5) Business Days after receipt by such Credit Party or any such Related Person of any checks, cash or other items of payment, deposit the same into a Blocked Account of such Credit Party. Each Credit Party acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of ABL Priority Collateral are part of the Accounts, and each such item constituting proceeds of ABL Priority Collateral are a part of the ABL Priority Collateral. Subject to any Applicable Intercreditor Agreement, all proceeds of the sale or other disposition of ABL Priority Collateral shall be deposited directly into the applicable Blocked Accounts unless transferred directly to Agent and applied toward repayment of the Loans in accordance with this Agreement, it being understood that proceeds of Term Priority Collateral may be deposited in the Term Collateral Account.

ANNEX C
TO
CREDIT AGREEMENT

COMMITMENTS

Lender	Commitment
Bank of America, N.A.	$82,500,000
Citibank N.A.	$60,000,000
Barclays Bank Plc	$42,500,000
Wells Fargo Bank N.A.	$42,500,000
Goldman Sachs Bank USA	$42,500,000
Morgan Stanley Bank, N.A.	$42,500,000
The Bank of Nova Scotia	$27,500,000
JPMorgan Chase Bank, N.A.	$27,500,000
U.S. Bank National Association	$27,500,000
Truist Bank	$27,500,000
Regions Bank	$27,500,000
Total	$450,000,000

ANNEX D
TO
CREDIT AGREEMENT

L/C ISSUER FRONTING SUBLIMIT AMOUNTS

L/C Issuer	Fronting Sublimit
Bank of America, N.A.	$35,000,000
Citibank N.A.	$35,000,000
US Bank, N.A.	$30,000,000
Total	$100,000,000

L/C NOTICE INFORMATION
Bank of America:
Bank of America, N.A.
701 B. Street, Suite 2300
San Diego, CA 92101
Attn: JoAnn M. Regina
Phone: [***]
Email: [***]

Citibank:
Citibank, N.A., as LC Issuer
6460 LAS COLINAS BLVD – 02
Irving TX - Texas US 75039
Attention: CCB Ops
Phone: [***]
Email: clo.cbgdlo@citi.com
CC: [***]

US Bank:
U.S. Bank National Association
1200 Energy Park Drive
St. Paul, MN 55108
Attn: Global Trade & Standby Services, EP-MN-O1ID
Email: GTSSNewStandbyLCRequests@usbank.com